As filed with the Securities and Exchange Commission on December 17, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
F.N.B. CORPORATION
(Exact name of registrant as specified in its charter)

Florida	6711	25-1255406

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Stephen J. Gurgovits
President and Chief Executive Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Frederick W. Dreher, Esq.	Lawrence R. Wiseman, Esq.
John W. Kauffman, Esq.	Francis E. Dehel, Esq.
Duane Morris LLP	Blank Rome LLP
30 South 17th Street	One Logan Square
Philadelphia, PA 19103	130 North 18th Street
Telephone: 215-979-1234	Philadelphia, PA 19103
Fax: 215-979-1213	Telephone: 215-569-5500
Fax: 215-569-5555
Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of Omega Financial Corporation with and into Registrant.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Proposed
maximum
		offering	Proposed maximum	Amount of
Title of each class of	Amount to be	price	aggregate	registration
securities to be registered	registered (1)	per unit	offering price	fee
Common Stock, $.01 par value	26,600,000 shares	N/A	$365,059,348 (2)	$11,207.32

(1)	Reflects the estimated maximum number of shares of the Registrant’s common stock that may be issued in connection with the proposed merger of Omega Financial Corporation with and into the Registrant.

(2)	Computed, in accordance with Rules 457(c) and 457(f)(1), as the product of (x) the average of the high and low sale prices per share of the common stock of Omega Financial Corporation as reported on the Nasdaq Global Select Market on December 14, 2007 multiplied by (y) the estimated maximum number of shares of Omega Financial Corporation common stock to be received by the Registrant in exchange for the securities registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. F.N.B. Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this joint proxy statement/prospectus until the registration statement filed with the SEC is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 17, 2007

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

     The boards of directors of F.N.B. Corporation and Omega Financial Corporation each have unanimously approved a strategic merger that will enhance the competitive position of the combined companies in Pennsylvania. The merger is structured so that FNB will be the surviving company. FNB will issue approximately 26,600,000 shares of its common stock in connection with the merger, including shares issuable upon exercise of outstanding Omega stock options and shares subject to Omega restricted stock units. After completion of the merger, we expect that current FNB shareholders will, as a group, own approximately 70% of the combined companies and Omega shareholders will, as a group, own approximately 30% of the combined companies.
     If the merger is completed, Omega shareholders will have the right to receive 2.022 shares of FNB common stock for each share of Omega common stock held immediately prior to the merger plus cash in lieu of any fractional share interests. FNB shareholders will continue to own their existing FNB common stock. The following table shows the closing sales price of FNB common stock as reported by the New York Stock Exchange, or NYSE, and the closing sales price of Omega common stock as reported by the Nasdaq Global Select Market on November 8, 2007, the last trading day before we announced the merger, and on                                                              , 2008, the last practicable trading day before the distribution of this joint proxy statement/prospectus. This table also shows the pro forma equivalent value of the merger consideration proposed for each share of Omega common stock, which we calculated by multiplying the closing price of FNB common stock on those dates by 2.022, the exchange ratio in the merger.

Pro Forma Equivalent
	FNB	Omega	Value Per Share of
	Common Stock	Common Stock	Omega Common Stock
At November 8, 2007	$15.40	$26.22	$31.14
At __________ __, 2008	$	$	$

     The market price of FNB common stock may fluctuate up or down prior to the merger, which will result in corresponding fluctuations in the pro forma equivalent value per share of Omega common stock. The exchange ratio of 2.022 shares of FNB common stock for each share of Omega common stock is fixed. The exchange ratio will not change if the stock prices of Omega or FNB change. You should obtain current market quotations for the shares of both companies.
     We expect that the merger will generally be tax free to Omega shareholders, except for taxes on cash received by Omega shareholders instead of receiving fractions of shares of FNB common stock.
     We cannot complete the merger unless the shareholders of both companies approve and adopt the merger agreement. Each of us will hold a special meeting of our shareholders to vote on the merger agreement. Your vote is important. Whether or not you plan to attend your special meeting of shareholders, please take the time to vote your shares in accordance with the instructions contained in this joint proxy statement/prospectus. Only shareholders of record of FNB common stock and Omega common stock as of ___, 2008 are entitled to attend and vote at the respective special meetings. The places, dates and times of the special meetings are as follows:

For FNB Shareholders:	For Omega Shareholders:
, 2008	, 2008
local time	local time

FNB Technology Center Board Room	Ramada Inn
4140 East State Street	1450 South Atherton Street
Hermitage, Pennsylvania	State College, Pennsylvania

The FNB board of directors unanimously recommends that FNB shareholders vote FOR the approval and adoption of the merger agreement.	The Omega board of directors unanimously recommends that Omega shareholders vote FOR the approval and adoption of the merger agreement.

     The accompanying joint proxy statement/prospectus describes the special meetings, the merger agreement, the documents related to the merger and certain other matters. We recommend that you carefully read this joint proxy statement/prospectus, including the considerations discussed under “Risk Factors Relating to the Merger” beginning on page ___. You can also obtain information about FNB and Omega from documents that each of us has filed with the Securities and Exchange Commission.
Sincerely,

Stephen J. Gurgovits,	Donita R. Koval,
President and Chief Executive Officer	President and Chief Executive Officer
F.N.B. Corporation	Omega Financial Corporation

FNB common stock is quoted on the NYSE under the symbol “FNB.” Omega common stock is quoted on the
Nasdaq Global Select Market under the symbol “OMEF.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the FNB common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of FNB common stock are not savings or deposit accounts or other obligations of any bank or savings association and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is __________ __, 2008, and it is first being mailed or otherwise delivered to FNB’s shareholders and Omega’s shareholders on or about __________ __, 2008.

One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                                                              , 2008

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of F.N.B. Corporation (“FNB”) will be held at ___, prevailing time, on ___, ___, 2008 at the F.N.B. Technology Center Board Room, 4140 East State Street, Hermitage, Pennsylvania, to consider the following matters, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:
(1)	a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 8, 2007, between FNB and Omega Financial Corporation (“Omega”) pursuant to which Omega will merge with and into FNB and FNB will issue up to 26,600,000 shares of FNB common stock pursuant to the merger agreement;

(2)	a proposal to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal; and

(3)	to transact such other business as may be properly presented for action at the special meeting and any adjournment, postponement or continuation of the special meeting.
     FNB has fixed the close of business on ___, 2008 as the record date for the determination of FNB shareholders entitled to notice of, and to vote at, the FNB special meeting and any adjournment, postponement or continuation of the FNB special meeting. A list of FNB shareholders entitled to vote at the FNB special meeting will be available for examination by any FNB shareholder for any purpose related to the FNB special meeting during normal business hours for ten days prior to the FNB special meeting at FNB’s offices at One F.N.B. Boulevard, Hermitage, Pennsylvania.

     FNB’s board of directors has unanimously approved the merger agreement whereby Omega will merge with and into FNB and FNB will issue shares of FNB common stock as provided in the merger agreement. FNB’s board of directors recommends that FNB shareholders vote FOR the merger proposal and FOR the adjournment proposal.
     FNB’s board of directors requests that you submit your proxy, whether or not you expect to attend the FNB special meeting in person. If you attend the FNB special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Stephen J. Gurgovits,
President and Chief Executive Officer
Hermitage, Pennsylvania
                                                             , 2008

366 Walker Drive
State College, Pennsylvania 16801

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD __________ __, 2008

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Omega Financial Corporation (“Omega”) will be held at ___, prevailing time, on ___, ___, 2008 at the Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania, to consider and vote upon the following matters, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:
(1)	a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 8, 2007, between F.N.B. Corporation (“FNB”) and Omega, pursuant to which Omega will merge with and into FNB and each outstanding share of Omega common stock will be converted into 2.022 shares of FNB common stock as described in greater detail in the accompanying joint proxy statement/prospectus;

(2)	a proposal to approve the adjournment of the special meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal; and

(3)	to transact such other business as may be properly presented for action at the special meeting and any adjournment, postponement or continuation of the special meeting.
     Omega has fixed the close of business on ___, 2008 as the record date for the determination of Omega shareholders entitled to notice of, and to vote at, the special meeting and any adjournment, postponement or continuation of the Omega special meeting. We cannot complete the merger unless Omega shareholders vote to approve and adopt the merger agreement. The directors of Omega, who collectively hold approximately [ ]% of the outstanding Omega common stock, have entered into voting agreements with FNB and have agreed to vote FOR the approval and adoption of the merger agreement. Holders of Omega common stock have no dissenters rights under Pennsylvania law in connection with the merger.

     If the Omega special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum of Omega’s shareholders for the purpose of acting upon any matter set forth in this notice of special meeting.
     Omega’s board of directors has unanimously approved the merger agreement and recommends that Omega shareholders vote FOR approval and adoption of the merger agreement and FOR the adjournment of the Omega special meeting, if necessary.
     Whether or not you expect to attend the Omega special meeting in person, you are urged to vote.
     If your stock is registered in your name, you may vote by mail, telephone or electronically through the internet, by following the instructions included with your proxy card. Please check your proxy card for instructions on all three options. If you vote by telephone or electronically through the internet, you do not need to return your proxy card. If your shares are registered in the name of your broker, bank or other nominee, please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the internet. If you vote by mail, please sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States. If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the approval and adoption of the merger agreement and FOR the adjournment of the Omega special meeting, if necessary.
     If you attend the Omega special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     Please do not send any stock certificates at this time. Thank you for your cooperation.

By Order of the Board of Directors,

Donita R. Koval,
President and Chief Executive Officer
State College, Pennsylvania
___, 2008

REFERENCE TO ADDITIONAL INFORMATION
     This joint proxy statement/prospectus incorporates important business and financial information about FNB and Omega from documents that are not included in or delivered with this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus, without charge, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

F.N.B. Corporation:	Omega Financial Corporation:

F.N.B. Corporation	Omega Financial Corporation
One F.N.B. Boulevard	366 Walker Drive
Hermitage, Pennsylvania 16148	State College, Pennsylvania 16801
Attention: David B. Mogle	Attention: Daniel L. Warfel
Telephone: (724) 983-3431	Telephone: (814) 231-7680
In order to ensure timely delivery of the documents, any requests should be made by                                         .

(i)

(ii)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
     Q. What matters will be considered at the special meetings?
     A. At the FNB special meeting, FNB shareholders will be asked to vote in favor of the proposal to approve and adopt the merger agreement between FNB and Omega pursuant to which FNB will issue up to 26,600,000 shares of FNB common stock pursuant to the merger agreement. The proposal to approve and adopt the merger agreement at the FNB special meeting is sometimes referred to as the FNB merger proposal in this joint proxy statement/prospectus. FNB shareholders will also be asked to vote in favor of a proposal to adjourn the FNB special meeting, if necessary, to solicit additional proxies if FNB has not received sufficient votes to approve and adopt the FNB merger proposal at the FNB special meeting. The proposal to authorize an adjournment of the FNB special meeting, if necessary, is sometimes referred to as the FNB adjournment proposal in this joint proxy statement/prospectus.
          At the Omega special meeting, Omega shareholders will be asked to vote in favor of the proposal to approve and adopt the merger agreement between FNB and Omega. The proposal to approve and adopt the merger agreement at the Omega special meeting is sometimes referred to as the Omega merger proposal in this joint proxy statement/prospectus. Omega shareholders will also be asked to vote in favor of a proposal to adjourn the Omega special meeting, if necessary, to solicit additional proxies if Omega has not received sufficient votes to approve and adopt the Omega merger proposal at the Omega special meeting. The proposal to authorize an adjournment of the Omega special meeting, if necessary, is sometimes referred to as the Omega adjournment proposal in this joint proxy statement/prospectus.
     Q. What will I receive upon consummation of the merger?
     A. Upon consummation of the merger, each Omega shareholder will have the right to receive 2.022 shares of FNB common stock in exchange for each share of Omega common stock. Cash will be paid in lieu of fractional shares of FNB.
          Omega stock options will be converted into FNB stock options at the exchange ratio for Omega common stock with an adjusted exercise price. See page ___ for more information regarding the treatment of Omega stock options. Each holder of an outstanding Omega restricted stock unit will receive 2.022 shares of FNB common stock for each share of Omega common stock subject to such Omega restricted stock unit. See page ___ for more information regarding the treatment of Omega restricted stock units.
          FNB shareholders will continue to own their existing shares.

     Q. What do I need to do now?
     A. You should first carefully read this joint proxy statement/prospectus, including the appendices and the documents we incorporate by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” in this joint proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.
     Q. How do I vote my shares?
     A. If you are a registered shareholder of FNB or Omega (that is, if your stock is registered in your name), you may attend your special meeting and vote in person or vote by proxy. You may vote by proxy by telephone, electronically through the internet or by mail by following the instructions included with your proxy card. The deadline for registered shareholders to vote telephonically or electronically through the internet is ___, eastern standard time, on ___, 2008.
          We encourage FNB and Omega shareholders to take advantage of these ways to vote their shares on the matters to be covered at their respective special meetings. The following summary describes the three voting methods registered shareholders may use to vote by proxy.
          Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control numbers, which are located on your proxy card and then follow the directions given.
          Vote electronically through the internet — use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control numbers, which are located on your proxy card to create and submit an electronic ballot.
          Vote by mail — mark, sign and date your proxy card and return such card in the postage-paid envelope we have provided you.
          If you vote by telephone or electronically through the internet, you do not need to return your proxy card.
          Please note that although there is no charge to you for voting by telephone or electronically through the internet, there may be costs associated with electronic access such as usage charges for internet service providers and telephone companies. Neither FNB nor Omega covers these costs; they are solely your responsibility. The telephone and internet voting procedures available to you are valid forms of granting proxies under the Pennsylvania Business Corporation Law, or PBCL, and the Florida Business Corporation Act, or FBCA.

          If you hold your shares through a broker, bank, or other nominee, please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the internet.
     Q. What if I do not specify how I want my shares voted?
     A. If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the proxy card will vote your shares:
•	FOR the approval and adoption of the merger agreement; and

•	FOR the adjournment of the FNB special meeting or the Omega special meeting, as applicable, if necessary.
          Neither FNB’s nor Omega’s board of directors currently intends to bring any other proposals to their respective special meetings. If other proposals requiring a vote of shareholders are brought before your special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in their judgment.
     Q. What if I fail to instruct my broker?
     A. Brokers may not vote shares of the common stock that they hold for the benefit of another person either for or against the approval of the matters to be voted upon at the special meetings, without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, your votes will not be cast.
          If you are a holder of FNB common stock, please note that if you fail to vote on the FNB merger proposal or you fail to direct your broker how to vote on the FNB merger proposal, then your shares will not be deemed “cast” for voting purposes, and it will be more difficult for FNB to satisfy the NYSE requirement that the total votes cast on the FNB merger proposal must represent over 50% of all shares of FNB common stock entitled to vote on the FNB merger proposal.
     Q. May I change my vote after I have voted?
     A. Yes. You may revoke your proxy at any time before the vote is taken at your special meeting. If you are a shareholder of record, you may revoke your proxy by:
•	submitting written notice of revocation to FNB’s or Omega’s corporate secretary prior to the voting of that proxy at your respective special meeting;

•	submitting a later dated proxy by telephone, internet or mail; or

•	voting in person at your respective special meeting.
          However, simply attending your special meeting without voting will not revoke an earlier proxy.
          If your shares are held in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.
     Q. If I own shares of both FNB and Omega should I vote only once?
     A. No. If you own shares of both companies, you will receive separate proxy cards for each shareholders meeting. It is important that you vote at both shareholders meetings, so please submit a proxy for each meeting by telephone, internet or mail.
     Q. When do you expect to complete the merger?
     A. FNB and Omega anticipate that they will complete the merger early in the second quarter of 2008. However, FNB and Omega cannot assure you when or if the merger will occur. FNB and Omega must first obtain the approval of FNB’s and Omega’s shareholders to complete the merger. FNB and Omega must also obtain the requisite regulatory approvals to complete the merger.
     Q. Should I send my stock certificates now?
     A. No. Holders of Omega common stock should not submit their Omega stock certificates at this time. After the merger is completed, FNB will send you instructions for exchanging Omega stock certificates for FNB stock certificates. FNB shareholders do not need to exchange or take any other action regarding their FNB common stock in connection with the merger.
     Q. Who can help answer my questions?
     A. Omega shareholders who have additional questions about the merger or who would like additional copies of this joint proxy statement/prospectus should call Daniel L. Warfel, Omega’s Chief Financial Officer, at (814) 231-7680.
          FNB shareholders who have additional questions about the merger or who would like additional copies of this joint proxy statement/prospectus should call David B. Mogle, FNB’s Corporate Secretary, at (724) 983-3431.

SUMMARY
     This summary highlights selected information from this joint proxy statement/prospectus. While this summary describes the material aspects of the proposals to be voted upon by Omega shareholders and FNB shareholders at their respective special meetings that you should consider in your evaluation of the transactions described in this joint proxy statement/prospectus, the summary does not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus and its appendices in order to understand fully the merger. See “Where You Can Find More Information” on page ___. In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.
     Throughout this joint proxy statement/prospectus, “Omega” refers to Omega Financial Corporation, “Omega Bank” refers to Omega Bank, Omega’s bank subsidiary, “FNB” refers to F.N.B. Corporation, and “FNB Bank” refers to First National Bank of Pennsylvania, FNB’s bank subsidiary. Also, we refer to the merger between Omega and FNB as the “merger,” and the agreement and plan of merger dated as of November 8, 2007 between Omega and FNB as the “merger agreement.”
     Omega provided the information contained in this joint proxy statement/prospectus with respect to Omega and FNB provided the information in this joint proxy statement/prospectus with respect to FNB.
The Parties
FNB and FNB Bank (Page )
     FNB is a $6.1 billion diversified financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and FNB’s insurance agency, consumer finance, trust company and merchant banking subsidiaries. FNB Bank has 155 banking offices in Western Pennsylvania and Eastern Ohio, one loan production office in Pennsylvania, one loan production office in Tennessee and five loan production offices in Florida and maintains seven insurance agency locations. Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee. Another FNB subsidiary, First National Trust Company, has approximately $1.8 billion of assets under management. FNB Capital Corporation offers financing options for small- to medium-sized businesses that need financial assistance beyond the parameters of typical commercial bank lending products.
     The principal executive offices of FNB and FNB Bank are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. FNB’s telephone number is (724) 981-6000 and FNB’s website address is www.fnbcorporation.com. The information on FNB’s website is not a part of this joint proxy statement/prospectus.

Omega and Omega Bank (Page )
     Omega is a $1.8 billion Pennsylvania business corporation that is registered as a bank holding company and has elected to be a financial holding company under the Bank Holding Company Act of 1956, as amended, or the BHCA. Omega’s principal subsidiary is Omega Bank, a Pennsylvania-chartered banking institution whose deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits.
     Omega Bank currently provides retail and commercial banking services through 64 full service offices in Bedford, Blair, Cameron, Centre, Clinton, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder and Union counties in northeastern and central Pennsylvania.
     The principal executive offices of Omega and Omega Bank are located at 366 Walker Drive, State College, Pennsylvania 16801. Omega’s telephone number is (814) 231-7680 and its website address is www.omegafinancial.com. The information on Omega’s website is not a part of this joint proxy statement/prospectus.
The Special Meetings
Date, Time, Place and Purpose of the FNB Special Meeting (Page __)
     The FNB special meeting will be held at the F.N.B. Technology Center Board Room, 4140 East State Street, Hermitage, Pennsylvania 16148, at ___, prevailing time, on ___, ___ ___, 2008.
     At the FNB special meeting, FNB’s shareholders will be asked to:
     • Consider and vote upon a proposal to approve and adopt the merger agreement between FNB and Omega pursuant to which Omega will merge with and into FNB pursuant to which FNB will issue up to 26,600,000 shares of FNB common stock to Omega’s shareholders on the terms and conditions provided in the merger agreement, as described in this joint proxy statement/prospectus;
     • Consider and vote upon a proposal to adjourn the FNB special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the FNB special meeting to approve and adopt the FNB merger proposal; and
     • Transact such other business as may be properly presented for action at the FNB special meeting or any adjournment, postponement or continuation of the FNB special meeting.

Date, Time, Place and Purpose of the Omega Special Meeting (Page ___)
     The Omega special meeting will be held at the Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania, at ___, prevailing time, on ___, 2008.
     At the Omega special meeting, Omega’s shareholders will be asked to:
     • Consider and vote upon a proposal to approve and adopt the merger agreement between FNB and Omega pursuant to which Omega will merge with and into FNB, as described in this joint proxy statement/prospectus;
     • Consider and vote upon a proposal to adjourn the Omega special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Omega special meeting to approve and adopt the merger agreement; and
     • Transact such other business as may be properly presented for action at the Omega special meeting or any adjournment, postponement or continuation of the Omega special meeting.
Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Page _)
     FNB and Omega have established the close of business on ___, 2008 as the record date for determining holders of shares of FNB and Omega common stock entitled to notice of and to vote at the respective special meetings of the shareholders of FNB and Omega. FNB shareholders will not be entitled to vote at the FNB special meeting if they are not an FNB shareholder of record as of the close of business on ___, 2008. Omega shareholders will not be entitled to vote at the Omega special meeting if they are not an Omega shareholder of record as of the close of business on ___, 2008.
     Each share of FNB common stock and Omega common stock is entitled to one vote. On the record date, ___ shares of FNB common stock were entitled to vote at the FNB special meeting. On the record date, ___ shares of Omega common stock were entitled to vote at the Omega special meeting.
     In the case of both the FNB and the Omega special meetings, the presence, in person or by proxy, of the holders entitled to cast at least a majority of the votes that the holders of their respective common stock issued and outstanding on the record date are entitled to cast is necessary to constitute a quorum at their respective special meetings.
     All shares of common stock present in person or represented by proxy and entitled to vote at each respective special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

     If the Omega special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in Omega’s notice of special meeting.
Recommendation of Omega’s and FNB’s Boards of Directors (Page     )
FNB
     FNB’s board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of FNB’s shareholders. FNB’s board of directors unanimously recommends that FNB shareholders vote FOR the FNB merger proposal and FOR the FNB adjournment proposal.
Omega
     Omega’s board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of Omega’s shareholders. Omega’s board of directors unanimously recommends that Omega shareholders vote FOR the Omega merger proposal and FOR the Omega adjournment proposal.
Required Vote (Page )
FNB
     Under Florida law, FNB’s articles of incorporation and the regulations of the NYSE, the affirmative vote of a majority of the votes cast by all holders of shares of FNB common stock entitled to vote at the FNB special meeting is required to approve the FNB merger proposal. In addition, NYSE regulations require that the total votes cast on the FNB merger proposal must represent over 50% in interest of all FNB shares entitled to vote on such proposal. For NYSE purposes, an abstention will count as a vote cast for purposes of meeting the 50% requirement. Therefore, abstentions will have the legal effect of a vote against the FNB merger proposal.
     If a holder of FNB common stock fails to vote or fails to direct the holder’s broker how to vote on the FNB merger proposal, then the holder’s shares will not be deemed cast for voting purposes and it will be more difficult for FNB to satisfy the NYSE requirement that the total votes cast on the FNB merger proposal represent over 50% of all shares of FNB common stock entitled to vote on the FNB merger proposal.
     Under Florida law and FNB’s articles of incorporation, the affirmative vote of the holders of a majority of the votes cast by all holders of shares of FNB common stock entitled to vote at the FNB special meeting is required to approve the FNB adjournment proposal. Abstentions will have no effect on the vote to approve the FNB adjournment proposal.
     If your FNB shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker how to vote your FNB shares using the instructions provided by your broker. Your broker will not vote your shares on the FNB merger proposal or the FNB adjournment proposal without instructions from you. These “non-voted” shares are not considered votes cast.
     As of the record date, FNB’s directors and executive officers and their affiliates beneficially owned ___ shares of FNB common stock, or approximately ___% of the FNB shares entitled to vote at the FNB special meeting.
     FNB’s board of directors unanimously believes that the merger with Omega is in the best interests of FNB’s shareholders and unanimously recommends that FNB shareholders vote FOR the FNB merger proposal and FOR the FNB adjournment proposal.
Omega
     Under Pennsylvania law and Omega’s articles of incorporation, the affirmative vote of a majority of the votes cast by all holders of shares of Omega common stock entitled to vote at the Omega special meeting is required to approve the Omega merger proposal and the Omega adjournment proposal.
     If your Omega shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. Your broker will not vote your shares on the Omega merger proposal or the Omega adjournment proposal without instructions from you. Under the PBCL, abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the vote and will not be considered in determining whether the Omega merger proposal or the Omega adjournment proposal has received the requisite shareholder vote.
     As of the record date, Omega directors and executive officers and their affiliates beneficially owned ___ shares of Omega common stock, or approximately ___% of the Omega shares entitled to vote at the Omega special meeting. The directors of Omega, who collectively hold approximately ___% of Omega’s common stock, have entered into voting agreements with FNB and agreed to vote FOR the Omega merger proposal. In addition, as of the record date, FNB owned 128,914 shares of Omega common stock, or approximately ___% of the shares entitled to vote at the Omega special meeting, and FNB’s directors and executive officers and their affiliates owned an aggregate of ___ shares of Omega common stock as of the record date, or approximately ___% of the Omega shares entitled to vote at the Omega special meeting.

     The Omega board of directors unanimously believes that the merger is in the best interests of Omega’s shareholders and unanimously recommends that Omega shareholders vote FOR the Omega merger proposal and FOR the Omega adjournment proposal.
Appraisal Rights (Page ___)
     Appraisal rights are statutory rights that under certain circumstances enable a shareholder to dissent from an extraordinary corporate transaction, such as a merger, and to demand that the corporation pay the fair value of the shareholder’s shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
FNB
     Under Florida law, holders of FNB common stock are not entitled to a judicial appraisal of the fair value of their shares of FNB common stock in connection with the FNB merger proposal to be voted upon at the FNB special meeting.
Omega
     Under Pennsylvania law, holders of Omega common stock are not entitled to a judicial appraisal of the fair value of their shares of Omega common stock in connection with the Omega merger proposal to be voted upon at the Omega special meeting.
Solicitation (Page     )
     FNB and Omega will each pay for the costs of their respective special meetings and for the mailing of this joint proxy statement/prospectus to their respective shareholders. Omega and FNB will share equally the costs of printing this joint proxy statement/prospectus and the filing fee paid to the Securities and Exchange Commission, or SEC. Upon request, FNB or Omega, as applicable, will pay the reasonable expenses incurred by record holders of their respective common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials to the beneficial owners of the shares they hold of record.
     In addition to soliciting proxies by mail, the directors, officers and employees of FNB, Omega and their respective subsidiaries may also solicit proxies from their respective shareholders of record in person or by telephone or e-mail, but will not be specially compensated for doing so. FNB has retained the firm of Regan & Associates, Inc. to assist it in the solicitation of proxies and has agreed to pay Regan & Associates, Inc. $17,500 for its services. Omega has retained the firm of Regan & Associates, Inc. to assist it in the solicitation of proxies and has agreed to pay Regan & Associates, Inc. $12,500 for its services.

The Merger
Certain Effects of the Merger (Pages )
     Upon consummation of the merger:
•	Each share of Omega common stock will automatically be converted into the right to receive 2.022 shares of FNB common stock; and

•	Omega will cease to exist as a separate legal entity and all of Omega’s and Omega Bank’s operations will be conducted by FNB and FNB Bank.
Stock Options and Restricted Stock Units (Page     )
     The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase Omega common stock will cease to represent a right to acquire Omega common stock and will be converted automatically into a right to acquire that number of shares of FNB common stock equal to the number of shares of Omega common stock subject to the option times 2.022 (the exchange ratio in the merger) at a price equal to the pre-merger exercise price of the option divided by 2.022 (the exchange ratio in the merger).
     The merger agreement further provides that immediately prior to the effective time of the merger, each unvested outstanding Omega restricted stock unit will vest and, at the effective time of the merger, each holder of an outstanding Omega restricted stock unit will receive 2.022 shares of FNB common stock for each share of Omega common stock subject to such unit.
Opinion of FNB’s Financial Advisor in Connection with the Merger (Pages __ to __)
     In connection with the merger, FNB’s board of directors received a written opinion, dated November 8, 2007, from FNB’s financial advisor, UBS Securities LLC, referred to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, to FNB of the exchange ratio provided for in the merger. The full text of UBS’ written opinion, dated November 8, 2007, is included in this joint proxy statement/prospectus as Appendix B and describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided for the benefit of FNB’s board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Opinion of Omega’s Financial Advisor in Connection with the Merger (Pages __ to __)
     Keefe, Bruyette & Woods, Inc., or KBW, Omega’s financial advisor in connection with the merger, delivered a written fairness opinion to Omega’s board of directors on November 8, 2007, the date the merger agreement was executed, that, as of November 8, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger is fair, from a financial point of view, to holders of shares of Omega common stock.
     Appendix C to this joint proxy statement/prospectus sets forth the full text of the KBW opinion, which sets forth the assumptions KBW considered, the procedures KBW followed, the matters KBW considered and the limitations on the review undertaken by KBW in connection with its opinion. KBW provided its opinion for the information and assistance of Omega’s board of directors in connection with its consideration of the merger. The KBW opinion is not a recommendation as to how an Omega shareholder should vote with respect to the merger or any related matter. Omega encourages its shareholders to read the KBW opinion in its entirety.
Interests of Omega’s Directors and Executive Officers in the Merger (Page     )
     In considering the recommendation of Omega’s board of directors that Omega shareholders vote FOR the Omega merger proposal and FOR the Omega adjournment proposal, Omega shareholders should be aware that certain executive officers and directors of Omega have interests in the merger that are different from, or in addition to, your interests as an Omega shareholder. These interests relate to or arise from, among other things:
•	the continued indemnification of Omega’s current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance;

•	the execution of an employment agreement between FNB Bank and Donita R. Koval, that will become effective upon the consummation of the merger;

•	the potential receipt of change of control payments by Omega’s executive officers pursuant to severance agreements;

•	the lump-sum payment of certain retirement benefits to two of Omega’s executive officers and one Omega director;

•	the conversion of Omega stock options into FNB stock options to acquire that number of shares of Omega common stock covered by the option times the exchange ratio at an exercise price equal to the exercise price of the Omega stock option divided by the exchange ratio;

•	three members of Omega’s board of directors will be appointed to the board of directors of FNB and four members of the board of directors of Omega Bank will be appointed to FNB Bank’s board of directors and will receive directors’ fees in connection therewith; and

•	the members of Omega’s board of directors will be offered the opportunity to serve as members of the advisory board of directors of FNB’s new Allegheny Mountain Region and will receive certain fees for such services.
Conditions to the Merger (Page     )
     Currently, FNB and Omega expect to complete the merger early in the second quarter of 2008. However, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:
•	approval of the FNB merger proposal by a majority of the votes cast by all holders of shares of FNB common stock entitled to vote at the FNB special meeting so long as the total votes cast on the FNB merger proposal, including abstentions, by FNB’s shareholders represent over 50% of the total votes entitled to be cast on the FNB merger proposal by FNB’s shareholders and approval of the Omega merger proposal by a majority of the votes cast by all holders of Omega’s common stock entitled to vote at the Omega special meeting;

•	the receipt of all regulatory approvals needed to complete the merger, including the approval of the Office of the Comptroller of the Currency, or OCC, the approval of the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the approval of the Pennsylvania Department of Banking, or the Department, and the approval of the listing of additional shares of FNB common stock on the NYSE;

•	the absence of any law or injunction that would effectively prohibit the merger; and

•	the receipt of legal opinions from FNB’s legal counsel and Omega’s legal counsel as to the tax treatment of the merger.
     Neither FNB nor Omega can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Page     )
     FNB and Omega may agree to terminate the merger agreement before completing the merger, even after FNB’s and Omega’s shareholders approve the FNB merger proposal and the Omega merger proposal, respectively, if the termination is approved by the board of directors of Omega and the board of directors of FNB.
     Either FNB or Omega may terminate the merger agreement, even after their respective shareholders approve the respective merger proposals, if certain conditions have not been met, such as:
•	failure to obtain the necessary regulatory approvals for the merger unless the failure is due to the terminating party’s breach of its covenants in the merger agreement;

•	failure to complete the merger by June 30, 2008, unless the reason the merger has not been consummated by that date is a breach of the merger agreement by the terminating party;

•	the non-terminating party’s breach of a representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions to be satisfied, provided the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•	failure of the holders of the other party’s outstanding common stock to approve its merger proposal, provided the terminating party is not in material breach of its obligations to hold its special meeting and its board of directors is not in breach of its covenant to recommend such approval.
     FNB may terminate the merger agreement at any time prior to the Omega special meeting if Omega has:
•	breached its obligation not to initiate, solicit or encourage or take any action to facilitate another proposal to acquire it, participate in any discussions or negotiations relating to another proposal to acquire it or, except as permitted by and subject to certain terms of, the merger agreement, approve, recommend or enter into any letter of intent, agreement or other commitment relating to another proposal to acquire Omega;

•	failed to have Omega’s board of directors recommend approval of the Omega merger proposal to Omega’s shareholders or Omega’s board of directors shall have changed its recommendation, except as permitted by the merger agreement with respect to a proposal to acquire it on terms and conditions superior to those in the merger agreement;

•	recommended approval of another proposal to acquire Omega; or

•	failed to call and hold the Omega special meeting.
     Omega may terminate the agreement at any time prior to the FNB special meeting if FNB has:
•	failed to have FNB’s board of directors recommend approval of the FNB merger proposal to FNB’s shareholders or FNB’s board of directors shall have changed its recommendation; or

•	failed to call and hold the FNB special meeting.
     Except as provided below with respect to termination fees and expenses and the parties’ respective confidentiality obligations in the event the merger agreement is terminated by FNB or Omega, none of the parties will have any liability or obligation other than liabilities or damages incurred by any of them as a result of their willful breach of any of their respective representations, warranties, covenants or agreements contained in the merger agreement.
Expenses; Termination Fee (Page            and Page     )
     The merger agreement provides that Omega will pay FNB a break-up fee of $15,000,000 if:
•	prior to the mailing of this joint proxy statement/prospectus, Omega terminates the merger agreement in order to enter into an agreement relating to an acquisition proposal that has terms superior to those of the merger agreement from the perspective of Omega’s shareholders;

•	FNB terminates the merger agreement prior to the Omega special meeting because Omega has breached its obligation not to encourage or solicit acquisition proposals, Omega has failed to hold the Omega special meeting or Omega’s board of directors has not recommended approval of the Omega merger proposal or has changed its recommendation or has recommended approval of another proposal to acquire Omega or Omega fails to hold its special meeting;

•	a tender or exchange offer for 25% or more of Omega’s common stock is made and Omega’s board of directors fails to send a statement to Omega’s shareholders recommending rejection of that offer within 10 days after the offer has been made; or

•	FNB or Omega terminate the merger agreement because:
•	Omega’s shareholders did not approve the Omega merger proposal;

•	a proposal to acquire Omega is made by a third party after November 8, 2007 and is not withdrawn prior to termination of the merger agreement; and

•	within 18 months thereafter, Omega enters into an agreement to merge with or be acquired by that third party or that third party acquires substantially all of Omega’s assets or that third party acquires more than 50% of Omega’s common stock.
     The merger agreement also provides that upon termination:
•	by Omega because FNB’s shareholders did not approve the FNB merger proposal at the FNB special meeting or because FNB breached its representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, assuming Omega is also not in material breach of its obligations under the merger agreement, FNB will pay Omega’s out-of-pocket expenses in connection with the merger, including fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000; and

•	by FNB because Omega’s shareholders did not approve the Omega merger proposal at the Omega special meeting or because Omega breaches its representations, warranties, covenants or agreements in the merger agreement which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, assuming FNB is also not in material breach of its obligations under the merger agreement, Omega will pay FNB’s out-of-pocket expenses in connection with the merger, including fees and expenses of legal counsel, financial advisors and accountants, up to a maximum of $500,000, provided, however, that Omega does not have to pay FNB’s expenses if Omega has paid the break-up fee to FNB.
Material U.S. Federal Income Tax Consequences of the Merger (Page     )
     FNB and Omega expect the merger to qualify as a tax-free reorganization for United States federal income tax purposes. In general, a tax-free reorganization means that Omega shareholders will not recognize any gain or loss on the exchange of their common stock for FNB common stock in the merger, except to the extent they receive cash instead of fractional shares.

Dividends (Page     )
     FNB paid cash dividends on its common stock totaling $0.95 per share for 2007. Based on the share exchange ratio and FNB’s current annual dividend rate of $0.96 per share, holders of Omega common stock would experience an anticipated dividend at an annual rate of $1.94 per Omega share, an increase of $0.70 per Omega share per year. Although FNB has no current plan or intention to change its dividend rate, FNB’s board of directors may, subject to applicable law, change its dividend rate in the future. FNB’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.
Certain Differences in Rights of Shareholders (Page     )
     When the merger is completed, the rights of Omega’s shareholders will be governed by Florida law and FNB’s articles of incorporation and bylaws rather than Pennsylvania law and Omega’s articles of incorporation and bylaws.
Comparative Market Prices and Dividends (Pages    )
     FNB common stock is listed on the NYSE under the symbol “FNB”. Prices for Omega common stock are quoted on the Nasdaq Global Select Market under the symbol “OMEF”. The table on page ___ lists the quarterly price range of FNB common stock and Omega common stock since January 1, 2005 as well as the quarterly cash dividends Omega and FNB have paid. The following table shows the closing price of FNB common stock and Omega common stock as reported on November 8, 2007, the last trading day before FNB and Omega announced the merger, and on ___, 2008, the last practicable trading day before the date of mailing of this joint proxy statement/prospectus. This table also shows the pro forma equivalent value of the merger consideration proposed for each share of Omega common stock, which we calculated by multiplying the closing price of FNB common stock on those dates by 2.022 (the exchange ratio in the merger).

Pro Forma Equivalent
	FNB	Omega	Value of One Share of
	Common Stock	Common Stock	Omega Common Stock
November 8, 2007	$15.40	$26.22	$31.14
__________, 2008	—	—	—

     The market price of FNB common stock may change at any time. Consequently, the total dollar value of the FNB common stock that you will be entitled to receive as a result of the merger may be significantly higher or lower. Omega shareholders are urged to obtain a current market quotation for FNB common stock. No assurance can be given as to the future price of FNB common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB
     Set forth below are highlights from FNB’s consolidated financial data as of and for the years ended December 31, 2002 through 2006 and FNB’s unaudited consolidated financial data as of and for the nine months ended September 30, 2006 and 2007. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results of operations for the full year of 2007. FNB management prepared the unaudited information on the same basis as it prepared FNB’s audited consolidated financial statements. In the opinion of FNB’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with FNB’s consolidated financial statements and related notes included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2006 and FNB’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2007 which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page ___.

Selected Consolidated Historical Financial Data of FNB
(Dollars in thousands, except per share amounts)

	Nine Months
	Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Summary of Earnings Data:
Total interest income	$276,056	$251,662	$342,422	$295,480	$253,568	$256,102	$275,061
Total interest expense	130,629	110,783	153,585	108,780	84,390	86,990	98,372
Net interest income	145,427	140,879	188,837	186,700	169,178	169,112	176,689
Provision for loan losses	7,461	7,883	10,412	12,176	16,280	17,155	13,624
Net interest income after provision for loan losses	137,966	132,996	178,425	174,524	152,898	151,957	163,065
Total non-interest income	60,973	59,979	79,275	57,807	77,326	67,319	65,595
Total non-interest expense	124,996	121,119	160,514	155,226	140,892	183,272	183,661
Income before income taxes	73,943	71,856	97,186	77,105	89,332	36,004	44,999
Income taxes	21,327	21,800	29,537	21,847	27,537	8,966	13,728
Income from continuing operations	52,616	50,056	67,649	55,258	61,795	27,038	31,271
Earnings from discontinued operations, net of taxes	—	—	—	—	—	31,751	32,064
Net income	52,616	50,056	67,649	55,258	61,795	58,789	63,335
Per Share Data(1):
Basic earnings per share:
Continuing operations	$0.88	$0.86	$1.15	$0.99	$1.31	$0.58	$0.68
Discontinued operations	—	—	—	—	—	0.69	0.69
Net income	0.88	0.86	1.15	0.99	1.31	1.27	1.37
Diluted earnings per share:
Continuing operations	0.87	0.85	1.14	0.98	1.29	0.57	0.67
Discontinued operations	—	—	—	—	—	0.68	0.68
Net income	0.87	0.85	1.14	0.98	1.29	1.25	1.35
Cash dividends paid	0.71	0.705	0.94	0.925	0.92	0.93	0.81
Book value(2)	8.94	8.94	8.90	8.31	6.47	13.10	12.93

Statement of Condition Data
(at end of period):
Total assets	$6,124,174	$6,060,285	$6,007,592	$5,590,326	$5,027,009	$8,308,310	$7,090,232
Assets of discontinued operations	—	—	—	—	—	3,751,136	2,735,204
Net loans	4,306,482	4,191,519	4,200,569	3,698,340	3,338,994	3,213,058	3,188,223
Deposits	4,484,184	4,399,924	4,372,842	4,011,943	3,598,087	3,439,510	3,304,105
Short-term borrowings	451,188	372,761	363,910	378,978	395,106	232,966	255,370
Long-term and junior subordinated debt	584,722	688,432	670,921	662,569	636,209	584,808	400,056
Liabilities of discontinued operations	—	—	—	—	—	3,386,021	2,467,123
Total shareholders’ equity(2)	541,593	538,968	537,372	477,202	324,102	606,909	598,596

Significant Ratios(2):
Return on average assets	1.17%	1.15%	1.15%	0.99%	1.29%	0.74%	0.93%
Return on average equity	13.04	13.25	13.15	12.44	23.54	9.66	10.97
Return on average tangible equity	26.63	26.37	26.30	23.62	30.42	16.81	11.46
Dividend payout ratio	81.57	82.26	81.84	94.71	72.56	72.90	59.03
Average equity to average assets	8.93	8.65	8.73	7.97	5.50	7.66	8.51

(1)	Per share amounts for 2003 and 2002 have been restated for the common stock dividend declared on April 28, 2003.

(2)	Effective January 1, 2004, FNB spun-off its Florida operations into a separate, independent public company. As a result of the spin-off, the Florida operations’ earnings for prior years have been classified as discontinued operations on FNB’s consolidated income statements and the assets and liabilities related to the discontinued operations have been disclosed separately on FNB’s consolidated balance sheets for prior years. In addition, the book value at period end, stockholders’ equity, the return on average assets ratio, the return on average equity ratio, the return on average tangible equity ratio and the dividend payout ratio for 2003 and 2002 include the discontinued operations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OMEGA
     Set forth below are highlights from Omega’s consolidated financial data as of and for the years ended December 31, 2002 through 2006 and Omega’s unaudited consolidated financial data as of and for the nine months ended September 30, 2006 and 2007. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results of operations of Omega for the full year of 2007. Omega management prepared the unaudited information on the same basis as it prepared Omega’s audited consolidated financial statements. In the opinion of Omega’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with Omega’s consolidated financial statements and related notes included in Omega’s Annual Report on Form 10-K for the year ended December 31, 2006, and Omega’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2007 that are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page ___.

Selected Consolidated Historical Financial Data of Omega
(Dollars in thousands, except per share amounts)

	Nine Months
	Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Summary of Earnings Data:
Total interest income	$70,632	$70,912	$94,787	$91,175	$62,371	$56,783	$64,960
Total interest expense	25,763	25,041	33,721	29,505	16,666	13,706	19,323
Net interest income	44,869	45,871	61,066	61,670	45,705	43,077	45,637
Provision for loan losses	1,560	1,120	3,896	1,202	(300)	350	630
Net interest income after provision for loan losses	43,309	44,751	57,170	60,468	46,005	42,727	45,007
Total non-interest income	21,097	20,524	28,886	27,889	19,988	16,805	15,034
Total non-interest expense	42,828	44,448	59,609	59,381	43,550	37,521	36,212
Income before income taxes and discontinued operations	21,578	20,827	26,447	28,976	22,443	22,011	23,829
Income tax/expense	5,186	4,689	5,702	6,213	5,357	4,826	5,650
Net income from continuing operations	16,392	16,138	20,745	22,763	17,086	17,185	18,179
Earnings from discontinued operations, net of taxes	—	(93)	(314)	112	(65)	—	—
Net income	16,392	16,045	20,431	22,875	17,021	17,185	18,179

Per Share Data:
Basic earnings per share:
Continuing operations	$1.30	$1.28	$1.65	$1.81	$1.80	$2.07	$2.17
Discontinued operations	—	(0.01)	(0.02)	0.01	(0.01)	—	—
Net income	1.30	1.28	1.62	1.82	1.79	2.07	2.17
Diluted earnings per share:
Continuing operations	1.30	1.28	1.65	1.80	1.79	2.01	2.10
Discontinued operations	—	(0.01)	(0.02)	0.01	(0.01)	—	—
Net income	1.30	1.27	1.62	1.81	1.78	2.01	2.10
Cash dividends — common	0.93	0.93	1.24	1.24	1.20	1.17	1.13
Book value — common	26.22	25.64	25.76	25.28	25.07	19.79	19.63

Statement of Condition Data
(at end of period):
Total assets	$1,782,381	$1,876,105	$1,815,818	$1,939,979	$2,082,571	$1,140,166	$1,154,557
Assets of discontinued operations	—	—	—	4,599	—	—	—
Net loans	1,114,169	1,136,362	1,135,048	1,199,373	1,312,606	788,144	779,819
Deposits	1,292,494	1,355,125	1,325,763	1,422,530	1,502,082	907,580	919,255
Short-term borrowings	62,880	62,708	65,712	90,153	90,259	33,263	41,452
Long-term and junior subordinated debt	83,812	86,116	85,551	94,859	158,961	24,121	19,069
Liabilities of discontinued operations	—	—	—	156	—	—	—
Total shareholders’ equity	331,205	322,389	325,211	318,490	315,739	167,439	162,110

Significant Ratios:
Return on average assets	1.21%	1.12%	1.08%	1.15%	1.24%	1.50%	1.58%
Return on average common equity	6.62	6.64	6.32	7.13	8.89	10.32	11.32
Return on average tangible equity	13.29	14.04	13.22	15.33	11.84	10.32	11.32
Dividend payout — common	71.67	72.86	76.59	68.30	66.91	55.76	50.76
Average equity to average assets	18.34	16.86	17.07	16.06	13.97	14.53	13.96

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following table sets forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger of Omega with and into FNB. This information is called pro forma financial information in this joint proxy statement/prospectus. The table shows the information as if the Omega merger had become effective on September 30, 2007, in the case of balance sheet data, and on January 1, 2006, in the case of income statement data. This pro forma information assumes that the merger with Omega is accounted for using the purchase method of accounting and represents a current estimate based on available information about FNB’s and Omega’s results of operations. See “Accounting Treatment” on page ___.
     The pro forma financial information includes adjustments to record the assets and liabilities of Omega at their estimated fair values and are subject to further adjustment as additional information becomes available and as further analyses are completed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Omega and FNB incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page ___.
     The pro forma financial information, while helpful in illustrating the combined financial condition and results of operations of Omega and FNB once the merger with Omega is completed under a particular set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, and post-merger integration costs that may occur as a result of the merger and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of Omega and FNB would have been had they been merged during these periods.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

	As of September 30, 2007
			Pro Forma		Pro Forma
	FNB	Omega	Adjustments		Combined
	(Dollars in thousands, except per share amounts)
Assets:
Cash and equivalents	$135,509	$80,827	$—		$216,336
Investment securities	1,035,959	287,035	81	(A)	1,323,075
Mortgage loans held for sale	7,131	200	—		7,331
Loans	4,358,604	1,126,774	1,972	(B)	5,487,350
Allowance for loan losses	(52,122)	(12,805)	—		(64,927)

Net loans	4,306,482	1,113,969	1,972		5,422,423

Premises and equipment, net	82,977	29,428	—		112,405
Goodwill	242,120	159,567	61,849	(D)	463,536
Other intangibles	20,543	6,092	33,670	(C)	60,305
Other assets	293,453	105,263	(5,233	)(E)	393,483

Total assets	$6,124,174	$1,782,381	$92,339		$7,998,894

Liabilities:
Deposits	$4,484,184	$1,292,494	$3,526	(F)	$5,780,204
Borrowings	884,879	90,872	71	(G)	975,822
Junior subordinated debt	151,031	55,820	(1,424	)(H)	205,427
Other liabilities	62,487	11,990	30,060	(I)	104,537

Total liabilities	5,582,581	1,451,176	32,233		7,065,990

Shareholders’ equity	541,593	331,205	60,106	(J)	932,904

Total liabilities and shareholders’ equity	$6,124,174	$1,782,381	$92,339		$7,998,894

Book value per share	$8.94	$26.22			$10.87
Shares outstanding	60,555,834	12,632,627	12,649,881		85,838,342

Capital ratios:
Tangible equity/tangible assets	4.76%	10.24%			5.47%
Leverage capital ratio	7.43%	13.30%			8.25%
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Nine Months Ended September 30, 2007
			Pro Forma		Pro Forma
	FNB	Omega	Adjustments		Combined
	(Dollars in thousands, except per share amounts)
Total interest income	$276,056	$70,632	$(453	)(B)	$346,235
Total interest expense	130,629	25,763	(2,486	)(F)(G)(H)	153,906

Net interest income	145,427	44,869	2,033		192,329
Provision for loan losses	7,461	1,560	—		9,021

Net interest income after provision for loan losses	137,966	43,309	2,033		183,308
Non-interest income	60,973	21,097	—		82,070
Non-interest expense	124,996	42,828	4,725	(C)	172,549

Income before income taxes	73,943	21,578	(2,692)		92,829
Income taxes	21,327	5,186	(942	)(K)	25,571

Net income	$52,616	$16,392	($1,750)		$67,258

Earning per common share:(L)
Basic	$0.88	$1.30			$0.79
Diluted	0.87	1.30			$0.78

Ratios:
Return on average assets	1.17%	1.21%			1.13%
Return on average equity	13.04%	6.62%			9.67%
Dividend payout ratio	81.57%	71.67%			90.50%
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	For the Year Ended December 31, 2006
			Pro Forma		Pro Forma
	FNB	Omega	Adjustments		Combined
	(Dollars in thousands, except per share amounts)
Total interest income	$342,422	$94,787	$(604	)(B)	$436,605
Total interest expense	153,585	33,721	(3,316	)(F)(G)(H)	183,990

Net interest income	188,837	61,066	2,712		252,615
Provision for loan losses	10,412	3,896	—		14,308

Net interest income after provision for loan losses	178,425	57,170	2,712		238,307
Non-interest income	79,275	28,886	—		108,161
Non-interest expense	160,514	59,609	6,161	(C)	226,284

Income before income taxes	97,186	26,447	(3,449)		120,184
Income taxes	29,537	5,702	(1,207	)(K)	34,032

Income from continuing operations	67,649	20,745	(2,242)		86,152
Loss from discontinued operations, net of tax	—	(314)	—		(314)

Net income	$67,649	$20,431	($2,242)		$85,838

Basic earnings per common share:(L)
Continuing operations	$1.15	$1.65			$1.02
Discontinued operations	0.00	(0.02)			(0.00)
Net income	1.15	1.62			1.02

Diluted earnings per common share:(L)
Continuing operations	$1.14	$1.65			$1.02
Discontinued operations	0.00	(0.02)			(0.00)
Net income	1.14	1.62			1.01

Ratios:
Return on average assets	1.15%	1.08%			1.09%
Return on average equity	13.15%	6.32%			9.56%
Dividend payout ratio	81.84%	76.59%			92.18%
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

NOTES TO THE SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
Note 1 – Basis of Pro Forma Presentation
The preceding tables set forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger of Omega with and into FNB. This information is called pro forma financial information in this joint proxy statement/prospectus. The table shows the information as if the merger had become effective on September 30, 2007, in the case of balance sheet data, and on January 1, 2006, in the case of income statement data.
The estimated purchase price of $390.8 million for Omega as of the date of the merger agreement is based on the conversion of Omega shares into FNB stock using an exchange ratio of 2.022 to 1.0. The per share price value for FNB common stock was $15.46, which was the average of the closing prices of FNB common stock for the period commencing four trading days before, and ending four trading days after November 8, 2007, the date of the merger agreement.
The merger will be accounted for using the purchase method of accounting; accordingly, FNB’s cost to acquire Omega will be allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed from Omega at their respective fair values on the date the merger is completed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Omega and FNB incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page                     .
The selected consolidated unaudited pro forma financial information includes estimated adjustments to record the assets and liabilities of Omega at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Omega’s tangible, and identifiable intangible, assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this joint proxy statement/prospectus. Increases or decreases in the fair value of the net assets, commitments, contracts and other items of Omega compared to the information shown in this joint proxy statement/prospectus may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The selected consolidated unaudited pro forma financial information presented in this joint proxy statement/prospectus does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, does not reflect the impact of possible revenue enhancements, expense efficiencies or asset dispositions, and is not indicative of the results of operations in future periods or the future financial position of the combined company.
Note 2 – Pro Forma Adjustments
The selected consolidated unaudited pro forma financial information for the merger includes the pro forma balance sheet as of September 30, 2007 assuming the merger was completed on September 30, 2007. The pro forma income statements for the nine months ended September 30, 2007 and the year ended December 31, 2006 were prepared assuming the merger was completed on January 1, 2006.
The selected consolidated unaudited pro forma financial information reflects the issuance of 25,282,508 shares of FNB common stock with an aggregate value of $390.8 million and the conversion of approximately 500,794 shares underlying Omega stock options and restricted stock units with a value of approximately $0.5 million at September 30, 2007. All of the Omega stock options are vested and will be converted into FNB stock options and all unvested restricted stock units will vest at the time of the merger. Common stock used in the exchange was valued as discussed in Note A above.
The allocation of the purchase price follows (in thousands):

Value of Omega shares converted at an exchange ratio of 2.022 to 1.0	$390,811
Incremental direct costs associated with the merger, net of tax benefit	23,550
Fair value of outstanding employee and non-employee stock options	500
Total cost of acquisition	414,861

Omega net assets acquired:
Shareholders’ equity	331,205
Elimination of recorded goodwill and other intangibles, net of deferred taxes	(163,442)

Omega’s tangible book value	167,763

Estimated adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	39,511
Associated deferred income taxes	(13,829)

Fair value of net assets acquired, net of tax	193,445

Goodwill resulting from the merger	$221,416

The pro forma adjustments included in the selected consolidated unaudited pro forma financial information are as follows:
(A)	Adjustment to write-off historical Omega fair value adjustments.

(B)	Adjustment to write-off the historical fair value adjustments and record the current fair value of the loan portfolio based on current interest rates. The current fair value adjustment will be recognized over the estimated remaining life of the loan portfolio. The impact of the adjustment was to decrease interest income by approximately $0.5 million and $0.6 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. Adjustment to fair value for loans deemed impaired in accordance with Statement of Position 03-3 has not yet been determined and has not been included in the pro forma adjustments.

(C)	Adjustment to write off historical Omega intangibles and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. Management is studying the nature, amount and amortization method of various possible identified intangibles. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, the estimated fair value of the intangibles is approximately $39.7 million and consists of a core deposit intangible of $36.1 million, an insurance customer list of $0.8 million and a trust customer list of $2.8 million. FNB estimates that the core deposit intangibles will be amortized on an accelerated basis over ten years and the trust and insurance company lists will be amortized on an accelerated basis over 17 years and 13 years, respectively. Material changes to these estimated fair values and estimated useful lives are possible once FNB’s analyses are completed. The net impact of the adjustment was to increase non-interest expense by approximately $4.7 million and $6.2 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

(D)	Adjustment to write off historical Omega goodwill and record goodwill created as a result of the merger.

(E)	Adjustment to record the deferred tax liability created as a result of the fair value adjustments using FNB’s statutory tax rate of 35%.

(F)	Adjustment to fair value of time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease interest expense by approximately $2.4 million and $3.3 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

(G)	Adjustment to fair value of outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the debt instruments. The impact of the adjustment was to decrease interest expense by less than $0.1 million for the nine months ended September 30, 2007 and the year ended December 31, 2006.

(H)	Adjustment to write-off historical fair value adjustments and record the current fair value of outstanding junior subordinated debt based on current interest rates. The current adjustment will be recognized over the remaining life of the long-term debt instruments. The impact of the adjustment was to decrease interest expense by less than $0.1 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

(I)	Adjustment to reflect the liability for incremental direct costs associated with the merger, net of the tax benefit. These costs include accountant and attorney fees, investment banker services, payout of vendor and employee contracts and severance payments to displaced Omega personnel. These liabilities have been recorded pursuant to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”. The tax benefit of accounting and attorneys fees and investment banker services have not yet been determined.

(J)	Adjustment to eliminate Omega’s historical shareholders’ equity; the adjustment reflects the issuance of FNB common stock and the conversion of Omega’s stock options into FNB stock options.

(K)	Adjustment to record the tax effect of the pro forma adjustments using FNB’s statutory tax rate of 35%.

(L)	Weighted average shares were calculated using the historical weighted average shares outstanding of Omega and FNB, adjusted using the exchange ratio, to the equivalent shares of FNB common stock, for the year ended December 31, 2006 and the nine months ended September 30, 2007. Earnings per share data have been computed based on the combined historical income of Omega and FNB and the impact of purchase accounting adjustments.
Note 3 – Merger-Related Charges and Benefits
In connection with the merger, a plan is being developed to integrate FNB’s and Omega’s operations. The total integration costs have not yet been determined and have not been included in the pro forma adjustments. The specific details of these plans will continue to be refined over the next several months. Currently, FNB’s merger integration team is assessing the two companies’ operations, including information systems, premises, branch offices, equipment, benefit plans, service contracts, product offerings and personnel to determine optimum strategies to realize additional cost savings.

RISK FACTORS RELATING TO THE MERGER
     In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the FNB merger proposal, the Omega merger proposal, the FNB adjournment proposal and the Omega adjournment proposal, as applicable.
Risks Specifically Related to the Merger
Because the market price of FNB common stock may fluctuate, Omega shareholders cannot be certain of the market value of the common stock that they will receive in the merger.
     Upon completion of the merger, each share of Omega common stock will be converted into the right to receive 2.022 shares of FNB common stock. Any change in the price of FNB common stock prior to the merger will affect the market value of the stock that Omega shareholders will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FNB’s businesses, operations and prospects and regulatory considerations.
     The prices of FNB common stock and Omega common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of FNB common stock during the period from November 8, 2007, the last full trading day before public announcement of the merger, through                     , 2008, the last practicable full trading day prior to the date of the printing of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $                     on                                         ,                       to a low of $                     on                     ,                 for each share of Omega common stock. Because the date the merger will be completed will be later than the date of the Omega special meeting, at the time of the Omega special meeting Omega shareholders will not know what the market value of FNB’s common stock will be upon completion of the merger.
FNB may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.
     In determining that the merger was in the best interests of FNB and Omega, their respective boards of directors considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. The success of the merger will depend, in part, on the ability of FNB and Omega to realize the anticipated benefits of the merger, which may not be realized as anticipated or at all and may take longer to realize than anticipated.

Failure to achieve the anticipated benefits of the merger could result in increased costs and decreases in the revenues of the combined company.
     FNB and Omega may not be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.
If the merger is not completed, FNB and Omega will have incurred substantial expenses without realizing the expected benefits of the merger.
     FNB and Omega have incurred substantial expenses in connection with the merger described in this joint proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have to be recognized currently and not capitalized and Omega and FNB would not have realized the expected benefits of the merger.
Future results of the combined companies may materially differ from the pro forma financial information presented in this joint proxy statement/prospectus.
     Future results of the combined FNB and Omega may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs FNB will incur in connection with the merger may be higher or lower than FNB has estimated, depending upon how costly or difficult it is to integrate the operations of FNB and Omega. Furthermore, these charges may decrease the capital of FNB after the merger that could be used for profitable, income-earning investments in the future.
The merger agreement limits Omega’s ability to pursue alternatives to the merger.
     The merger agreement contains provisions that, subject to limited exceptions, limit Omega’s ability to discuss, facilitate or enter into agreements with third parties to acquire Omega. If Omega avails itself of those limited exceptions, Omega will be obligated to pay FNB a break-up fee of $15,000,000 if the merger agreement is terminated in specified circumstances. From Omega’s perspective, these provisions could discourage a potential competing acquiror that might have an interest in acquiring Omega from proposing or considering an acquisition of Omega even if that potential acquiror were prepared to pay a higher price to Omega shareholders than the price FNB proposes to pay under the merger agreement.
Some directors and executive officers of Omega have interests in the merger that may differ from the interests of Omega shareholders including, if the merger is completed, the receipt of financial and other benefits.

     Executive officers of Omega and FNB negotiated the terms of the merger agreement, and the Omega and FNB boards of directors approved the merger agreement and the Omega board of directors recommended that its shareholders vote to approve and adopt the merger agreement. In considering these facts and the other information in this joint proxy statement/prospectus, you should be aware that certain directors and executive officers of Omega have economic interests in the merger other than their interests as shareholders. For example, some executive officers (one of whom is also a director) and another director are parties to severance agreements with Omega that provide, among other things, cash payments in the case of a change of control, such as the completion of the merger with FNB, and two of Omega’s executive officers (one of whom is also a director) will receive a lump-sum payment of certain retirement benefits upon completion of the merger. In addition, upon completion of the merger, three members of Omega’s board of directors will become members of the FNB board of directors and four members of Omega’s board of directors will become members of FNB Bank’s board of directors and will receive directors’ fees from FNB and FNB Bank in connection therewith. In addition, the members of Omega’s board of directors will be offered the opportunity to serve as members of FNB’s Allegheny Mountain Region advisory board of directors and will receive certain fees for their services. Also, Donita R. Koval, the President and Chief Executive Officer of Omega entered into an employment agreement with FNB Bank that will become effective upon the consummation of the merger. The board of directors of Omega was aware of these interests at the time it approved the merger. These interests may cause Omega’s directors and executive officers to view the Omega merger proposal differently and more favorably than Omega shareholders may view it.
Risks Related to Owning FNB Common Stock
The combined company’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.
     The combined company will be a holding company and will conduct almost all of its operations through its subsidiaries. The combined company will not have any significant assets other than the stock of its subsidiaries. Accordingly, the combined company will depend on dividends from its subsidiaries to meet its obligations. The combined company’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB Bank is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB Bank from paying dividends if the bank regulators determine that FNB Bank is in an unsound or unsafe condition or that the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm the combined company’s business.
     The combined company’s results of operations will be affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of the combined company’s earnings will consist of its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect the combined company’s earnings if market interest rates change such that the interest the combined company pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, the combined company, along with other financial institutions generally, will be sensitive to interest rate fluctuations.
The combined company’s results of operations will be significantly affected by the ability of its borrowers to repay their loans.
     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:
•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.
     Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.
The combined company’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.
     There is no precise method of estimating loan losses. The combined company can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on the combined company’s financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. FNB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:
•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on FNB’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.
The combined company’s financial condition may be adversely affected if it is unable to attract sufficient deposits to fund its anticipated loan growth.
     The combined company will fund its loan growth primarily through deposits. To the extent that the combined company is unable to attract and maintain sufficient levels of deposits to fund its loan growth, it would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.
The combined company could experience significant difficulties and complications in connection with its growth and acquisition strategy.
     FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. The combined company may not be as successful in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.
     As part of this acquisition strategy, the combined company may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. To the extent that the combined company is successful with this strategy, it cannot assure you that it will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:
•	potential exposure to unknown or contingent liabilities of banks and non-bank entities the combined company acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to the combined company’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.
     In addition to acquisitions, the combined company may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that the combined company undertakes additional de novo branch openings, it is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on its net income, earnings per share, return on average shareholders’ equity and return on average assets.
     The combined company may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, the combined company must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities the combined company acquires into its existing operations may adversely affect its results of operations and financial condition.
The combined company could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.
     The combined company and its subsidiaries will operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the OCC and the FDIC. Regulations are generally intended to provide protection for depositors, borrowers and other customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit FNB’s growth and the return to investors by restricting such activities as:
•	the payment of dividends;
•	mergers with or acquisitions of other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which the combined company’s financial institution subsidiaries may engage.
     In addition, legislation may change present capital requirements, which could restrict the combined company’s activities and require the combined company to maintain additional capital.
The combined company’s results of operations could be adversely affected due to significant competition.
     The combined company may not be able to compete effectively in its markets, which could adversely affect the combined company’s results of operations. The banking and financial service industry in each of the combined company’s market areas is highly competitive. The competitive environment is a result of:
•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.
     The combined company competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than the combined company will have. Competition with such institutions may cause the combined company to increase its deposit rates or decrease its interest rate spread on loans it originates.
The combined company’s anticipated future growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.
     The combined company is required by federal and state regulatory authorities to maintain adequate levels of capital to support the combined company’s operations. FNB and Omega are, and the combined company will be, “well capitalized” under applicable regulations. FNB and Omega anticipate that the combined company’s current capital resources will satisfy applicable capital requirements for the foreseeable future. The combined company may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

     The combined company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the combined company’s control, and on the combined company’s financial performance. Accordingly, the combined company cannot assure you of its ability to expand its operations through internal growth and acquisitions could be materially impaired.
Adverse economic conditions in FNB’s market area may adversely impact its results of operations and financial condition.
     A substantial portion of FNB’s historical business is concentrated in western Pennsylvania and eastern Ohio, which over recent years have become slower growth markets than other areas of the United States. As a result, FNB Bank’s loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area have become less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in FNB’s market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers’ ability to repay their loans and generally affect FNB’s financial condition and results of operations. Furthermore, a downturn in real estate values in FNB Bank’s market area could cause many of its loans to become inadequately collateralized.
Certain provisions of FNB’s articles of incorporation and bylaws and Florida law may discourage takeovers.
     FNB’s articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s articles of incorporation and bylaws:
•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give FNB advance notice to nominate candidates for election to its board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit FNB’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of FNB’s voting shares for shareholder amendments to its bylaws.
     Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least two-thirds of the voting shares not owned by such shareholders, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.
     These provisions of FNB’s articles of incorporation and bylaws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This joint proxy statement/prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB and Omega, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible ” or other similar expressions.
     The forward-looking statements involve certain risks and uncertainties. The ability of either FNB or Omega to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors Relating to the Merger” beginning on page ___, as well as the following:
•	the businesses of FNB and Omega may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

•	expected revenue synergies and cost savings from the merger may not be realized within the expected time frame or at all;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with Omega’s employees, customers or suppliers may be greater than anticipated following the merger;

•	the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

•	the merger proposals may not be approved by the requisite vote of FNB’s and Omega’s shareholders;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect the businesses in which FNB and Omega are engaged; and

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or their businesses.
     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.
     All forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to FNB or Omega or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB and Omega undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETINGS
     This section contains information for FNB’s shareholders and Omega’s shareholders about the special meetings of shareholders FNB and Omega have called to consider the approval of the merger proposal and the adjournment proposal.
General
     This joint proxy statement/prospectus is being furnished to FNB’s shareholders as part of the solicitation of proxies by FNB’s board of directors for use at a special meeting of FNB’s shareholders to be held at the FNB Technology Center Board Room, 4140 East State Street, Hermitage, Pennsylvania on                                         , 2008 at                     , and at any adjournment, postponement or continuation thereof. This joint proxy statement/prospectus is being furnished to Omega’s shareholders as part of the solicitation of proxies by Omega’s board of directors for use at a special meeting of Omega’s shareholders to be held at the Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania on                                         , 2008 at                     , and at any adjournment, postponement or continuation thereof.
When and Where the Special Meetings Will Be Held
FNB
     The FNB special meeting will be held on                                         ,                                          , 2008 at                                         , prevailing time, at the F.N.B. Technology Center Board Room, 4140 East State Street, Hermitage, Pennsylvania, subject to any adjournment, postponement or continuation of the FNB special meeting.
Omega
     The Omega special meeting will be held on                                         ,                                                               , 2008, at                     , prevailing time, at the Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania, subject to any adjournment, postponement or continuation of the Omega special meeting.
Matters to Be Considered
FNB
     The purposes of the FNB special meeting are to consider and vote upon:
•	Proposal No. 1 – A proposal to approve and adopt the merger agreement between FNB and Omega, including the issuance by FNB of up to 26,600,000 shares of FNB common stock pursuant to the terms and conditions of the merger agreement;

•	Proposal No. 2 – A proposal to adjourn the FNB special meeting, if necessary, to permit further solicitation of proxies if FNB has not received sufficient votes at the time of the FNB special meeting to approve the FNB merger proposal; and

•	Such other business as may properly come before the FNB special meeting and any adjournment, postponement or continuation of the FNB special meeting.
     FNB’s shareholders must approve Proposal No. 1 for the merger to occur. If FNB’s shareholders do not approve the FNB merger proposal, the merger will not occur.
     At this time, FNB’s board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at the FNB special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Omega
     The purposes of the Omega special meeting are to consider and vote upon:
•	Proposal No. 1 – A proposal to approve and adopt the merger agreement between FNB and Omega;

•	Proposal No. 2 – A proposal to adjourn the Omega special meeting, if necessary, to permit further solicitation of proxies if Omega has not received sufficient votes at the time of the Omega special meeting to approve the Omega merger proposal; and

•	Such other business as may properly come before the Omega special meeting and any adjournment, postponement or continuation of the Omega special meeting.
     Omega’s shareholders must approve Proposal No. 1 for the merger to occur. If Omega’s shareholders fail to approve the Omega merger proposal, the merger will not occur.
     At this time, Omega’s board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at the Omega special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote
     FNB and Omega have each fixed the close of business on                                                                 , 2008 as the record date for the determination of holders of record of FNB and Omega common stock entitled to notice of, and to vote at, their respective special meetings and any adjournment, postponement or continuation of their respective special meetings.
     On the record date,                                            shares of Omega common stock and                                            shares of FNB common stock were issued and outstanding and entitled to vote at the Omega and FNB special meetings, respectively, held by approximately                       holders of record and                       holders of record, respectively.
FNB
     Each share of FNB common stock is entitled to cast one vote on all matters that are properly submitted at the FNB special meeting.
Omega
     Each share of Omega common stock is entitled to cast one vote on all matters that are properly submitted at the Omega special meeting, except that Article 8 of Omega’s amended and restated articles of incorporation, as amended, restricts the rights of a shareholder to cast or execute written consents with respect to more than 10% of the total votes that all Omega shareholders are entitled to cast at an Omega shareholders meeting, unless authorized to do so by the Omega board of directors and subject to such conditions as the Omega board of directors may impose.
     The casting of votes by a person as a proxy holder for other shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group that includes such person. Giving a revocable proxy to a person does not in itself cause the shareholder giving the proxy to be a member of a group that includes such person. Article 8 of Omega’s amended and restated articles of incorporation, as amended, provides that the determination by the Omega board of directors of the existence or membership of a group, and of the number of votes any person or each member of a group is entitled to cast, is final and conclusive absent clear and convincing evidence of bad faith.
     In the event of a violation of Article 8, in addition to other remedies afforded Omega, votes cast in violation of Article 8 cannot be counted and Omega or its nominees have an option to acquire from the violator shares of common stock in excess of the 10% limit at prices that would in certain situations be lower than the then current market prices of such shares.

     The foregoing is a brief summary of Article 8 of Omega’s amended and restated articles of incorporation, as amended, and is qualified in all respects by the exact provisions of Omega’s amended and restated articles of incorporation, as amended, which are incorporated by reference in this joint proxy statement/prospectus.
Quorum
     The presence, in person or by proxy, of the holders entitled to cast at least a majority of the votes which all holders of outstanding shares of FNB common stock and Omega common stock as of the record date are entitled to cast is necessary to constitute a quorum at the FNB special meeting and the Omega special meeting. A quorum must be present in order to hold and conduct business at the FNB special meeting or the Omega special meeting.
     All shares of common stock present in person or represented by proxy and entitled to vote at each respective special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.
     If the Omega special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter to be acted upon by Omega’s shareholders set forth in Omega’s notice of special meeting.
     Based on the number of shares of FNB common stock issued and outstanding as of the record date, the holders of at least                                          shares of FNB common stock must be present in person or represented by proxy at the FNB special meeting to constitute a quorum. Based on the number of shares of Omega common stock issued and outstanding as of the record date, the holders of at least                                          shares of Omega common stock must be present in person or be represented by proxy at the Omega special meeting to constitute a quorum.
Shareholder Vote Required
FNB
     Proposal to Approve and Adopt the Merger Agreement. Under the Florida law, FNB’s articles of incorporation and the regulations of the NYSE, the affirmative vote of a majority of the votes cast by all holders of shares of FNB common stock entitled to vote at the FNB special meeting is required to approve the FNB merger proposal. In addition, the regulations of the NYSE require that the total votes cast on the FNB merger proposal must represent over 50% of the shares of FNB common stock entitled to vote on such proposal. For NYSE purposes, an abstention will count as a vote cast and, therefore, will have the legal effect of a vote against the FNB merger proposal.

     Proposal to Adjourn the FNB Special Meeting. The affirmative vote of a majority of the votes cast by all holders of shares of FNB common stock entitled to vote at the FNB special meeting is required to approve the FNB adjournment proposal. Abstentions will not be considered votes cast at the FNB special meeting on the FNB adjournment proposal and will have no effect on the vote to approve the FNB adjournment proposal.
     If your FNB shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. Your broker will not vote your shares on the FNB merger proposal or the FNB adjournment proposal without instructions from you.
Omega
     Proposal to Approve and Adopt the Merger Agreement. The affirmative vote of a majority of the votes cast by all holders of shares of Omega common stock entitled to vote at the Omega special meeting is required to approve the Omega merger proposal. If your Omega shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. Your broker will not vote your shares on the Omega merger proposal without instructions from you. Under Pennsylvania law, abstentions and these “non-voted” shares are not considered votes cast and therefore will have no effect on the vote and will not be considered in determining whether the Omega merger proposal has received the requisite shareholder vote.
     When considering the recommendation of Omega’s board of directors that shareholders of Omega vote in favor of the approval of the Omega merger proposal, shareholders of Omega should be aware that certain of Omega’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Omega’s shareholders. See “Proposal No. 1 – Proposal to Approve and Adopt the Merger Agreement – Interests of Omega’s Directors and Executive Officers in the Merger” beginning on page ___.
     Proposal to Adjourn the Omega Special Meeting. The affirmative vote of a majority of the votes cast by all holders of shares of Omega common stock entitled to vote at the Omega special meeting is required to approve the Omega adjournment proposal.
     If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. Your broker will not vote your shares on the Omega adjournment proposal without instruction from you. Under the PBCL, abstentions and these non-voted shares are not considered votes cast and therefore will have no effect on the vote and will not be considered in determining whether the Omega adjournment proposal has received the requisite shareholder vote.

No Appraisal Rights
FNB
     Under Florida law, FNB shareholders do not have the right to a judicial appraisal of the fair market value of their shares of FNB common stock in connection with the merger.
Omega
     Under Pennsylvania law, Omega shareholders do not have the right to a judicial appraisal of the fair market value of their shares of Omega common stock in connection with the merger.
Director and Executive Officer Voting
FNB
     As of the record date, FNB’s directors and executive officers and their affiliates beneficially owned                                          shares of FNB’s common stock, or approximately                     %, of the issued and outstanding shares of FNB common stock entitled to vote at the FNB special meeting. This number includes options to purchase                                          shares of FNB common stock exercisable within 60 days of the record date for the FNB special meeting.
Omega
     As of the record date, Omega’s directors and executive officers and their affiliates beneficially owned                                          shares of Omega’s common stock, or approximately                      %, of the issued and outstanding shares of Omega’s common stock entitled to vote at the Omega special meeting. This number includes options to purchase                                          shares of Omega common stock exercisable within 60 days of the record date. Each of Omega’s directors has executed a voting agreement pursuant to which such director has agreed to vote such director’s shares of Omega common stock in favor of the Omega merger proposal.
     In addition, as of the record date, FNB owned 128,914 shares of Omega common stock, or approximately 1.0% of the shares entitled to vote at the Omega special meeting; and FNB’s directors and executive officers and their affiliates owned an aggregate of                                          shares of Omega common stock, or approximately                     % of the shares entitled to vote at the Omega special meeting.

Proxies
     Voting at the Special Meetings
     FNB
     Whether or not you expect to attend the FNB special meeting in person, FNB urges FNB shareholders to vote.
     If you are a registered shareholder of FNB (that is, if your FNB stock is registered in your name), you may vote by mail, telephone or electronically through the internet by following the instructions included with your proxy card. Please check your proxy card for instructions on all three options. If you vote by telephone or electronically through the internet, you do not need to return your proxy card. If your FNB shares are held in street name (that is, if your FNB shares are registered in the name of your broker, bank or other nominee), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the internet. If you vote by mail, please sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States. If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the FNB merger proposal and FOR the FNB adjournment proposal.
     Omega
     Whether or not you expect to attend the Omega special meeting in person, Omega urges Omega shareholders to vote.
     If you are a registered shareholder of Omega (that is, if your Omega shares are registered in your name), you may vote by mail, telephone or electronically through the internet by following the instructions included with your proxy card. Please check your proxy card for instructions on all three options. If you vote by telephone or electronically through the internet, you do not need to return your proxy card. If your Omega shares are held in street name (that is, if your stock is registered in the name of your broker, bank or other nominee), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the internet. If you vote by mail, please sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States. If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the Omega merger proposal and FOR the Omega adjournment proposal.

     Revocability. You may revoke your proxy at any time before the vote is taken at your special meeting. If you are a shareholder of record, you may revoke your proxy by:
•	submitting written notice of revocation to your corporate secretary prior to the voting of that proxy at your special meeting;

•	submitting a later-dated proxy by telephone, internet or mail; or

•	voting in person at your special meeting.
     However, simply attending your special meeting without voting will not revoke an earlier proxy.
     Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
     FNB
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
Attention: David B. Mogle, Corporate Secretary
     Omega
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
Attention: David S. Runk, Corporate Secretary
     If your FNB shares or Omega shares are held in street name, you should follow the instructions of the bank, broker or other nominee of record regarding the revocation of proxies.
     How Proxies are Counted. All shares of FNB common stock and Omega common stock represented by proxy received before or at the FNB special meeting and the Omega special meeting, respectively, and not revoked, will be voted in accordance with the instructions indicated in the proxy.
     If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the FNB merger proposal or the Omega merger proposal and, if necessary, FOR the FNB adjournment proposal or the Omega adjournment proposal, as applicable.

     Solicitation. FNB and Omega will each pay for the costs of its special meeting and for the mailing of this joint proxy statement/prospectus to its shareholders, as well as all other costs it incurs in connection with the solicitation of proxies from its shareholders. However, FNB and Omega will share equally the cost of printing this joint proxy statement/prospectus and the filing fees paid to the SEC.
     In addition to soliciting proxies by mail, the directors, officers and employees of FNB, Omega and their respective subsidiaries may solicit proxies by e-mail, telephone or in person. FNB’s, Omega’s and their respective subsidiaries’ directors, officers and employees will not be specially compensated for these activities. Upon request, FNB or Omega, as applicable, will pay the reasonable expenses of brokers, dealers, banks or voting trustees, or their nominees, in mailing proxy materials to the beneficial owners of the FNB shares or Omega shares they hold of record.
     FNB has retained the firm of Regan & Associates, Inc. to assist it in the solicitation of proxies and has agreed to pay Regan & Associates, Inc. $17,500 for its services. Omega has retained the firm of Regan & Associates, Inc. to assist it in the solicitation of proxies and has agreed to pay Regan & Associates $12,500 for its services.
Recommendation of FNB’s Board of Directors
     FNB’s board of directors unanimously approved the merger agreement, including the issuance by FNB of up to 26,600,000 shares of FNB common stock as part of the merger with Omega on the terms and conditions set forth in the merger agreement and the transactions contemplated by the merger agreement. Based on FNB’s reasons for the merger described elsewhere in this joint proxy statement/prospectus, FNB’s board of directors believes that the merger is in FNB’s best interests and those of FNB’s shareholders. Accordingly, FNB’s board of directors unanimously recommends that FNB’s shareholders vote FOR the FNB merger proposal and FOR the FNB adjournment proposal. See “Proposal No. 1 – Proposal to Approve and Adopt the Merger Agreement – FNB’s Reasons for the Merger” beginning on page ___ for a more detailed discussion of the recommendation of FNB’s board of directors.
Recommendation of Omega’s Board of Directors
     Omega’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Omega’s reasons for the merger described elsewhere in this joint proxy statement/prospectus, Omega’s board of directors believes that the merger is in Omega’s best interests and those of Omega’s shareholders. Accordingly, Omega’s board of directors unanimously recommends that Omega’s shareholders vote FOR the Omega merger proposal and FOR the Omega adjournment proposal. See “Proposal No. 1 – Proposal to Approve and Adopt the Merger Agreement – Omega’s Reasons for the Merger” beginning on page                     , for a more detailed discussion of the recommendation of Omega’s board of directors.

Questions and Additional Information
FNB
     If you have more questions about the proposals to be acted upon at the FNB special meeting or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call David B. Mogle, FNB’s Corporate Secretary, at (724) 983-3431.
Omega
     If you have more questions about the proposals to be acted upon at the Omega special meeting or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call Daniel L. Warfel, Omega’s Chief Financial Officer, at (814) 231-7680.

INFORMATION ABOUT FNB AND OMEGA
FNB
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
     FNB is a $6.1 billion diversified financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and its insurance agency, consumer finance, trust company and merchant banking subsidiaries.
     FNB Bank has 155 banking offices in western Pennsylvania and eastern Ohio, one loan production office in Pennsylvania, one loan production office in Tennessee and five loan production offices in Florida and maintains seven insurance agency locations. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of September 30, 2007, FNB Bank had total assets, total liabilities and total shareholders’ equity of approximately $6.0 billion, $5.3 billion and $656 million, respectively.
     Regency Finance, FNB’s consumer finance subsidiary, has 22 offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.
     Another FNB subsidiary, First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.8 billion of assets under management as of September 30, 2007.
     First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.
     FNB’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within FNB’s geographic markets.

     FNB’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company that underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB’s lending subsidiaries. In addition, FNB Bank owns a direct subsidiary, First National Corporation (a Pennsylvania corporation), that offers title insurance products.
     F.N.B. Capital Corporation offers subordinated debt and other types of financing options for small- to medium-sized commercial enterprises that need financial assistance beyond the parameters of typical commercial bank lending products.
     For additional information about FNB, “Where You Can Find More Information”, beginning on page                     .
Omega
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
(814) 231-7680
     Omega is a $1.78 billion Pennsylvania business corporation that is registered as a bank holding company and has elected to be a financial holding company under the BHCA. Omega is headquartered in State College, Pennsylvania, and provides banking services through its Pennsylvania-chartered banking subsidiary, Omega Bank, and a range of non-banking services through other subsidiaries. As of September 30, 2007, Omega had total assets, total liabilities and total shareholders’ equity of approximately $1.78 billion, $1.45 billion and $331.2 million, respectively.
     Omega Bank offers a full range of consumer and commercial banking services through 64 full service offices in Bedford, Blair, Cameron, Centre, Clinton, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder and Union counties in northeastern and central Pennsylvania. Consumer banking services including internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, auto and equipment leases, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services offered by Omega Bank include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lending, commercial cash management services, lockbox service and repurchase agreements. Omega Bank also provides a variety of trust and asset management services.

     Omega also provides insurance and investment services within Omega’s market through its non-bank subsidiaries.
     For more information on Omega, see “Where You Can Find More Information” beginning on page                     .
PROPOSAL NO. 1 – PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT
     The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement as well as the discussion in this joint proxy statement/prospectus.
FNB’s Background of the Merger
     Since January 1, 2004, part of FNB’s growth strategy has been to expand its geographic presence in Pennsylvania. Since that date, FNB has completed four acquisitions of banks in Pennsylvania. Certain information regarding these acquisitions is as follows:

Date Acquisition Announced	Name of Acquired Bank	Primary Market Area
May 6, 2004	The First National Bank of Slippery Rock	Butler County
October 15, 2004	NorthSide Bank	Pittsburgh and its northern suburbs
April 23, 2005	The National Bank of North East	Erie County
December 21, 2005	The Legacy Bank	Harrisburg and northeastern Pennsylvania
     On September 7, 2007, KBW, as financial advisor to Omega, contacted Brian F. Lilly, Chief Financial Officer of FNB, regarding FNB’s potential interest in acquiring Omega and, on the same date, FNB executed a confidentiality agreement and shortly thereafter received a confidential information memorandum regarding Omega.
     At a regular meeting of FNB’s board of directors held on September 19, 2007, Steven J. Gurgovits, FNB’s Chief Executive Officer, advised FNB’s board of directors that FNB’s management was evaluating the terms for a bid package concerning a potential acquisition of Omega. The executive committee of FNB’s board of directors held a special meeting on September 27, 2007 to discuss the potential acquisition of Omega with FNB’s management and financial advisor. At that meeting, the executive committee of FNB’s board of directors authorized FNB’s management to submit a preliminary expression of interest for Omega. FNB submitted its non-binding expression of interest to KBW on October 1, 2007.
     Subsequently, at separate regular meetings of FNB’s board of directors and its executive committee held on October 17, 2007, FNB’s management provided an update on FNB’s due diligence of Omega and discussed various matters relating to an acquisition of Omega, including the expanded geographic footprint of the combined company, the demographic profile of Omega’s customers, Omega’s loan-deposit mix, the financial impact on FNB and relevant market share data. During these meetings, FNB’s management discussed the need to complete its due diligence evaluation of Omega’s non-performing assets and earnings expectations prior to submission of a final bid. In view of the timing of Omega’s bidding process, FNB’s board of directors delegated authority to its executive committee for oversight of the Omega bid process and authorized its executive committee to approve a final bid to Omega.
     The executive committee of FNB’s board of directors held a special meeting on October 28, 2007 and again on the October 29, 2007 to review the results of FNB’s due diligence, discuss financial aspects of the proposed merger with Omega and approved the parameters of a final bid. The executive committee of FNB’s board of directors authorized FNB’s management to offer Omega up to four designees on the board of directors of FNB Bank and up to three designees on the FNB board of directors.
     On October 30, 2007, FNB offered to exchange 1.931 shares of FNB common stock for each outstanding share of Omega common stock. Upon further negotiation, FNB increased the exchange ratio to 2.022 shares of FNB common stock for each outstanding share of Omega common stock.
     On November 7, 2007, the executive committee of FNB’s board of directors held a special meeting at which FNB’s management and financial advisor participated. Stephen J. Gurgovits, FNB’s Chief Executive Officer, and Brian F. Lilly, FNB’s Chief Financial Officer, reiterated the benefits of combining Omega and FNB from a strategic and financial perspective. James G. Orie, FNB’s Chief Legal Officer, summarized the principal terms and conditions of the proposed merger agreement as well as the fiduciary duties of the members of FNB’s board of directors. Also at this meeting, UBS reviewed with the executive committee of FNB’s board of directors UBS’ financial analysis of the exchange ratio and informed the executive committee that, assuming no material change in the terms of the merger or in the totality of the information it considered in connection with its financial analysis, UBS believed it would be in a position to render to FNB’s board of directors in connection with the execution of the merger agreement an opinion as to the fairness, from a financial point of view and as of the date of the opinion, to FNB of the exchange ratio provided for in the merger. UBS’ opinion was subsequently rendered by delivery of a written opinion, dated November 8, 2007 (the date of the merger agreement), to FNB’s board of directors. At the November 7, 2007 meeting, the executive committee of FNB’s board of directors, acting on behalf of the full FNB board of directors, unanimously approved and declared the merger and the merger agreement advisable, fair to and in the best interests of FNB’s shareholders and approved unanimously a resolution recommending that FNB’s shareholders vote to approve and adopt the merger agreement and the merger.
FNB’s Reasons for the Merger
     Following the spin-off of its Florida operations on January 1, 2004, FNB committed to pursuing several key strategies. These strategies included the realization of modest organic growth and the supplementation of that growth through strategic acquisitions.
     In approving the merger agreement, FNB’s board of directors and its executive committee considered the following factors as generally supporting its decision to enter into the merger agreement:
•	its understanding of FNB’s business, operations, financial condition, earnings and prospects and of Omega’s business, operations, financial condition, earnings and prospects, including Omega’s geographic position in central and northeastern Pennsylvania;

•	its understanding of the current and prospective environment in which FNB and Omega operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry and the likely effect of these factors on FNB in light of, and in absence of, the proposed merger;

•	the merger with Omega will expand FNB’s franchise to several markets in central and northeastern Pennsylvania that have recently experienced faster economic growth than FNB’s markets in western Pennsylvania and eastern Ohio;

•	the complementary nature of the respective customer bases, business products and skills of FNB and Omega could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining FNB and Omega;

•	the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

•	the historical and current market prices of FNB common stock and Omega common stock;

•	the review by the FNB board of directors, with the assistance of FNB’s management, of the structure and terms of the merger, including the exchange ratio, the expectation of FNB’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to shareholders for United States federal income tax purposes and, based on the exchange ratio and assuming continuation of FNB’s current per share dividend rate of $0.24 per quarter, an anticipated annual dividend increase of $0.70 per share for holders of Omega common stock;

•	the opinion of UBS, dated November 8, 2007, to FNB’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to FNB of the exchange ratio provided for in the merger, as more fully described below under the caption “Opinion of FNB’s Financial Advisor in Connection with the Merger;” and

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained.
     The FNB board of directors also considered the fact that the merger will result in a combined entity with assets of approximately $8.0 billion. The future growth prospects of the Omega market area are expected to provide sustained business development opportunities by enabling FNB to capitalize on a cohesive banking franchise with sufficient critical mass to compete in the central and northeastern Pennsylvania markets.
     The foregoing discussion of the factors considered by the FNB board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the FNB board. In reaching its decision to approve the merger agreement and the merger, the FNB board did not quantify or assign relative rights to the factors considered, and individual directors may have given different weights to different factors. The FNB board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, FNB’s determination to enter into the merger agreement.
Opinion of FNB’s Financial Advisor in Connection with the Merger
     In connection with the merger, UBS delivered to FNB’s board of directors an opinion, dated November 8, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to FNB.

     The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is included as Appendix B to this joint proxy statement/prospectus and is incorporated by reference. UBS’ opinion was provided for the benefit of FNB’s board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to FNB or FNB’s underlying business decision to effect the merger. UBS’ opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.
     In arriving at its opinion, among other things, UBS:
•	reviewed certain publicly available business and financial information relating to Omega and FNB, including, for Omega, publicly available financial forecasts and estimates for calendar year 2007 and, for FNB, publicly available financial forecasts and estimates for calendar years 2007 and 2008 and publicly available long-term earnings growth rate estimates;

•	reviewed certain internal financial information and other data relating to Omega’s business and financial prospects that were provided to UBS by the managements of FNB and Omega and not publicly available, including financial forecasts and estimates for Omega prepared by FNB’s management for periods beyond calendar year 2007;

•	reviewed, for FNB, financial forecasts and estimates for calendar years 2009 and 2010 that were extrapolated, as directed by FNB’s management, from the publicly available financial forecasts and estimates for calendar year 2008, and the publicly available long-term earnings growth rate estimates, for FNB referred to above in UBS’ opinion;

•	reviewed certain estimates of synergies prepared by FNB’s management that were provided to UBS by FNB and not publicly available;

•	conducted discussions with members of the senior managements of FNB and Omega concerning the businesses and financial prospects of Omega and FNB;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of FNB common stock and Omega common stock;

•	considered certain pro forma effects of the merger on FNB’s financial statements;

•	reviewed an execution form of the merger agreement which was provided to UBS on November 8, 2007; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.
     In connection with its review, with the consent of FNB’s board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of FNB’s board of directors, UBS relied on that information being complete and accurate in all material respects. In addition, with the consent of FNB’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of FNB or Omega, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates for Omega prepared by FNB’s management, synergies and pro forma effects referred to in UBS’ opinion, UBS assumed, at the direction of FNB’s board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of FNB’s management as to Omega’s future financial performance and such synergies and pro forma effects. With respect to the publicly available financial forecasts and estimates for Omega and FNB, and the extrapolated financial forecasts and estimates for FNB, referred to in UBS’ opinion, UBS was advised by FNB’s management and assumed, at the direction of FNB’s board of directors, that they represented reasonable estimates and judgments as to Omega’s and FNB’s future financial performance for the periods reflected in those forecasts and estimates and were appropriate for UBS to utilize in its analyses. In addition, UBS assumed, with the approval of FNB’s board of directors, that the financial forecasts and estimates, including synergies, referred to in UBS’ opinion would be achieved at the times and in the amounts projected. UBS is not an expert in the evaluation of loan or lease portfolios or allowances for losses with respect to loan or lease portfolios, was not requested to conduct, and did not conduct, a review of individual credit files, and was advised and therefore assumed that allowances for FNB and Omega were, and on a pro forma basis will be, in the aggregate appropriate to cover losses. UBS also assumed, with the consent of FNB’s board of directors, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

     At the direction of FNB’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. UBS expressed no opinion as to what the value of FNB common stock would be when issued pursuant to the merger or the prices at which FNB common stock or Omega common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of FNB’s board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the execution form that UBS reviewed, (ii) FNB and Omega would comply with all material terms of the merger agreement and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on FNB, Omega or the merger. Except as described above, FNB imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.
     In connection with rendering its opinion to FNB’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to FNB, Omega or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.
     UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
     The estimates of the future performance of FNB and Omega provided by the managements of FNB and Omega or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of FNB and Omega. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.
     The exchange ratio was determined through negotiation between FNB and Omega and the decision to enter into the merger was solely that of FNB’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by FNB’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of FNB’s board of directors or management with respect to the merger or the exchange ratio.
     The following is a brief summary of the material financial analyses performed by UBS and reviewed with the executive committee of FNB’s board of directors in connection with UBS’ opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.
     FNB Financial Analysis
     Selected Companies Analysis. UBS compared selected financial and stock market data of FNB with corresponding data of the following eight selected publicly traded Mid-Atlantic banks with market capitalizations of between $700 million and $2.5 billion:
•	First Commonwealth Financial Corporation
•	Fulton Financial Corporation
•	National Penn Bancshares, Inc.
•	NBT Bancorp Inc.
•	Provident Bankshares Corporation
•	S&T Bancorp, Inc.
•	Susquehanna Bancshares, Inc.
•	Valley National Bancorp
     UBS reviewed, among other things, closing stock prices of the selected companies on November 5, 2007 as multiples of calendar years 2007 and 2008 estimated GAAP EPS and estimated cash EPS and as multiples of book value per share and tangible book value per share as of September 30, 2007. UBS then compared these multiples derived from the selected companies with corresponding multiples implied for FNB based on the closing price of FNB common stock on November 5, 2007. Financial data of FNB and the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, as compared to corresponding multiples implied for FNB:

Implied Multiples for FNB
Closing Stock Price	Implied Multiples				Based on Closing Stock Price
as Multiples of:	for Selected Companies				on 11/5/07
	Low	Mean	Median	High
EPS
Calendar 2007 GAAP	11.0x	13.4x	13.4x	16.1x	12.9x
Calendar 2007 Cash	10.3x	13.0x	13.1x	15.3x	12.4x
Calendar 2008 GAAP	10.4x	12.6x	12.4x	15.6x	12.3x
Calendar 2008 Cash	9.8x	12.2x	12.1x	14.9x	11.8x
Book Value Per Share	1.15x	1.74x	1.75x	2.41x	1.68x
Tangible Book Value Per Share	1.91x	2.66x	2.64x	3.95x	3.27x
     Omega Financial Analyses
     Selected Companies Analysis. UBS compared selected financial and stock market data of Omega with corresponding data of the following six selected publicly traded Mid-Atlantic banks with market capitalizations of between $250 million and $1.15 billion:
•	First Commonwealth Financial Corporation
•	National Penn Bancshares, Inc.
•	NBT Bancorp Inc.
•	Provident Bankshares Corporation
•	S&T Bancorp, Inc.
•	Sandy Spring Bancorp, Inc.
     UBS reviewed, among other things, closing stock prices of the selected companies on November 5, 2007 as multiples of calendar years 2007 and 2008 estimated earnings per share, commonly referred to as GAAP EPS, and estimated cash EPS (calculated as GAAP EPS plus annualized latest quarter intangible amortization expense), and as multiples of book value per share and tangible book value per share as of September 30, 2007. UBS then compared these multiples derived from the selected companies with corresponding multiples implied for Omega based both on the closing price of Omega common stock on November 5, 2007 and the implied per share value of the merger consideration utilizing the merger exchange ratio of 2.022x and the closing price of FNB common stock on November 5, 2007. Estimated financial data of Omega and the selected companies were based on publicly available research analysts’ estimates and, in the case of Omega’s calendar year 2008 estimated GAAP EPS and cash EPS, internal estimates of FNB’s management. Other financial data of Omega and the selected companies were based on public filings and other publicly available information. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, as compared to corresponding multiples implied for Omega:

Closing Stock Price	Implied Multiples				Implied Multiples
as Multiples of:	for Selected Companies				for Omega
Based on Implied
					Based on Closing	Per Share
					Stock Price on	Value of Merger
	Low	Mean	Median	High	11/5/07	Consideration
EPS
Calendar Year 2007 GAAP	11.0x	13.1x	13.2x	16.1x	14.9x	17.7x
Calendar Year 2007 Cash	10.3x	12.5x	12.8x	15.3x	14.5x	17.3x
Calendar Year 2008 GAAP	10.4x	12.5x	12.5x	15.6x	13.2x	15.8x
Calendar Year 2008 Cash	9.8x	12.0x	12.1x	14.9x	13.0x	15.4x
Book Value Per Share	1.15x	1.67x	1.68x	2.23x	0.97x	1.16x
Tangible Book
Value Per Share	1.91x	2.55x	2.40x	3.95x	1.95x	2.32x
     Selected Transactions Analysis. UBS reviewed transaction values in the following 16 selected transactions involving U.S. banks or thrifts with transaction values of between $250 million and $1.15 billion publicly announced since January 1, 2005:

Announcement
Date	Acquiror	Target
09/06/2007	National Penn Bancshares, Inc.	KNBT Bancorp Inc.
08/16/2007	Fifth Third Bancorp	First Charter Corporation
07/26/2007	KeyCorp	U.S.B. Holding Co., Inc.
07/19/2007	The PNC Financial Services Group, Inc.	Sterling Financial Corporation
07/08/2007	Marshall & Ilsley Corporation	First Indiana Corporation
06/06/2007	The PNC Financial Services Group, Inc.	Yardville National Bancorp
04/30/2007	Susquehanna Bancshares, inc.	Community Banks, Inc.
09/26/2006	Bank of Montreal	First National Bank & Trust
09/20/2006	First Busey Corporation	Main Street Trust, Inc.
06/26/2006	Citizens Banking Corporation	Republic Bancorp, Inc.
05/01/2006	MB Financial, Inc.	First Oak Brook Bancshares, Inc.
12/12/2005	First Midwest Bancorp, Inc.	Bank Calumet, Inc.
11/09/2005	Marshall & Ilsley Corporation	Gold Banc Corporation, Inc.
10/10/2005	New York Community Bancorp, Inc.	Atlantic Bank of New York
07/26/2005	Fulton Financial Corporation	Columbia Bancorp
3/21/2005	Associated Banc-Corp	State Financial Services Corporation
     UBS reviewed, to the extent publicly available, transaction values in the selected transactions as multiples of the target company’s estimated net income for the calendar year in which the relevant transaction was publicly announced, and book value and tangible book value as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS also reviewed, to the extent publicly available, the premiums paid in the selected transactions over tangible book value as a percentage of the target company’s core deposits as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS then compared these multiples and premiums derived from the selected transactions with corresponding multiples of calendar year 2007 estimated net income and book value and tangible book value as of September 30, 2007 and the corresponding premium over tangible book value as a percentage of core deposits as of September 30, 2007 implied for Omega, in each case based on the implied per share value of the merger consideration utilizing the merger exchange ratio of 2.022x and the closing price of FNB common stock on November 5, 2007. Multiples and premiums for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Omega were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following implied low, mean, median and high multiples and premiums for the selected transactions, as compared to corresponding multiples and premium implied for Omega:

									Implied Multiples and Premium
									for Omega Based on Implied Per
Purchase Price	Implied Multiples and Premiums								Share Value of Merger
as Multiples of:	for Selected Transactions								Consideration
	Low		Mean		Median		High
Current Year Estimated Net Income	15.4	x	21.0	x	20.2	x	30.4	x	17.7	x
Book Value	1.32	x	2.39	x	2.41	x	3.40	x	1.16	x
Tangible Book Value	1.81	x	3.08	x	2.80	x	7.94	x	2.32	x
Premium over Tangible Book Value as Percentage of Core Deposits	12.0%		21.6%		21.4%		32.2%		18.0%
     Discounted Cash Flow Analysis. UBS performed a discounted cash flow analysis on Omega using financial forecasts and estimates prepared by FNB’s management referred to above for Omega’s fiscal years 2008 through 2013, both before and after taking into account the potential cost savings anticipated by FNB’s management to result from the proposed merger. UBS calculated a range of implied present values of the excess equity that Omega could generate from fiscal years 2008 through 2012 using discount rates ranging from 12.5% to 14.5%. UBS also calculated a range of implied terminal values for Omega as of December 31, 2012 by applying a range of forward price to earnings terminal value multiples of 13.0x to 15.0x to Omega’s fiscal year 2013 estimated net income and, in the case of potential cost savings anticipated by FNB’s management to result from the proposed merger, by applying to the estimated cost savings in fiscal year 2013 a perpetuity growth rate of 3.0%. The implied terminal values were then discounted to present value using discount rates ranging from 12.5% to 14.5%.

This analysis resulted in ranges of implied present values of approximately $27.57 to $32.25 per share of Omega common stock (before taking into account potential cost savings) and approximately $32.03 to $38.17 per share of Omega common stock (after taking into account potential cost savings), as compared to the implied per share value of the merger consideration of $30.41 utilizing the merger exchange ratio of 2.022x and the closing price of FNB common stock on November 5, 2007.
     Pro Forma Accretion/Dilution Analysis
     UBS reviewed the potential pro forma effect of the merger on FNB’s fiscal years 2008, 2009 and 2010 estimated GAAP EPS and estimated cash EPS after taking into account the potential cost savings anticipated by FNB’s management to result from the proposed merger. Estimated financial data of FNB were based, on publicly available research analysts’ estimates for calendar year 2008 and were extrapolated, as directed by FNB’s management, for calendar years 2009 and 2010 from publicly available research analysts’ estimates for calendar year 2008 and publicly available long-term earnings growth rate estimates. Estimated financial data of Omega were based on internal estimates of FNB’s management. Based on the merger exchange ratio, this analysis indicated that:
•	the merger could be dilutive to FNB’s fiscal years 2008 and 2009 estimated GAAP EPS and accretive to FNB’s fiscal year 2010 estimated GAAP EPS; and

•	the merger could be dilutive to FNB’s fiscal year 2008 estimated cash EPS and accretive to FNB’s fiscal years 2009 and 2010 estimated cash EPS.
     Actual results may vary from projected results and the variations may be material.
     Miscellaneous
     Under the terms of UBS’ engagement, FNB has agreed to pay UBS an aggregate fee of $3.0 million for its financial advisory services in connection with the merger, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, FNB has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of FNB and Omega and, accordingly, may at any time hold a long or short position in such securities. FNB selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Omega’s Background of the Merger
     From time to time, the Omega board of directors discussed Omega’s strategic alternatives, including possible acquisitions of other financial institutions and the sale of Omega.
     On August 8, 2007, the executive committee of the Omega board of directors held a meeting to discuss strategic alternatives. Representatives of KBW attended the meeting at the request of the executive committee. KBW had previously provided investment banking services to Omega and was familiar with Omega. The executive committee reviewed various items, including an industry analysis, a review of peer bank financial performance, a review of Omega’s historical and 2008 projected operating results and stock buy-back alternatives. Representatives of KBW reviewed with the executive committee industry fundamentals, bank valuations, the merger and acquisition environment, Omega’s financial and operating results and performance as compared to peers, strategic alternatives, including remaining independent, growth through acquisitions and the sale of Omega. After this discussion, the executive committee requested that another investment banking firm, which also had previously worked with Omega, provide the executive committee with its perspectives on the industry and bank valuations. This investment banking firm met with the executive committee on August 20, 2007.
     At a regularly scheduled Omega board meeting held on August 27, 2007, representatives of KBW reviewed with the Omega board of directors the matters it had reviewed with the executive committee on August 8, 2007. Donita R. Koval, Omega’s President and Chief Executive Officer, and Daniel L. Warfel, Omega’s Executive Vice President and Chief Financial Officer, presented Omega’s 2008 budget estimates, operating results expected for 2007 and strategic planning summaries. After discussion, the Omega board of directors authorized the retention of KBW to represent Omega in obtaining expressions of interest from potential acquirors. The Omega board of directors also appointed a merger committee consisting of directors Lee, Baxter and Szeyller to assist in reviewing and negotiating any acquisition proposals with Ms. Koval and Mr. Warfel.
     Omega engaged the law firm of Blank Rome LLP on or about August 29, 2007 to represent Omega in this process. Blank Rome had provided securities, mergers and acquisitions and other legal representation to Omega for a number of years.
     Between August 27, 2007 and September 17, 2007, KBW prepared a confidential information memorandum describing Omega and its business. KBW contacted 18 financial institutions, including FNB, to determine whether any of them had any interest in the potential acquisition of Omega. Of those institutions contacted, 12 financial institutions, including

FNB, signed confidentiality agreements and were sent a copy of the confidential information memorandum. Potential interested parties were informed that initial expressions of interest should be submitted by October 1, 2007, and four initial expressions of interest were received.
     On October 3, 2007, the Omega board of directors held a special meeting at which representatives of KBW and Blank Rome were present. KBW reported on the status and timeline of the sales process. They reported on the solicitation process that they conducted and that initial expressions of interest had been received from four financial institutions. KBW reviewed and compared the terms of the initial expressions of interest as well as the financial information of the four interested parties. Blank Rome reported on the fiduciary duties of the Omega board of directors under Pennsylvania law. After discussion, the Omega board of directors voted to continue further discussions with FNB and one other bidder and instructed KBW to invite such bidders to conduct due diligence on Omega and submit their final expression of interest. The Omega board of directors also instructed KBW to make further inquiry of the third bidder to determine if the proposed price in its initial expression of interest could be increased to a level that the merger committee considered satisfactory. The Omega board of directors determined not to continue discussions with the fourth bidder because of its financial condition and the concern that it would not be able to finance the cash position of the proposed purchase price. KBW subsequently contacted the third bidder which declined to change its proposed price in its initial expression of interest.
     Beginning on approximately October 9, 2007, representatives of FNB and the other bidder conducted their due diligence investigations of Omega, which included meetings and telephone conversations with representatives of Omega and review of Omega’s documents and records via an on-line data room.
     KBW sent a draft of the merger agreement that had been prepared by Blank Rome to FNB and the other bidder on October 15, 2007. KBW requested that final expressions of interest be submitted by October 26, 2007. Final expressions of interest were received from both FNB and the other bidder.
     On October 30, 2007, representatives of KBW met with the merger committee and reported on the status of the sale process to date. They reported that FNB and one other bidder had completed their due diligence and submitted offers. KBW also reviewed market conditions for the third quarter of 2007 and changes in the market since the time that the expressions of interest had been submitted. KBW reviewed the terms of the final expressions of interest. The final expression of interest from FNB indicated an all stock purchase price at an exchange ratio of 1.931 shares of FNB common stock for each outstanding share of Omega common stock. The other bidder’s final expression of interest indicated a purchase price payable 55% in stock and 45% in cash.

     After the meeting, KBW contacted FNB to determine whether its proposed exchange ratio could be increased. In response, FNB increased its proposed exchange ratio to 2.022 shares of FNB common stock for each outstanding share of Omega common stock.
     Later that day, the Omega board of directors held a special meeting at which representatives of KBW and Blank Rome were present. KBW reported to the board on the same matters that it had reported to the merger committee earlier in the day. KBW reviewed the terms of the final expressions of interest. The final expression of interest from FNB indicated an all stock purchase price at an exchange ratio of 2.022 shares of FNB common stock for each outstanding share of Omega common stock. The other bidder’s expression of interest indicated a purchase price payable 55% in stock and 45% in cash which, based on the then current market prices of the respective stocks, represented a higher purchase price than the FNB final expression of interest; however, for a number of reasons, the Omega board of directors concluded that affiliation with FNB was preferable to an affiliation with the other bidder. These reasons included Omega’s board of directors’ view that:
•	FNB’s historical financial performance was superior to that of the other bidder;

•	the dividend paid by FNB was more financially secure than the dividend paid by the other bidder;

•	FNB had a more seasoned management team that was experienced in making acquisitions;

•	the current market price of the other bidder’s stock was overvalued based on a review of its price/earnings ratio compared with the price/earnings ratios of similar financial institutions, including that of FNB;

•	the FNB proposal consisted of more stock than the other offer, which increased the ability of Omega shareholders to participate in the future growth of FNB;

•	the fact that the other bidder would need to raise cash and the uncertainty as to the ability of the other bidder to raise sufficient cash in the current environment to pay the cash portion of the merger consideration;

•	FNB’s combination with Omega would result in an increase in capital for FNB compared to a decrease for the other bidder; and

•	an acquisition of Omega by FNB would likely result in the retention of more employees after the merger than an acquisition by the other bidder.
     After careful consideration, the Omega board of directors advised the merger committee and KBW to pursue a transaction with FNB. Afterwards, KBW informed FNB and the other bidder of Omega’s board of directors’ decision.

     Between October 30, 2007 and November 8, 2007, representatives of Blank Rome and Omega and Duane Morris and FNB negotiated the terms of the merger agreement and related documents.
     On November 1, 2007, Omega engaged the accounting firm of KPMG LLP to conduct a review of the financial and accounting information of FNB. KPMG reviewed FNB’s public SEC documents and accountants’ workpapers and provided the results to Omega on November 6, 2007.
     On November 2, 2007, representatives of Omega, KBW and Blank Rome conducted an on-site due diligence review of certain of FNB’s financial, accounting and legal information and records.
     As a result of the decline in the stock market after the October 30, 2007 Omega board meeting, on November 5, 2007, Ms. Koval and Mr. Warfel had a telephone conference call with representatives of KBW and Blank Rome at which it was decided that KBW would contact FNB to determine whether FNB would agree to a minimum valuation, or floor, on the merger consideration and the possibility of increasing the exchange ratio and that KBW also would contact the other bidder to inquire whether it was still interested in acquiring Omega at the purchase price indicated in its October 26th expression of interest. On November 6, 2007, KBW contacted FNB to determine if FNB would agree to a minimum valuation, or floor, on the merger consideration and the possibility of increasing the exchange ratio. FNB informed KBW that FNB would not agree to such changes. Additionally, on November 6, 2007, KBW contacted the other bidder to determine if it was still interested in a possible transaction at the purchase price indicated in its October 26th expression of interest. The other bidder preliminarily indicated that Omega remained its preferred acquisition candidate at the purchase price in its October 26th expression of interest. KBW reported this response to the merger committee in a telephone call on November 6, 2007.
     On November 7, 2007, KBW and Mr. Warfel of Omega telephoned the other bidder to conduct preliminary due diligence of the other bidder in light of its expressed willingness to continue with its prior proposal. However, on that call, the other bidder informed KBW and Mr. Warfel that it intended to continue to negotiate another potential acquisition that was then in process and would only consider the Omega transaction if its current potential acquisition was not finalized (which was expected to require at least the next seven to ten days). Further, the other bidder said that in light of its previous due diligence, it would want to reconsider the purchase price at that time.
     On November 7, 2007, the Omega board of directors held a special meeting by conference telephone call in which representatives of KBW and Blank Rome participated. KBW updated the Omega board of directors on the status of the negotiations with FNB and on its telephone conversations with the other bidder. The Omega board of directors discussed some of the key economic terms of the FNB proposal with representatives of KBW and Blank Rome, including that FNB would not agree to a minimum valuation on the merger consideration and would not increase the exchange ratio. The Omega board of directors also discussed the fact that the other bidder would not commit to its prior bid at the current time. Blank Rome then reviewed the current terms of the merger agreement and the voting agreement that directors would be asked to sign.
     The current draft of the merger agreement was circulated to the Omega directors for their review following the conclusion of the meeting.
     On November 8, 2007, the Omega board of directors held a special meeting. The initial portion of the meeting was conducted in executive session attended only by non-management directors. Among other things, the Omega board of directors considered continuing to operate Omega as an independent entity. The Omega board of directors concluded that remaining independent was not in the best interests of the shareholders. Following the executive session, representatives of KBW and Blank Rome participated in the meeting. KBW updated the Omega board of directors on the status of the negotiations with FNB. KBW reviewed with the Omega board of directors its financial analysis of the per share merger consideration proposed to be paid by FNB. KBW then rendered to the Omega board of directors a written opinion dated November 8, 2007 to the effect that, based upon and subject to the matters described in its opinion, as of the date of its opinion, the exchange ratio was fair, from a financial point of view, to holders of the shares of Omega common stock. Mr. Warfel reported on the results of the due diligence investigation of FNB conducted by management and KPMG. Blank Rome reviewed the final terms of the merger agreement and the voting agreement, including the exchange ratio, the tax-free nature of the transaction, the conversion of Omega director, officer and employee stock options into options to purchase FNB stock, the break-up fee and indemnification of Omega’s directors and that Ms. Koval would receive a two-year employment agreement with FNB upon the completion of the merger. The Omega board of directors also discussed amendments to the SERP and severance agreements with Ms. Koval and Mr. Warfel that had been approved by the compensation committee of Omega’s board of directors, which amendments would, among other things, provide for a lump-sum payment under each of the agreements upon the completion of the merger. Following discussion, the Omega board of directors unanimously approved and declared the merger and the merger agreement advisable, fair to and in the best interests of Omega and its shareholders and resolved to recommend that Omega’s shareholders approve and adopt the merger agreement and the merger.
     After the close of business on Thursday, November 8, 2007, Omega and FNB executed the merger agreement and the Omega directors executed the voting agreements. The joint press release announcing the execution of the merger agreement was issued by Omega and FNB prior to the opening of the stock market on Friday, November 9, 2007.

Omega’s Reasons for the Merger
     Omega’s board of directors has unanimously approved the merger agreement and unanimously recommends that Omega shareholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.
     Omega’s board of directors unanimously determined that the terms of the merger agreement and the merger are in the best interests of Omega and its shareholders. In arriving at its determination, the Omega board of directors consulted with Omega’s management, as well as its legal counsel and financial advisors and gave significant consideration to a number of factors bearing on its decision. The Omega board of directors considered the following material factors:
•	The board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Omega;

•	The current and prospective environment in which Omega and FNB operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the trend toward consolidation in the financial services industry and the likely effect of these factors on Omega in light of, and in the absence of, the proposed merger;

•	The opinion of KBW dated November 8, 2007, that, as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of Omega common stock as more fully described below under the caption “— Opinion of Omega’s Financial Advisor in Connection with the Merger;”

•	The review by the Omega board of directors with its financial and legal advisors of the structure and terms of the merger, including the exchange ratio and the expectation that the merger will qualify as a transaction of a type that is generally tax-free to shareholders for United States federal income tax purposes;

•	Based on the exchange ratio and assuming continuation of FNB’s current per share dividend rate of $0.24 per quarter, an anticipated annual dividend increase of $0.70 per share for holders of Omega common stock;

•	The overall historical performance of FNB and the future business prospects of FNB;

•	The results of Omega’s due diligence review of FNB;

•	Results that might be obtained by Omega if it continued to operate independently, as compared with the results that might be obtained as a result of the merger with FNB;

•	The fundamental similarity of FNB’s culture and business philosophy with Omega’s culture and business philosophy; and

•	The belief that FNB’s business strategy is consistent with Omega Bank’s customer-focused community banking operating model. The larger size of the combined company would place the combined company in a stronger position to satisfy the financial needs of its expanded customer base.

•	The complementary strengths of the businesses of Omega and FNB, and the benefits to be provided by an increased scale of operations and expanded product and service offerings. Together, the combined business will be the 5th largest bank based in Pennsylvania with approximately $8 billion in total assets and over 210 branches serving commercial and consumer customers.

•	The historical and current market prices and liquidity of FNB common stock and Omega common stock.

•	Based on the closing price of FNB common stock on November 7, 2007, the merger consideration represented a 22.3% premium over the per share closing price of Omega common stock on November 7, 2007, the date prior to the date on which Omega’s board of directors approved the merger.

•	The ability of three current members of Omega’s board of directors to become members of the FNB board of directors; four current members of Omega’s board of directors to become members of the FNB Bank board of directors and each current member of Omega’s board of directors to become a member of a newly formed community advisory board of directors of FNB focused on Omega’s primary area of operations.
     Omega’s board of directors also considered the fact that members of Omega’s board of directors and of Omega’s management have interests in the merger that are different from those of Omega’s shareholders generally, as more fully described below under the “— Interests of Omega’s Directors and Executive Officers in the Merger.”
     Omega’s board of directors considered the risks and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement on Omega’s ability to take certain actions during the period prior to the closing of the merger, the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these factors on Omega’s business and its relationships with customers. The Omega board of directors also took into account the likelihood that the merger would be approved by the appropriate banking and regulatory authorities and the shareholders of Omega and FNB in a timely manner and without unacceptable conditions.
     Omega does not intend this discussion of the information and factors considered by the Omega board of directors to be exhaustive, although this discussion does include all material factors considered by the Omega board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement to the Omega shareholders for their approval, the Omega board of directors did not assign any relative or specific weights to the factors considered, and individual directors of Omega might have weighed factors differently.
Opinion of Omega’s Financial Advisor in Connection with the Merger
     On August 31, 2007, Omega executed an engagement agreement with KBW. KBW’s engagement encompassed assisting Omega as its financial advisor in connection with a possible business combination with select other institutions. Omega selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Omega and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.
     On November 8, 2007, the Omega board of directors held a meeting to evaluate the proposed merger of Omega with and into FNB. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the exchange ratio in the merger was fair to Omega shareholders from a financial point of view. The Omega board approved the merger agreement at this meeting.
     The full text of KBW’s written opinion is included as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. Omega’s shareholders are urged to read the KBW opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.
     KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Omega board and addresses only the fairness, from a financial point of view, of the consideration offered to the Omega shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Omega shareholder as to how the shareholder should vote at the Omega special meeting on the merger or any related matter.

     In rendering its opinion, KBW:
•	reviewed, among other things:
•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of FNB;

•	quarterly reports on Form 10-Q of FNB;

•	annual reports to shareholders and annual reports on Form 10-K of Omega; and

•	quarterly reports on Form 10-Q of Omega;
•	held discussions with members of senior management of Omega and FNB regarding;
•	past and current business operations;

•	regulatory relationships;

•	financial condition; and

•	future prospects of the respective companies;
•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Omega and FNB and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant;

•	evaluated the potential pro forma impact of the merger on FNB, including cost savings, that management of FNB expects to result from a combination of the businesses of Omega and FNB; and

•	performed other studies and analyses that it considered appropriate.
     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt, or assume any responsibility, to verify such information independently. KBW relied upon the management of Omega and FNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Omega and FNB are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Omega or FNB, nor did KBW examine or review any individual credit files.
     The projections furnished to KBW and used by it in certain of its analyses were prepared by Omega’s senior management. Omega does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. In its analysis, KBW used certain publicly available financial information and earnings estimates on FNB and made no attempt to independently verify its accuracy.
     At the direction of Omega’s board of directors, KBW was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in KBW’s opinion, of the merger agreement or the form of the merger. KBW expressed no opinion as to what the value of FNB common stock would be when issued pursuant to the merger or the prices at which FNB common stock or Omega common stock would trade at any time. Additionally, KBW’s opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Omega, nor does it address the effect of any other business combination in which Omega might engage.
     For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:
•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that may be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.
     KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Omega common stock or FNB common stock will trade since the announcement of the proposed merger, the actual value of the FNB common shares when issued pursuant to the merger or the prices at which the FNB common shares will trade following the completion of the merger.
     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Omega and FNB. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
     The exchange ratio was determined through negotiation between FNB and Omega and the decision to enter into the merger was solely that of Omega’s board of directors. In addition, the KBW opinion was among several factors taken into consideration by the Omega board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Omega board with respect to the fairness of the consideration to be paid in the merger.
     Summary of Analysis by KBW
     The following is a summary of the material analyses presented by KBW to the Omega board, in connection with its written fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Omega board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.
     Summary of Proposal. Omega shareholders will receive 2.022 shares of FNB common stock for each share of Omega common stock. Based on FNB’s closing stock price on November 7, 2007 of $14.80, the exchange ratio represented a value of $29.93 per share to Omega.
     Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Omega and FNB to the following depository institutions that KBW considered comparable to Omega and FNB.
     Companies included in Omega’s peer group were:
First Commonwealth Financial Corporation
WesBanco, Inc.
NBT Bancorp, Inc.
Community Bank System, Inc.
S&T Bancorp, Inc.
First Financial Bancorp.
Sun Bancorp, Inc.
Sandy Spring Bancorp, Inc.
City Holding Company
Lakeland Bancorp, Inc.
Tompkins Financial Corporation
Financial Institutions, Inc.
Peoples Bancorp, Inc.
Summit Financial Group, Inc.
First United Corporation
Alliance Financial Corporation
Republic First Bancorp, Inc.
LNB Bancorp, Inc.
     Companies included in FNB’s peer group were:
Susquehanna Bancshares, Inc.
Valley National Bancorp
FirstMerit Corporation
National Penn Bancshares, Inc.
United Bankshares, Inc.
Park National Corporation
Provident Bankshares Corporation
First Commonwealth Financial Corporation
WesBanco, Inc.
NBT Bancorp, Inc.
Community Bank System, Inc.
Harleysville National Corporation
S&T Bancorp, Inc.
First Financial Bancorp.
Sun Bancorp, Inc.
     To perform this analysis, KBW used financial information as of or for the three- or twelve-month period ended September 30, 2007. Market price information was as of November 7, 2007, and 2007 and 2008 earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Omega’s and FNB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
     KBW’s analysis showed the following concerning Omega’s and FNB’s financial performance:

		FNB		Omega
		Peer Group		Peer Group
Financial Performance Measures:	FNB	Median	Omega	Median
Latest Twelve Months	12.8%	10.6%	6.4%	10.4%
Core Return on Average Equity (1)

Latest Twelve Months	1.15%	0.95%	1.16%	0.94%
Core Return on Average Assets (1)

Net Interest Margin	3.73%	3.49%	4.19%	3.48%

Latest Twelve Months	58%	61%	63%	62%
Efficiency Ratio

(1)	Core income is defined as net income before extraordinary items, less the after-tax portion of investment securities gains or losses and nonrecurring items
     KBW’s analysis showed the following concerning Omega’s and FNB’s financial condition:

		FNB		Omega
		Peer Group		Peer Group
Financial Condition Measures:	FNB	Median	Omega	Median
Tangible Equity / Tangible Assets	4.76%	6.51%	10.24%	7.05%

Loans / Deposits	97%	95%	87%	92%

Latest Twelve Months	0.26%	0.21%	0.62%	0.17%
Net Charge-offs / Average Loans

Loan Loss Reserves / Loans	1.20%	1.18%	1.14%	1.08%

Non Performing Assets / Assets	0.49%	0.46%	1.29%	0.54%
     KBW’s analysis showed the following concerning Omega’s and FNB’s market performance:

			FNB				Omega
			Peer Group				Peer Group
Market Performance Measures:	FNB		Median		Omega		Median
Price to Earnings Multiple, based on 2007 GAAP estimated earnings	12.6	x	12.4	x	14.2	x	12.9	x

Price to Earnings Multiple, based on 2008 GAAP estimated earnings	12.0	x	12.0	x	13.4	x	12.2	x

Price to Last Twelve Months earnings	12.8	x	13.0	x	14.8	x	13.6	x

Price to Book Multiple Value	166%		129%		93%		126%

Price to Tangible Book Multiple Value	321%		215%		187%		179%
     Comparable Transaction Analysis. KBW reviewed publicly available information related to selected comparably sized acquisitions of bank holding companies announced after January 1, 2003, with headquarters in Pennsylvania, Ohio, New York and New Jersey with aggregate transaction values between $200 million and $1 billion. The transactions included in the group were:

Acquiror	Acquiree
KeyCorp	U.S.B. Holding Co., Inc.
PNC Financial Services Group, Inc.	Sterling Financial Corporation
PNC Financial Services Group, Inc.	Yardville National Bancorp
Susquehanna Bancshares, Inc.	Community Banks, Inc.
TD Banknorth Inc.	Interchange Financial Services Corporation
New York Community Bancorp, Inc.	Atlantic Bank of New York
Community Banks, Inc.	PennRock Financial Services Corp.
Huntington Bancshares Incorporated	Unizan Financial Corporation
Sky Financial Group, Inc.	Second Bancorp Incorporated
Partners Trust Financial Group, Inc. (MHC)	BSB Bancorp, Inc.
North Fork Bancorporation, Inc.	Trust Company of New Jersey (The)
Susquehanna Bancshares, Inc.	Patriot Bank Corp.
PNC Financial Services Group, Inc.	United National Bancorp
     Transaction multiples for the merger were derived from an offer price of $29.93 (based upon FNB’s closing share price on November 7, 2007) per share price for Omega. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:
•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the announcement of the acquisition;

•	the projected forward earnings per share of the acquired company publicly available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	market premium based on the latest closing price one day prior to the announcement of the acquisition.
     The results of the analysis are set forth in the following table:

			Comparable		Comparable		Comparable
	FNB / Omega		Transactions		Transactions		Transactions
Transaction Price to:	Merger		Median		Maximum		Minimum
Tangible Book Value	228%		291%		442%		180%

Last Twelve Months Earnings per Share	18.3	x	21.9	x	25.1	x	10.6	x

Projected Earnings per Share	17.4	x	20.5	x	23.3	x	15.4	x

Core Deposit Premium	17.7%		23.1%		33.5%		11.0%

Market Premium (1)	22.3%		20.6%		79.1%		(0.9)%

(1)	Based on Omega’s closing price of $24.48 on November 7, 2007
     No company or transaction used as a comparison in the above analysis is identical to Omega, FNB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
     Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value per share of Omega common stock based on a continued independence scenario. In this analysis, KBW assumed discount rates ranging from 12.0% to 14.0% to derive (i) the present value of the estimated free cash flows that Omega could generate over a five-year period and (ii) the present value of Omega’s terminal value at the end of year five. Terminal values for Omega were calculated based on a range of 12.5x to 14.5x estimated year six earnings per share. In performing this analysis, KBW used Omega management’s earnings estimate for the first year. Based on management’s estimates KBW assumed 5.0% earnings per share growth thereafter. KBW also applied a range of long-term earnings per share growth rates between 4.0% and 6.0%. In determining cash flows available to shareholders, KBW used forecasted dividend payout ratios (percentages of earnings per share payable to shareholders), of 72.0%.

     Based on these assumptions, KBW derived an implied equity value per share of Omega common stock ranging from $21.39 to $26.03.
     The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Omega common stock.
     Forecasted Pro Forma Financial Analysis. KBW analyzed the estimated financial impact of the merger on FNB’s 2008 estimated earnings per share. For FNB, KBW used the First Call consensus estimate of earnings per share for 2008. For Omega, KBW used management estimates of earnings per share for 2008. In addition, KBW assumed that the merger will result in cost savings equal to FNB management’s estimates. Based on its analysis, KBW determined that the merger would be accretive to FNB’s estimated GAAP earnings per share in 2008.
     Furthermore, the analysis indicated that FNB’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain “well capitalized” by regulatory standards. For all of the above analysis, the actual results achieved by FNB following the merger may vary from the projected results, and the variations may be material.
     Other Analyses. KBW reviewed the relative financial and market performance of Omega and FNB to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for FNB.
     The Omega board retained KBW as an independent contractor to act as financial adviser to Omega regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Omega and FNB. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Omega and FNB for KBW’s own account and for the accounts of its customers.
     Omega and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Omega has agreed to pay KBW, at the time of closing, a cash fee equal to 1.00% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock, options and restricted stock units of Omega in the transaction. The estimated fee to be paid to KBW is approximately $4.1 million. Pursuant to the KBW engagement agreement, Omega also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.
Structure of the Merger and the Merger Consideration
     Structure. Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania and Florida law, at the completion of the merger, Omega will merge with and into FNB. FNB will be the surviving corporation and will continue its corporate existence under the laws of the State of Florida. Immediately thereafter, Omega Bank will merge with and into FNB Bank. Each share of Omega common stock issued and outstanding at the effective time of the merger will be converted into shares of FNB common stock. Each share of FNB common stock issued and outstanding at the effective time of the merger will remain issued and outstanding and will not be affected by the merger.
     When the merger is completed, Omega’s separate corporate existence will terminate. FNB’s articles of incorporation will be the articles of incorporation of the combined company, and FNB’s bylaws will be the bylaws of the combined company. See “Comparison of Shareholder Rights” beginning on page      .
     The board of directors of FNB will continue as the board of directors of the combined company, except that at the completion of the merger, FNB will appoint three current independent members of Omega’s board of directors as members of the board of directors of FNB, as mutually agreed upon by FNB and Omega. The board of directors of FNB Bank will continue as the board of directors of the combined bank, except that at the completion of the bank merger, FNB Bank will appoint to the board of directors of FNB Bank four current members of Omega Bank’s board of directors, as mutually agreed upon by FNB and Omega.
     Based on information as of the record date, upon completion of the merger, current holders of FNB common stock will own approximately 70% of, and holders of Omega common stock will own approximately 30% of, the outstanding FNB common stock.
     Merger Consideration. The merger agreement provides that at the effective time of the merger each share of Omega common stock issued and outstanding immediately prior to the effective time, other than as described below, will be converted into the right to receive 2.022 shares of FNB common stock. Omega stock options will be converted into FNB stock options to purchase that number of shares of FNB common stock as equals the number of shares covered by the Omega option times the exchange ratio, with the exercise price of each converted option equaling the exercise price of the Omega stock option divided by the exchange ratio. Each holder of an Omega restricted stock unit will receive 2.022 shares of

FNB common stock for each share of Omega common stock subject to such Omega restricted stock unit.
     Since the market value of FNB common stock may fluctuate due to a variety of factors and the exchange ratio of 2.022 shares of FNB common stock for each share of Omega common stock is fixed, no assurance can be given that the value of 2.022 shares of FNB common stock received by an Omega shareholder at the effective time of the merger will be substantially equivalent to the value of 2.022 shares of FNB common stock at the time of the vote to approve the Omega merger proposal. As the market value of FNB common stock fluctuates, the value of 2.022 shares of FNB common stock that an Omega shareholder will receive will correspondingly fluctuate.
     If, between the date of the merger agreement and the effective time of the merger, shares of FNB common stock are changed into a different number or class of shares by reason of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with a bank holding company or financial services company, then proportionate adjustments will be made to the per share merger consideration.
     Fractional Shares. No fractional shares of FNB common stock will be issued to Omega shareholders upon completion of the merger. For each fractional share that an Omega shareholder would otherwise be entitled to receive, FNB will pay cash in an amount, rounded to the nearest cent, equal to the product of the fractional share interest held by an Omega shareholder multiplied by the average closing price of FNB common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of FNB common stock nor will any holder of fractional shares be entitled to dividends or other rights in respect of such fractional shares.
     Treasury Shares. Upon consummation of the merger, any shares of Omega common stock held by Omega or any of its subsidiaries or by FNB or any of its subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith, will be cancelled and retired and no merger consideration will be provided with respect to those shares.
Procedures for the Exchange of Shares of Omega Common Stock
     Registrar & Transfer Company, or R&T, will act as exchange agent under the merger agreement. Promptly after the merger is completed, R&T will mail a letter of transmittal to each Omega shareholder together with instructions for the surrender of Omega stock certificates to R&T. Holders of Omega stock certificates should not submit these Omega stock certificates for exchange until they receive transmittal instructions from R&T.

     Exchange Fund. As soon as practicable following the effective time of the merger, FNB will deposit with the exchange agent certificates representing the shares of FNB common stock to be exchanged for shares of Omega common stock and sufficient cash to pay for fractional interests and any dividends or distributions payable to Omega shareholders in respect of surrendered Omega common stock or FNB common stock issued in exchange therefor.
     Exchange Procedures. After the effective time of the merger, each holder of an Omega stock certificate who has surrendered such certificate or customary affidavits and indemnification regarding the loss or destruction of such certificate, together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing FNB common stock and cash in lieu of any fractional interest and any dividends or distributions payable pursuant to the merger agreement.
     If your Omega stock certificate has been lost, stolen or destroyed, you may receive shares of FNB common stock if you make an affidavit of that fact. FNB may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against FNB with respect to the lost, stolen or destroyed Omega stock certificate.
     Until you exchange your Omega stock certificates, you will not receive any dividends or distributions in respect of any shares of FNB common stock you are entitled to receive in connection with the merger. Once you exchange your Omega stock certificates for FNB stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of FNB common stock.
     After completion of the merger, no transfers of Omega common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of Omega common stock are presented for transfer after the completion of the merger, the certificates will be cancelled and exchanged for the shares of FNB common stock into which the shares represented by such certificates have been converted and cash in lieu of fractional shares.
     The exchange agent will issue a FNB stock certificate in a name other than the name in which a surrendered Omega stock certificate is registered only if the surrendered Omega stock certificate is properly endorsed and otherwise in proper form for transfer and the person requesting such exchange either affixes any requisite stock transfer tax stamps to the surrendered certificate, provides funds for their purchase or establishes to the satisfaction of the exchange agent that such transfer taxes are not payable.
     Omega stock certificates may be exchanged for FNB stock certificates with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any FNB stock certificates and cash will be returned to FNB. Any holders of Omega stock certificates who have not exchanged their certificates will then be entitled to look only to FNB to seek payment of their claim for FNB common stock and cash in lieu of fractional interests to be received as merger consideration.
     FNB or the exchange agent may be entitled to deduct and withhold from any amounts payable to any holder of shares of Omega common stock such backup withholding as is required under the Internal Revenue Code of 1986, as amended, or the Code, or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to such holder of Omega common stock.
     Neither Omega nor FNB will be liable to any former holder of Omega common stock for any shares of FNB common stock or cash that are paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.
Resales of FNB Common Stock
     The FNB common stock issued in connection with the merger will be freely transferable, except that any shares issued to any Omega shareholder who may be deemed to be an affiliate of FNB will be subject to restrictions on the resale of such FNB common stock under Rule 144 adopted by the SEC.
     Persons who are affiliates of FNB after the effective time of the merger may publicly resell the shares of FNB common stock received by them in the merger subject to certain limitations as to, among other things, the amount of FNB common stock sold by them in any three-month period and the manner of sale and subject to certain filing requirements specified in Rule 144 and in a manner consistent with FNB’s insider trading policy. At the present time, we anticipate that the affiliates of Omega who will become directors of FNB or FNB Bank will be the only Omega affiliates deemed affiliates of FNB after the merger.
     The ability of affiliates of FNB to resell shares of FNB common stock received in the merger under Rule 144 as summarized above generally will be subject to FNB having timely filed the periodic reports required under the Exchange Act for specified periods prior to the time of sale. Affiliates of FNB would also be permitted to resell FNB common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this joint proxy statement/prospectus is a part nor this joint proxy statement/prospectus cover any resales of FNB common stock received by persons who may be deemed to be affiliates of FNB in the merger. FNB may place restrictive legends on the FNB common stock certificates issued to persons who are deemed affiliates of FNB under the Securities Act.

Interests of FNB’s Directors and Executive Officers in the Merger
     None of FNB’s executive officers or directors has any direct or indirect interest in the merger, except insofar as ownership of Omega common stock might be deemed such an interest.
Interests of Omega’s Directors and Executive Officers in the Merger
     In considering the recommendation of Omega’s board of directors that Omega’s shareholders vote in favor of the approval of the Omega merger proposal, Omega shareholders should be aware that some of Omega’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Omega shareholders in general. Omega’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
     These interests relate to or arise from, among other things:
•	the continued indemnification of Omega current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance;

•	the execution of an employment agreement between FNB Bank and Donita R. Koval that will become effective upon the consummation of the merger;

•	the potential receipt of change of control payments by three of Omega’s executive officers (Donita R. Koval, Daniel L. Warfel and David S. Runk) pursuant to severance agreements;

•	the lump-sum payment of certain retirement benefits to two of Omega’s executive officers (Donita R. Koval and Daniel L. Warfel) and one Omega director (David Lee);

•	the conversion of Omega stock options into FNB stock options to acquire that number of shares of Omega common stock covered by the option times the exchange ratio at an exercise price equal to the exercise price of the Omega stock option divided by the exchange ratio;

•	three current independent members of Omega’s board of directors, who are currently undetermined, will be appointed as directors of FNB and will receive directors’ fees in connection therewith, each of whom FNB, subject to the fiduciary duties of its board of directors, has agreed to recommend for nomination at the expiration of such director’s initial term of office;

•	four current members of Omega Bank’s board of directors, who are currently undetermined, will be appointed as members of FNB Bank’s board of directors,

each of whom FNB, subject to the fiduciary duties of its board of directors, has agreed to cause the FNB Bank board of directors to recommend their annual re-election through FNB Bank’s annual meeting of shareholders in 2010 and will receive directors’ fees in connection therewith; and

•	the members of Omega’s board of directors will be offered the opportunity to serve as members of the advisory board of directors of FNB’s Allegheny Mountain Region for a period of not less than three years following the effective date of the merger and will receive certain fees for such services.
     Indemnification and Directors’ and Officers’ Insurance. FNB has agreed in the merger agreement that from and after the effective time of the merger, FNB will indemnify and hold harmless each of Omega’s present and former directors, officers and employees and those of Omega’s subsidiaries against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) then applicable laws, (ii) Omega’s articles of incorporation and bylaws and (iii) any agreement, arrangement or understanding disclosed by Omega to FNB, in each case as in effect on the date of the merger agreement.
     FNB has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the former directors and officers of Omega and its subsidiaries immediately prior to the effective time of the merger to be covered by the directors’ and officers’ liability insurance policy Omega currently maintains. The merger agreement permits FNB to provide a substitute insurance policy of at least the same coverage and amounts that contains terms and conditions that are not less advantageous than the insurance policy Omega presently maintains. In no case, however, will FNB be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by Omega for such insurance. If FNB is unable to maintain or obtain such insurance for that amount, then FNB will use its commercially reasonable efforts to obtain the most advantageous coverage as is available for that amount.
     Employment Agreement with Donita R. Koval
     FNB Bank has entered into an employment agreement with Donita R. Koval, the President and Chief Executive Officer of Omega, that will become effective upon the consummation of the merger. Certain principal terms of the employment agreement are as follows:

•	the employment agreement provides for an initial employment term of two years and thereafter automatic renewal for successive terms of one year, unless either party exercises its right to terminate the automatic renewal or until December 31, 2026;

•	the employment agreement provides for a minimum annual base salary of $225,000, plus merit increases and incentive bonuses at the discretion of FNB Bank plus an automobile allowance, country club dues and reasonable usage charges and such other benefits as are made available by FNB Bank to its other officers;

•	Ms. Koval is entitled to receive severance compensation of two times her then annual base salary in the event that FNB terminates the employment of Ms. Koval for other than proper cause or in the event that Ms. Koval resigns for good reason in the event of a change in control (as those terms are defined in the employment agreement); and

•	Upon termination without cause or in the event her termination for good reason following a change in control, Ms. Koval may elect health and medical coverage under the Consolidated Omnibus Budget Reconciliation Act for a period of up to 18 months following termination in accordance with prevailing policies and practices of FNB.
     Severance Agreements and Salary Continuation Agreements
     On November 7, 2007, the compensation committee of Omega’s board of directors approved amendments to Omega’s severance agreements with Donita R. Koval, Omega’s President and Chief Executive Officer, and Daniel L. Warfel, Omega’s Executive Vice President and Chief Financial Officer. As amended, the severance agreements provide for, among other things, the payment of a “change of control” benefit equal to three times the executive’s highest annual cash compensation, including cash bonuses, during the three calendar years ending immediately prior to the calendar year in which a “change in control,” such as the merger with FNB, occurs. In addition, the agreements provide for a gross-up payment to cover any excise taxes imposed on the executive under excess parachute payment rules of the Code, as well as any related federal, state and local income, excise and employment taxes imposed as a result of the gross-up payment. Under the severance agreements, assuming that the merger becomes effective as of April 1, 2008: Ms. Koval would be entitled to a change of control lump-sum payment estimated at approximately $1.2 million, and Mr. Warfel would be entitled to a change of control lump-sum payment estimated at approximately $900,000, excluding in each case any gross-up payment for excise taxes. In addition, Ms. Koval and Mr. Warfel would be entitled to continuation of their medical, hospitalization and life insurance benefits for a period of three years after the termination of their employment. Assuming that the merger is effective as of April 1, 2008, the estimated cost of Ms. Koval’s benefits is approximately $19,000 and the estimated cost of Mr. Warfel’s benefits is approximately $27,000.
     On November 7, 2007, the compensation committee of Omega’s board of directors approved amendments to Omega’s salary continuation agreements with Ms. Koval and Mr. Warfel. These agreements generally provide for supplemental retirement benefits at age 62 or earlier under certain circumstances. Pursuant to these amendments, Ms. Koval and Mr. Warfel are entitled to a lump-sum supplemental retirement benefit payable on the date of a change of control, such as the merger with FNB, in an amount equal to the present value of the benefit that would have become payable at normal retirement age plus a gross-up payment to cover any interest and additional tax imposed on the executive under the deferred compensation provisions of the Code and any excise taxes imposed on the executive under the excess parachute payment rules of the Code as well as any related federal, state and local income, excise and employment taxes imposed as a result of the gross-up payments. Under the amended salary continuation agreements, assuming that the merger becomes effective as of April 1, 2008: Ms. Koval would be entitled to receive a supplemental retirement benefit estimated at approximately $611,000, and Mr. Warfel would be entitled to receive a supplemental retirement benefit estimated at approximately $661,000, excluding in each case any tax gross-up payment.
     Assuming that the merger was effective as of April 1, 2008, the estimated tax gross-up payments under the severance agreements and salary continuation agreements with respect to the foregoing payments will be approximately $750,000 to Ms. Koval. Of the total payments made under these agreements, we estimate that approximately $2,237,000 of the payments to Ms. Koval and approximately none of the payments to Mr. Warfel may not be deductible for federal income tax purposes by either Omega or FNB. Based on our calculations, we expect that Mr. Warfel will not receive any tax gross-up payment and that all of the payments to him will be deductible for federal income tax purposes.
     On December 17, 2007, the Omega board of directors approved a lump sum payment of the benefits payable to Mr. Lee under his salary continuation agreement. Under his salary continuation agreement, Mr. Lee is currently receiving a retirement benefit of approximately $242,000 per year through December 31, 2018. Assuming that the merger becomes effective as of April 1, 2008, Mr. Lee would receive a lump-sum payment estimated at approximately $1.9 million in full satisfaction of the retirement benefits payable under his salary continuation agreement.
     Omega has severance agreements with David S. Runk, Omega’s Executive Vice President and Corporate Secretary, and two other non-executive officers. Under these agreements, if the employment of such officers is terminated by FNB without cause, as defined, or in the event such officers terminate their employment with FNB for any reason within two years after the merger, or for “good reason”, as defined, at any time after the merger, each of such officers will be entitled to be paid annual compensation for a period of two years following the date on which such officer’s employment is terminated at a rate equal to 100% of their highest annual cash compensation, including cash bonuses, during the two-year period ending on the termination date. These payments would be made in monthly installments. In addition, these officers would be entitled to the continuation of their medical, vision, dental and prescription plan insurance benefits for a period of 12 months after their termination. Assuming that the merger becomes effective as of April 1, 2008 and that Mr. Rink’s employment would terminate as of that date, Mr. Runk would be entitled to an estimated payment of approximately $15,000 per month for a period of 24 months and medical benefits for a period of 12 months with an estimated cost of approximately $11,000.
     FNB and FNB Bank Boards of Directors. FNB has agreed to add three current independent members of Omega’s board of directors to FNB’s existing board of directors, each of whom FNB, subject to the fiduciary duties of its board of directors, has agreed to recommend for nomination at the expiration of such director’s initial term of office. FNB has also agreed to add four current members of Omega Bank’s board of directors to the existing board of directors of FNB Bank, in each case as mutually agreed by FNB and Omega, each of whom FNB, subject to the fiduciary duties of its board of directors, has agreed to cause the FNB Bank board to recommend their annual re-election through FNB’s annual meeting of shareholders in 2010. Omega and Omega Bank directors who serve on FNB’s and FNB Bank’s board of directors are expected to be compensated for their services in these capacities in accordance with FNB’s and FNB Bank’s standard director compensation policies. FNB has also agreed, subject to the fiduciary duties of its board of directors, that if an Omega designee director named to serve on the FNB board of directors dies or becomes incapacitated or is unwilling to serve prior to the effective time of the merger, FNB and Omega shall mutually agree on a successor designee director. The members of Omega’s board of directors will be offered the opportunity to serve as members of the advisory board of directors of FNB’s Allegheny Mountain Region for a period of not less than three years following the effective date of the merger and will receive certain fees for such services.
     Conversion of Omega Stock Options. All stock options to purchase shares of Omega common stock held by Omega directors and executive officers will be converted automatically into fully-vested stock options to purchase shares of FNB common stock at the time of the completion of the merger.
     Conversion of Omega Restricted Stock Units. All Omega restricted stock units held by executive officers of Omega will become fully vested immediately prior to the effective time of the merger. At the effective time of the merger, each holder of an Omega restricted stock unit will be entitled to receive 2.022 shares of FNB common stock for each share of Omega common stock subject to the Omega restricted stock unit.
     Other than as set forth above, none of Omega’s directors or executive officers has any direct or indirect material interest in the merger, except insofar as ownership of Omega common stock or FNB common stock might be deemed such an interest.
Regulatory Approvals Required for the Merger and the Bank Merger
     Completion of the merger and the merger of FNB Bank and Omega Bank are each subject to several federal and state bank regulatory agency filings and approvals. The merger cannot be completed unless FNB and FNB Bank receive prior approvals, waivers or exemptions from the OCC and the Federal Reserve Board and FNB Bank and Omega Bank have made certain filings with the Department.
     Neither FNB nor Omega can predict whether or when the required regulatory approvals, waivers or exemptions will be obtained. As of the date of this joint proxy statement/prospectus, all applications and requests for waivers or exemptions have been filed with the Department, the OCC and the Federal Reserve Board.
     Federal Reserve Board. Because FNB and Omega are each a financial holding company registered under the BHCA, the merger is subject to prior approval from the Federal Reserve Board under the BHCA. On January      , 2008, FNB submitted a request for a waiver, as provided in Federal Reserve Regulation Y, from review of the merger by the Federal Reserve Board. The waiver is available for transactions that involve
•	principally a merger of banks subject to the review and approval of another federal bank supervisory agency;

•	no company engaged in activities subject to approval under Section 4 of the BHCA;

•	compliance with capital requirements both before and after the transaction; and

•	certain other conditions specified in Regulation Y. In the event the Federal Reserve Board does not grant the requested waiver, the merger will be subject to an application and review and approval by the Federal Reserve Board.
     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that
•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     In addition, in reviewing a transaction under applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks and the convenience and needs of the communities to be served as well as the record of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
     OCC. The merger of Omega Bank with and into FNB Bank is subject to the prior approval of the OCC under the Bank Merger Act. On                     , 2007, FNB and FNB Bank filed their application for approval of the bank merger with the OCC. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served and the effectiveness of both institutions in combating money laundering. In addition, the OCC may not approve a merger:
•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

•	if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if it would in any other manner be a restraint of trade,
unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger on meeting the convenience and needs of the communities to be served.
     Under the Community Reinvestment Act, or CRA, the OCC must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. Each of Omega Bank and FNB Bank received “Satisfactory” performance ratings in their most recent CRA evaluations.
     The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.
     Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With the approval of the OCC and the Department of Justice, the waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of such challenge.
     Pennsylvania Department of Banking. The prior written approval of the Department is not required for the proposed merger of Omega Bank, which is a Pennsylvania state-chartered banking institution, with and into FNB Bank, which is a national association because the resulting institution will be a national association. Omega Bank is required to provide certain notice and documents to the Department regarding the proposed mergers. Pursuant to the Pennsylvania Banking Code, Omega Bank must:
•	notify the Department of the proposed merger;

•	provide such evidence of the adoption of plan of merger as the Department may request;

•	notify the Department of any abandonment or disapproval of the plan of merger; and

•	file with the Department and with the Pennsylvania Department of State a certificate of the approval of the merger by the OCC.
     Other Regulatory Approvals. Neither Omega nor FNB is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, Omega and FNB presently contemplate that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.
     There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date such approvals will be received. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals. See “The Merger Agreement – Conditions to Completion of the Merger” and “The Merger Agreement – Amendment, Waiver and Termination of the Merger Agreement.”
     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by Omega’s shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.
Public Trading Markets
     FNB common stock is listed on the NYSE under the symbol “FNB.” Omega common stock is traded on the Nasdaq Global Select Market under the symbol “OMEF.” Upon completion of the merger, Omega common stock will no longer be quoted on the Nasdaq Global Select Market and will be deregistered under the Exchange Act. The FNB common stock issuable pursuant to the merger agreement will be listed on the NYSE.
     The shares of FNB common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of Omega’s shareholders that may be deemed to be an affiliate of FNB at or after the effective time of the merger, as discussed in “ – Resales of FNB Common Stock “ beginning on page      .
     As reported on the NYSE, the closing price per share of FNB common stock on November 8, 2007 was $15.40. As reported by Nasdaq, the closing price per share of Omega common stock on the Nasdaq Global Select Market on November 8, 2007 was $26.22. Based on the FNB closing price per share on the NYSE and the exchange ratio, the pro forma

equivalent per share value of Omega common stock was $31.14 as of that date. On                     , 2008, the last practicable day before the mailing of this joint proxy statement/prospectus, the closing price per share of FNB common stock on the NYSE was $          , and the closing price per share of Omega common stock on the Nasdaq Global Select Market was $                     resulting in a pro forma equivalent per share value of Omega common stock of $           as of that date.
FNB Dividends
     FNB paid cash dividends on its common stock totaling $0.95 per share for 2007. Based on the share exchange ratio and FNB’s current annual dividend rate of $0.96 per share, holders of Omega common stock would experience an anticipated dividend at an annual rate of $1.94 per Omega share, an increase of $0.70 per Omega share per year.
     FNB shareholders are entitled to receive cash dividends when and if declared by the FNB board of directors out of funds legally available for dividends. The FNB board of directors quarterly considers the payment of dividends, taking into account FNB’s financial condition and level of net income, FNB’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.
     The primary source of FNB’s funds for cash dividends to its shareholders is dividends received from its subsidiaries, including FNB Bank. FNB Bank is subject to various regulatory policies and requirements relating to the payment of dividends to FNB, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of FNB and the ability of FNB Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991.

THE MERGER AGREEMENT
     The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.
Terms of the Merger
     The merger agreement provides for the merger of Omega with and into FNB. FNB will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and the separate corporate existence of Omega will cease. Each share of Omega common stock issued and outstanding immediately prior to the completion of the merger, except for shares of Omega common stock held by FNB and shares held by Omega as treasury shares, will be cancelled and converted into the right to receive 2.022 shares of FNB common stock. Shares of FNB common stock will not be affected by the merger.
     Immediately after the completion of the merger, Omega Bank will merge into FNB Bank, which will continue as a national bank.
Treatment of Omega Stock Options and Restricted Stock Units
     The merger agreement provides that, upon completion of the merger, each unvested and vested outstanding and unexercised stock option to acquire shares of Omega common stock will cease to represent the right to acquire or receive shares of Omega common stock and will be converted into, and become a right to acquire, the number of shares of FNB common stock equal to the number of shares of Omega common stock covered by the option times the exchange ratio, with the exercise price of each converted stock option equaling the per share exercise price of the Omega stock option divided by the exchange ratio.
     FNB has agreed to assume Omega’s obligations with respect to Omega’s stock options that are converted into FNB stock options in accordance with the terms of the plans under which the Omega stock options have been granted. FNB has agreed to reserve additional shares of FNB common stock to satisfy its obligations under the converted stock options. As soon as practicable following completion of the merger, FNB will file a registration statement with the SEC on an appropriate form to register the FNB common stock subject to the converted stock options, will apply to list the additional FNB common stock subject to the converted stock options on the NYSE and will take such other action as is required to complete such registration and listing.
     The merger agreement further provides that immediately prior to the effective time of the merger, each outstanding Omega restricted stock unit will cease to represent Omega common stock and will represent that number of shares of FNB common stock equal to the number of shares represented by such Omega restricted stock unit prior to the merger times the exchange ratio.
Closing and Effective Time of the Merger
     The merger will be completed only if all of the following conditions are satisfied:
•	Omega’s shareholders approve and adopt the merger agreement and the merger by the necessary vote;

•	FNB’s shareholders approve and adopt the merger agreement and the merger by the necessary vote;

•	Omega and FNB obtain all required governmental and regulatory consents and approvals; and

•	all other conditions to the merger set forth in this joint proxy statement/prospectus and the merger agreement are either satisfied or waived.
     The merger will become effective when articles of merger are filed with the Secretary of State of the State of Florida and with the Secretary of the Commonwealth of Pennsylvania. In the merger agreement, FNB and Omega have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement or on another mutually agreed date. We currently anticipate the effective time of the merger will occur in April 2008, but neither Omega nor FNB can guarantee when or if the merger will be completed. FNB’s articles of incorporation and FNB’s bylaws as in effect immediately prior to the effective time will be FNB’s articles of incorporation and FNB’s bylaws upon completion of the merger.
Representations, Warranties, Covenants and Agreements
     The merger agreement contains generally reciprocal customary representations and warranties of Omega and FNB relating to their respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations and warranties in the merger agreement will not survive the effective time of the merger.
     In the merger agreement, Omega and FNB have made representations and warranties to each other regarding, among other things:

•	corporate matters, including due organization, qualification and authority of both Omega and FNB and their respective subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, such party’s organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by or disputes with regulatory agencies;

•	financial statements;

•	broker’s fees payable in connection with the merger;

•	the absence of certain material changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	SEC reports;

•	compliance with applicable laws;

•	material contracts and the absence of defaults thereunder;

•	the absence of agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	real property;

•	the inapplicability of state anti-takeover laws;

•	reorganization;

•	loans and nonperforming and classified assets;

•	fiduciary accounts; and

•	allowances for loan losses.
     In addition, Omega made representations and warranties regarding:
•	the receipt of an opinion from its financial advisor;

•	insurance;

•	intellectual property; and

•	investment securities.
     FNB and Omega have agreed to certain customary covenants that place restrictions on FNB and Omega and their respective subsidiaries until the effective time of the merger. In general, FNB and Omega have agreed to:
•	conduct FNB’s and Omega’s respective businesses and that of their subsidiaries in the ordinary course in all material respects; and

•	use their reasonable best efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships.
     Omega has further agreed in the merger agreement that until the completion of the merger, except with FNB’s prior written consent, or as otherwise permitted by the merger agreement, Omega will not, among other things, undertake the following actions:
•	declare, set aside or pay any dividends or make any other distributions on any shares of its capital stock, other than regular quarterly dividends not in excess of $0.31 per share, or split, combine, reclassify, redeem, purchase or otherwise acquire any shares of Omega common stock or any rights, warrants or options to acquire such shares;

•	grant any stock options, restricted stock units or other equity-based awards with respect to shares of Omega common stock under any Omega stock plans or grant any individual, corporation or other entity any right to acquire shares of Omega common stock or issue any additional shares of Omega common stock or other securities, other than the issuance of Omega common stock upon the exercise of outstanding Omega stock options or the settlement of outstanding Omega restricted stock units;

•	amend Omega’s articles of incorporation or bylaws;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of any business or other person or entity or otherwise acquire or agree to acquire any assets, except inventory or other similar assets in the ordinary course of business consistent with past practice or open, acquire, sell or close any branches of Omega;

•	sell, lease, license, mortgage or otherwise encumber any of Omega’s properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;

•	except for borrowings having a maturity of not more than 30 days under existing credit facilities, or renewals or extensions thereof that do not increase the aggregate available borrowing amount and that do not provide for termination fees or penalties or prohibit pre-payment or provide for pre-payment penalties or contain less advantageous financial terms than existing credit facilities that are incurred in the ordinary course of business consistent with past practice or for borrowings under outstanding credit facilities not in excess of $500,000, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligation of any person, or, other than in the ordinary course of business consistent with past practice, make any investment in any person other than its subsidiaries;

•	change in any material respect Omega’s accounting methods, principles or practices in effect as of the date of the merger agreement, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•	change in any material respect Omega’s underwriting, operating, investment, risk management or other similar policies except as required by applicable law or regulatory policies;

•	make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material contract or enter into or renew any agreement containing restrictions on Omega’s business;

•	incur any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;

•	except as required by agreements in effect on the date of the merger agreement, alter in any material respect any material interest in any business entity in which Omega had any ownership interest on the date of the merger agreement, other than by foreclosure or debt restructuring in the ordinary course of business;

•	agree or consent to any material agreement or material amendment of a material agreement with any regulatory authority or governmental entity;

•	pay, discharge or settle any action, proceeding, order or investigation to which Omega is a party other than a monetary settlement that involves the payment of not more than $100,000 individually or $500,000 in the aggregate and that does not create a precedent for other pending or potential claims or litigation proceedings;

•	issue any broadly distributed communication of a general nature to Omega’s employees or customers without the prior approval of FNB, except for communications in the ordinary course of business that do not relate to the merger or the transactions contemplated by the merger agreement;

•	take any action or knowingly fail to take any action that would reasonably be expected to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	take any action that would materially impede or delay the ability of FNB and Omega to obtain any regulatory approvals required for the transactions contemplated by the merger agreement;

•	take any action that is interested or is reasonably likely to result in:
•	any of Omega’s representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to FNB’s obligations under the merger agreement not being satisfied; or

•	a violation of any provision of the merger agreement;
•	make, renew or otherwise modify any loan, loan commitment or other extension of credit to any person or entity if the loan is classified substandard, doubtful or loss on Omega’s books or, if the loan is classified special mention and is in an amount in excess of $500,000 without FNB’s approval, or make, renew or modify any of the following loans if FNB shall object to such loan within three business days after receiving notice thereof from Omega Bank:

•	an unsecured loan to any person if immediately after making such loan the person would be indebted to Omega Bank in an aggregate amount in excess of $1,000,000 on an unsecured or undersecured basis;

•	a secured loan to any person if immediately after making such loan the person would be indebted to Omega Bank in an aggregate amount in excess of $5,000,000, except for a loan secured by a first mortgage on single-family owner-occupied real estate;

•	a loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $1,000,000; or

•	any loan that does not conform with Omega Bank’s credit policy manual;
•	enter into, amend or renew any employment, consulting, severance or similar agreements with any Omega director, officer or employee or grant any wage or salary increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of Omega’s benefit plans, or accelerate the vesting of any unvested stock options, except for:
•	normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not exceed 3.5%, or, in the case of any one individual, 5%;

•	changes required by applicable law;

•	payments disclosed by Omega to FNB in a disclosure schedule to the merger agreement;

•	retention bonuses to such persons and in such amounts as Omega and FNB mutually agree;

•	severance payments pursuant to severance agreements or employment agreements disclosed by Omega to FNB in a disclosure schedule to the merger agreement; and

•	grants of awards to newly-hired employees consistent with past practice;
•	hire or promote any employee, except to satisfy existing contractual obligations, to fill vacancies on the date of the merger agreement as disclosed by Omega to FNB in a schedule to the merger agreement or to fill vacancies arising after the date of the merger agreement at a comparable level of compensation with employees whose employment is terminable at will, provided that the total annual compensation for any one such employee shall not exceed $60,000; or
•	agree to take, make any commitment to take or adopt any resolutions of Omega’s board of directors in support of any of the foregoing prohibited actions.
     FNB agreed that until completion of the merger, except with Omega’s prior written consent or as otherwise permitted by the merger agreement, FNB will not, among other things, undertake the following actions:
•	amend or repeal the FNB certificate of incorporation or FNB bylaws other than amendments that are not adverse to Omega or its shareholders or that would not impede FNB’s ability to complete the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, that would reasonably be expected to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	take any action that is intended, or is reasonably likely to, result in:
•	any of FNB’s representations or warranties in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions precedent to Omega’s obligations under the merger agreement not being satisfied; or

•	a violation of the merger agreement;
•	make any material investment by purchase of stock or assets, among other things, that would be reasonably expected to prevent or materially impede or delay the consummation of the transactions contemplated by the merger agreement;

•	take any action that would materially impede or delay the ability of FNB and Omega to obtain any necessary governmental or regulatory approvals required for the transactions contemplated by the merger agreement; or

•	agree to take or make any commitment to take or adopt any resolutions of FNB’s board of directors in support of any of the foregoing prohibited actions.
     The merger agreement also contains mutual covenants relating to the use of FNB’s and Omega’s commercially reasonable efforts to complete the merger, the preparation of this joint proxy statement/prospectus, the holding of the FNB and Omega special meetings of shareholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.
Declaration and Payment of Dividends
          Omega has agreed that, until the merger is completed, Omega will not pay or make any dividends or distributions on Omega common stock other than regular quarterly cash dividends not in excess of $0.31 per share of Omega common stock. FNB and Omega also have agreed to coordinate the declaration of dividends so that the holders of Omega common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Omega common stock and any FNB common stock Omega’s shareholders receive in the merger.
Agreement Not to Solicit Other Offers
          Omega has agreed that Omega and its officers, directors, employees, agents and representatives will not, directly or indirectly:
•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any “Acquisition Proposal,” as defined below; or

•	enter into or participate in any discussions or negotiations with, furnish any information to or cooperate with, any person or entity seeking to make, or who has made, an Acquisition Proposal; or

•	approve, recommend or enter into any letter of intent, agreement or other commitment regarding any “Acquisition Proposal.”
          However, prior to the effective time of the merger, Omega may consider and participate in discussions and negotiations with respect to a “Superior Proposal”, as defined below, if:
•	Omega has first entered into a confidentiality agreement with the party proposing the Superior Proposal with confidentiality terms no less favorable to Omega than those contained in Omega’s confidentiality agreement with FNB; and

•	Omega’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take these actions could reasonably be expected to cause Omega’s board of directors to violate its fiduciary duties under applicable law.
          Omega has also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits Omega’s board of directors to withdraw or qualify its recommendation of the merger with FNB if Omega’s board of directors concludes in good faith, after consultation with Omega’s outside legal counsel and Omega’s financial advisors, that failure to take such actions could reasonably be expected to breach its fiduciary duties under applicable law.
          Omega has agreed:
•	to notify FNB promptly, and in any event within 24 hours, after Omega receives any Acquisition Proposal, or any information related thereto, which notification shall describe the Acquisition Proposal and the third party making it; and

•	to cease any discussions or negotiations existing on the date of the merger agreement with any persons with respect to any Acquisition Proposal.
          As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention relating to any:
•	direct or indirect acquisition of a substantial (i.e., 20% or more) portion of the net revenues, net income or net assets of Omega and its subsidiaries taken as a whole;

•	direct or indirect acquisition of 10% or more of Omega’s common stock after November 8, 2007 by a person who on November 8, 2007 did not own 10% or more of Omega’s common stock;

•	direct or indirect acquisition of 5% or more of Omega’s common stock after November 8, 2007 by a person who owned 10% or more of Omega’s common stock on November 8, 2007;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of Omega’s common stock; or

•	merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Omega, other than Omega’s proposed merger with FNB.
          As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of Omega’s then outstanding shares of common stock or all or substantially all of Omega’s consolidated assets for consideration consisting of cash and/or securities, that Omega’s board of directors, in good faith, concludes, after consultation with Omega’s financial advisors and Omega’s outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:
•	is on terms that in the good faith judgment of Omega’s board of directors are more favorable to Omega than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined by Omega’s board of directors to be available to the party making the offer; and

•	is reasonably capable of being completed.
Conditions to Completion of the Merger
          The respective obligations of FNB and Omega to complete the merger are subject to the fulfillment or waiver of certain conditions, including:
•	the approval and adoption of the merger agreement and the approval of the merger by the requisite vote of the holders of the outstanding shares of common stock of each of FNB and Omega, as well as the approval of the listing on the NYSE of the FNB common stock to be issued in the merger, subject to official notice of issuance;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods, required to complete the merger and, in the case of FNB, none of the regulatory approvals shall have resulted in a materially burdensome regulatory condition;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prevents, prohibits or makes illegal completion of the transactions contemplated by the merger agreement;

•	the registration statement with respect to the FNB common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•	the truth and correctness of the representations and warranties of FNB and Omega in the merger agreement and the performance by each of FNB and Omega in all material respects of their respective obligations under the merger agreement and the receipt by each of FNB and Omega of certificates from the other to that effect; and

•	the receipt by each of FNB and Omega of a legal opinion from their respective outside counsel with respect to certain federal income tax consequences of the merger.
          In addition, FNB’s obligation to complete the merger is also subject to Omega furnishing Phase I environmental studies to FNB, if so requested by FNB and at the expense of FNB, with respect to all real property owned by Omega Bank, the findings of which studies shall be commercially acceptable to FNB which will not unreasonably withhold such acceptance.
          Neither FNB nor Omega can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither FNB nor Omega has any reason to believe that any of these conditions will not be satisfied.
Amendment, Waiver and Termination of the Merger Agreement
          Subject to applicable law, FNB and Omega may amend the merger agreement by written agreement authorized by their respective boards of directors. However, after approval of the merger proposal by the shareholders of FNB and Omega, there may not be, without further approval of the shareholders of FNB or Omega, any amendment of the merger agreement that requires such further approval under applicable law. Either party to the merger agreement, subject to applicable law, may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:
•	if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable unless the denial is due to the terminating party’s breach of its covenants in the merger agreement;

•	if the merger has not been completed by June 30, 2008, unless the failure to complete the merger by that date is due to the terminating party’s actions;

•	provided the terminating party is not then in material breach, if there is a breach of the merger agreement by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•	if either FNB’s or Omega’s shareholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that neither FNB nor Omega is in material breach of their respective covenants to hold their special meetings and their respective boards of directors are not in breach of their respective covenants to recommend such approval.
          FNB may terminate the merger agreement at any time prior to the Omega special meeting in the following circumstances:
•	if Omega has breached in any material respect its obligations with respect to Acquisition Proposals and Superior Proposals as described on pages ___through ___;

•	if Omega has failed to have its board of directors recommend that its shareholders approve and adopt the merger agreement and approve the merger, or if Omega’s board of directors has withdrawn or modified its recommendation in a manner adverse to FNB;

•	if Omega’s board of directors shall have recommended the approval of an Acquisition Proposal; or

•	if Omega has breached in any material respect its obligation to hold its special meeting.
          Omega may terminate the merger agreement at any time prior to the FNB special meeting in the following circumstances:
•	if FNB has failed to have its board of directors recommend that its shareholders approve and adopt the merger agreement and approve the merger; or

•	if FNB has breached in any material respect its obligation to hold its special meeting.
          The merger agreement also provided Omega with certain rights to terminate the merger agreement until the date of mailing of this joint proxy statement/prospectus in connection with a Superior Proposal. Omega did not exercise those rights.
Expenses and Fees
          In general, each of FNB and Omega will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and Omega.

Effect of Termination; Break-up Fee; Expenses
          If the merger agreement is terminated, it will become void, and there will be no liability on the part of FNB or Omega, except that:
•	termination will not relieve a breaching party from liability for its willful breach giving rise to the termination; and

•	the confidentiality agreement between the parties will survive termination.
          The merger agreement obligates Omega to pay FNB a break-up fee of $15,000,000 in the following four circumstances:
•	if FNB terminates the merger agreement prior to the Omega special meeting because Omega has breached its obligations not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breaches its obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to FNB, Omega’s board of directors fails to make or withdraws its recommendation of the Omega merger proposal or Omega fails to hold its special meeting;

•	if Omega terminates the merger agreement and accepts an Acquisition Proposal that is a Superior Proposal prior to the mailing of this joint proxy statement/prospectus and, after giving FNB an opportunity to adjust the terms of the merger agreement such that the Acquisition Proposal no longer remains a Superior Proposal, the Acquisition Proposal remains a Superior Proposal;

•	the termination of the merger agreement following the commencement of a tender offer or exchange offer for 25% or more of Omega’s common stock and Omega has not sent to its shareholders, within 10 days after the commencement of such offer, a statement that Omega’s board of directors recommends the rejection of such tender offer or exchange offer; or

•	if FNB or Omega terminates the merger agreement because:
•	Omega’s shareholders did not approve the Omega merger proposal and an Acquisition Proposal has been made by a third party after November 8, 2007 and prior to the termination of the agreement;

•	such Acquisition Proposal has not been withdrawn prior to such termination; and

•	within 18 months following such termination, Omega enters into an agreement to merge with or be acquired by that third party or that third party acquires substantially all of Omega’s assets or that third party acquires more than 50% of Omega’s common stock.
          FNB and Omega have also agreed that if either FNB or Omega breaches its representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay the out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party, up to a maximum of $500,000. In addition, if the merger is not approved by a party’s shareholders, that party will also be responsible for the other party’s out-of-pocket expenses up to a maximum of $500,000. However, if Omega is also liable for the payment of the break-up fee, it will not be liable for the payment of FNB’s out-of-pocket expenses.
Employee Benefit Plans
          The merger agreement provides that, as soon as administratively practicable after completion of the merger, FNB shall take all reasonable action to provide Omega’s employees with benefits and compensation plans of general applicability, other than FNB’s defined benefit pension plan, to the same extent as similarly situated FNB employees. Omega employees whose employment is terminated for other than cause at any time following completion of the merger will be entitled to receive severance benefits, to the extent not duplicative of other severance benefits, in accordance with the applicable severance policy of FNB.
          FNB will generally provide Omega’s employees with service credit for their service with Omega for purposes of eligibility and to participate in the vesting of benefits under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger.
          FNB has agreed to waive:
•	any pre-existing condition limitation to the extent such conditions are covered under the applicable medical, healthcare and dental plans of FNB; and

•	any waiting period limitation or evidence of insurability requirement under FNB’s welfare benefit plans in which Omega’s employees are eligible to participate following the merger to the extent that the applicable employee had satisfied any similar limitation or requirement under the corresponding Omega plan in which such employee participated prior to the merger.

          The merger agreement provides that immediately prior to the effective time of the merger, Omega shall freeze or terminate such of Omega’s benefit plans, including Omega’s 401(k) Plan, as is requested by FNB.
ACCOUNTING TREATMENT
          The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, Omega’s assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger will reflect these fair values and the results of operations for Omega from the date of acquisition. See “Selected Consolidated Unaudited Pro Forma Financial Information” beginning on page ___.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
          The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to Omega’s shareholders. This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to an Omega shareholder. This discussion is based upon the provisions of the Code, existing regulations and administrative and judicial interpretations of the Code, all of which are as in effect as of the date of this joint proxy statement/prospectus and are subject to change, possibly with retroactive effect. This discussion applies only to Omega’s shareholders who hold their shares of Omega common stock as capital assets within the meaning of Section 1221 of the Code and does not apply to the following:
•	shareholders who received their shares of Omega common stock from the exercise of employee stock options or similar securities or otherwise as compensation, including, without limitation, those recipients who hold Omega restricted stock units;

•	shareholders who hold their shares of Omega common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	shareholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and shareholders subject to the alternative minimum tax, who may be subject to special rules;

•	shareholders whose functional currency is not the U.S. dollar; or

•	shareholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, foreign estates or foreign trusts.
          This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax or the alternative minimum tax.
          Accordingly, you should consult your tax advisor to determine the tax effect to you of the merger, including the application and effect of foreign or U.S. federal, state, local or other tax laws.
Tax Opinion and Merger
          Completion of the merger is contingent upon the receipt by:

•	FNB of an opinion from Duane Morris LLP, FNB’s outside counsel, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	Omega of an opinion from Blank Rome LLP, Omega’s outside counsel, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
          The tax opinions of Duane Morris LLP and Blank Rome LLP are included as exhibits to the registration statement filed with the SEC of which this joint proxy statement/prospectus is a part. These opinions are based upon, among other things, representations of fact contained in certificates of officers of FNB and Omega. Neither FNB nor Omega will seek any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, neither FNB nor Omega can give any assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain that contest.
          Assuming the merger is consummated in the manner described in this joint proxy statement/prospectus and in accordance with the merger agreement, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The following discussion sets forth the U.S. federal income tax consequences to Omega shareholders of the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Receipt of FNB Common Stock
          An Omega shareholder who receives shares of FNB common stock in exchange for shares of Omega common stock will not recognize any gain or loss on that exchange, except to the extent the shareholder receives cash in lieu of a fractional share of FNB common stock, as discussed below. The aggregate adjusted tax basis of FNB common stock received will equal the Omega shareholder’s aggregate adjusted tax basis in the shares of Omega common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share of FNB common stock for which cash is received. The holding period of the FNB common stock received in the merger will include the holding period of the Omega common stock surrendered in the merger. If an Omega shareholder has differing tax bases and/or holding periods in respect of the shareholder’s shares of Omega common stock, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of FNB common stock that the shareholder receives.

Fractional Shares
          An Omega shareholder who receives cash in lieu of a fractional share of FNB common stock will be treated as having first received the fractional share of FNB common stock in the merger and then as having received cash in exchange for the fractional share interest. An Omega shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share of FNB common stock and the portion of the basis in the shares of Omega common stock allocable to that fractional interest, unless the redemption is treated as having the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the current and accumulated earnings and profits of Omega and possibly FNB as calculated for federal income tax purposes.
Material U.S. Federal Income Tax Consequences to FNB and Omega
          Neither FNB nor Omega will recognize gain or loss as a result of the merger.
Tax Consequences If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code
          If the Internal Revenue Service determines that the merger of Omega with and into FNB does not qualify as a reorganization within the meaning of Section 368(a) of the Code and that determination is upheld, the Omega shareholders would be required to recognize gain or loss with respect to each share of Omega common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the fair market value of any FNB common stock and cash received in the merger and (b) the tax basis of the shares of Omega common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such shareholder held Omega common stock for more than one year, and will be short-term capital gain or loss if such shareholder held Omega common stock for less than one year. The amount and character of gain or loss will be computed separately for each block of Omega common stock that was purchased by the holder in the same transaction. An Omega shareholder’s aggregate tax basis in the FNB common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the FNB common stock would begin the day after the closing of the merger.
Backup Withholding
          Payments in connection with the merger may be subject to “backup withholding” at a rate of 28%, unless an Omega shareholder provides:

•	a correct taxpayer identification number which, for an individual shareholder, is the shareholder’s social security number and any required information to the exchange agent;

•	provides a certification of foreign status on Form W-8 or successor form; or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.
          An Omega shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder’s U.S. federal income tax liability. Each Omega shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. An Omega shareholder may prevent backup withholding by completing a substitute form W-9 (contained with the form of transmittal letter to be forwarded to Omega shareholders) and submitting it to the exchange agent for the merger when Omega shareholders submit their Omega share certificates for exchange.
DESCRIPTION OF FNB CAPITAL STOCK
FNB Common Stock
          General. FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 60,555,834 shares were outstanding as of September 30, 2007. FNB common stock is traded on the NYSE under the symbol “FNB.” The transfer agent and registrar for FNB common stock is Registrar & Transfer Company.
          As of September 30, 2007, approximately 8.1 million shares of FNB common stock were reserved for issuance under employee stock plans and convertible notes. In addition, FNB has reserved 26.6 million shares of common stock for issuance in connection with the merger, the Omega stock options being assumed by FNB and the Omega RSUs. After taking into account these reserved shares, FNB will have approximately 405.2 million shares of authorized but unissued common stock available for issuance for other corporate purposes.
          Voting and Other Rights. The holders of FNB common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. See “Comparison of Shareholder Rights.”

          In the event of a liquidation, holders of FNB common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.
          FNB common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB common stock are, and the shares of FNB common stock to be issued to Omega’s shareholders in the merger will be, validly issued, fully paid and nonassessable.
          Distributions. The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.
          The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB’s subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.
FNB Preferred Stock
          General. FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of September 30, 2007. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation.

COMPARISON OF SHAREHOLDER RIGHTS
          After the merger, Omega’s shareholders will become shareholders of FNB and their rights will be governed by FNB’s articles of incorporation, FNB’s bylaws and the FBCA. The following summary discusses differences between FNB’s articles of incorporation and bylaws and Omega’s articles of incorporation and bylaws and the differences between the PBCL and the FBCA. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page ___.
          The following summary is not intended to be a complete statement of the differences affecting the rights of Omega’s shareholders who become FNB shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities. The summary is qualified in its entirety by reference to the articles of incorporation and bylaws of FNB, Omega’s articles of organization and bylaws and applicable laws and regulations.
Removal of Directors; Filling Vacancies on the Board of Directors

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Omega’s articles of incorporation provide that a director, any class of directors or Omega’s entire board of directors may be removed only for cause by the affirmative vote of the holders of at least 75% of Omega’s outstanding shares entitled to vote thereon. Cause is defined as:

•      a felony conviction;

•      a court declaration that the director is of unsound mind; or

•      gross abuse of trust committed in bad faith.

Omega’s bylaws provide that the board of directors may without shareholder approval remove a director for proper cause, including:

•      the director’s disclosure of confidential information supplied to the director;
Under Florida law, unless the articles of incorporation of a corporation provide otherwise, directors may be removed by the corporation’s shareholders with or without cause; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him or her. Article 6 of FNB’s articles of incorporation, however, provides that, subject to the rights of holders of any preferred stock, any director or the entire board of directors may be removed without cause by the affirmative vote of the holders of at least 75% of the then outstanding shares of FNB common stock. Florida law and FNB’s bylaws provide that vacancies on the FNB board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office, may be filled by a majority vote of the remaining directors, though less than a quorum.

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•	the director’s conflict of interest or breach of fiduciary duty;

•	the director’s violation of federal or state banking or securities laws or other applicable law; or

•	the director’s unacceptability to any federal or state regulator or self-regulatory organization.

Pennsylvania law and Omega’s bylaws provide that vacancies on Omega’s board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, except that a vacancy resulting from a removal of a director resulting from a shareholder vote may be filled by the shareholders at the same meeting at which the removal occurs. Directors elected to fill a vacancy serve for the remainder of the term of the class to which the director is elected.
Quorum of Shareholders

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Pennsylvania law provides that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. Pennsylvania law further provides that, if a meeting called for the election of directors is adjourned, the shareholders who attend the resumption of the adjourned meeting, although less than a quorum, shall
FNB’s bylaws and Florida law provide that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. FNB’s bylaws further provide that whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of a majority of the votes of that class or series

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nevertheless constitute a quorum for the purpose of electing directors. Pennsylvania law also provides that shareholders who attend a meeting of shareholders that previously has been adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, although less than a quorum under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of meeting.
entitled to be cast, represented in person or by proxy, shall constitute a quorum of such class or series.
Adjournment and Notice of Shareholder Meetings

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Pennsylvania law provides that any regular or special meeting of shareholders may be adjourned for such periods, not to exceed 15 days in the case of the election of directors, as may be directed by the shareholders present in person or by proxy at the meeting who are entitled to vote at that meeting.
FNB’s bylaws and Florida law provide that, if a quorum is not present or represented at a shareholders meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.
Call of Special Meetings of Shareholders

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Omega’s bylaws provide that special meetings of Omega’s shareholders may be called at any time by Omega’s board, the chairman of the board, the president or by shareholders entitled to cast at least one-third of the vote that all shareholders are entitled to cast at the particular meeting.
FNB’s bylaws provide that special meetings of shareholders may be called only by the chairman of the board, the president or the secretary of FNB pursuant to a resolution or written direction of at least 75% of the members of the FNB board or by the holders of not less than 10% of the outstanding shares of FNB.

Shareholder Consent in Lieu of Meeting

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Pennsylvania law provides that any action that may be taken at a meeting of the shareholders may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with Omega’s secretary.
Florida law permits any action that may be taken at a meeting of the shareholders of FNB to be taken without a meeting, if, prior or subsequent to the action, one or more written consents signed by a majority the shareholders who would be entitled to vote at a meeting for such purpose are delivered to FNB.
Dissenters’ Rights

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Under Pennsylvania law, dissenters’ rights are generally afforded to shareholders in the event of corporate actions involving certain mergers, share exchanges, transfers of all or substantially all of the assets of the corporation, as well as certain other fundamental transactions.

Under Pennsylvania law, dissenters’ rights generally are denied to holders of shares that are listed on a national securities exchange, such as the Nasdaq Global Select Market, or held beneficially or of record by more than 2,000 shareholders when a plan of merger converts the shares into shares of the acquiring, surviving, new or other corporation, whether or not the shares of the acquiring, surviving, new or other corporation are listed on the exchange or privately held.
Under Florida law, dissenters’ rights are available in connection with corporate actions involving certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business, the approval of certain control-share acquisitions and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under Florida law, dissenters’ rights generally are denied to holders of shares listed on a national securities exchange or the Nasdaq Global Select Market or when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

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Under Pennsylvania law, a derivative action may be brought only by person who was a shareholder or held a beneficial interest at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time of the alleged wrongdoing; however, a derivative action may be brought by a shareholder who was not a shareholder at the time of the alleged wrongdoing, if a court determines that there is a strong prima facie case in favor of the claim and a serious injustice will result without such action.
Under Florida law, a derivative action may be brought only by a person who was a shareholder of FNB at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.
Dividends and Distributions

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Subject to any restrictions in a corporation’s articles of incorporation, Pennsylvania law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto:	Subject to any restrictions in a corporation’s articles of incorporation, Florida law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto:

• the corporation would not be able to pay its debts as they become due in the usual course of business; or	• the corporation would not be able to pay its debts as they become due in the usual course of business; or

• the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.	• the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.

Omega’s articles of incorporation do not	FNB’s articles of incorporation do not contain

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contain any restriction on the payment of dividends or the making of distributions to shareholders.	any restrictions on the payment of dividends or the making of distributions to shareholders.
Classes of Stock With Preferential Rights

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Omega’s articles of incorporation authorize Omega to issue up to 5,000,000 shares of preferred stock divided into one or more series. The designations, preferences, qualifications, limitations, restrictions and special or relative rights, if any, of any series of preferred stock shall be authorized by the board of directors by resolution. Omega has no outstanding shares of preferred stock.
The articles of incorporation of FNB authorize it to issue multiple classes of stock that may have rights preferential to the FNB common stock to be received by Omega shareholders as a result of the merger. No such stock is currently outstanding. Such preferential rights include rights to preferential dividend rates compared to such rates for FNB common stock, rights to prevent dividends from being paid on the common stock until dividends have been paid on the preferred stock, rights to preferential payments upon any liquidation of FNB, independent class voting rights with respect to certain fundamental transactions and rights to convert shares of FNB preferred stock into FNB common stock at a conversion ratio that protects such preferred shareholders against a decline in the price of FNB common stock by further diluting the common stock.
Director Qualifications, Number and Term

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Omega’s bylaws provide that the board of directors shall consist of not less than five nor more than 25 members, as determined by the board, divided into three classes, as equal in number as possible, with each director serving a staggered three-year term. Under
FNB’s bylaws provide that the board of directors of FNB shall consist of such number of directors as may be determined by the board of directors of FNB, which number shall be not less than five nor more than 25. FNB’s bylaws further provide that FNB’s

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Pennsylvania law, a director must be at least 18 years of age, but need not be a resident of Pennsylvania or a shareholder. Under Omega’s bylaws, no person is eligible to be newly elected or appointed as a director if he or she will attain age 70 on or prior to December 31 of the calendar year. Any director who attains age 70 shall cease to be a director as of December 31 of the year in which he or she attains age 70; however, Omega’s board of directors has waived the mandatory retirement for Messrs. Gingerich and Lee who will continue to serve as directors until the earlier of the completion of the merger or the termination of the merger agreement.
board of directors shall be divided into three classes as equal in number as possible, with each director having a staggered three-year term. Under Florida law and FNB’s bylaws, a director need not be a resident of Florida or a shareholder of FNB to qualify to serve as a director. FNB’s bylaws further provide that the directors must be at least 21 years of age.
Nomination of Directors

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Under Omega’s bylaws, nominations for directors to be elected at a meeting of shareholders may be made by the board of directors or by any shareholder. Directors of Omega must be shareholders of Omega if required by applicable law. Nominations by shareholders for directors to be elected at an annual meeting of shareholders and which have not been previously approved by the board of directors must be submitted to the secretary of Omega in writing not later than the date that shareholder proposals are required to be submitted under Rule 14a-8 of the Exchange Act. For nominations to be considered at a special meeting of shareholders, the nomination must be submitted no later than the earlier of:	FNB’s bylaws provide that directors may be nominated for election to FNB’s board of directors by either a resolution of the board of directors or by a shareholder bylaws provide that a shareholder may make nominations for director by providing FNB with written notice of the shareholder’s intention to nominate a director, which written notice generally must be received not less than 14 days prior to the meeting of shareholders called for the election of directors. The notice of a shareholder’s intention to nominate a director must include the information required by FNB’s bylaws.

• 30 days prior to the printing of Omega’s

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proxy materials or information statement with respect to the meeting; or

• the close of business on the fifth day following the date on which notice of such meeting is first given to shareholders if there are no proxy materials or information statement.

Each nomination must set forth the information required by Omega’s bylaws.
Cumulative Voting

Omega	FNB

Under Pennsylvania law, cumulative voting in the election of directors is available unless precluded in the articles of incorporation of the corporation. Omega has precluded cumulative voting in the election of directors in its articles of incorporation.
Under Florida law, cumulative voting in the election of directors is not available unless provided for in the articles of incorporation of the corporation. FNB has not provided for cumulative voting in its articles of incorporation.
Indemnification of Officers and Directors

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Pennsylvania law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect
Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer or is currently serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in

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to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Pennsylvania law, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a bylaw or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. However, no indemnification is permitted where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pennsylvania law permits Omega to purchase and maintain insurance on behalf of Omega’s directors and officers against any liability asserted against any of them and incurred in such capacity, whether or not Omega would have the power to indemnify them against such liability. Omega’s bylaws further provide that Omega’s directors and officers are entitled to be indemnified to the fullest extent permitted by law. In addition, Omega connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Florida law, FNB may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses, including attorneys’ fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Florida law further provides that indemnification against the costs and expenses of defending any action is required to be made to any officer or director who is successful in defending a derivative action. Except with regard to the costs and expenses of successfully defending a derivative action as may be ordered by a court, indemnification is only required to be made to a director or officer if a determination is

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may indemnify other persons to the fullest extent permitted by law.	made that indemnification is proper under the circumstances. Such determination shall be made in accordance with the provisions of Florida law.

Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. A Florida corporation may make any other or further indemnification or advancement of expenses to any of its officers or directors, both as to action in their official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall generally not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that the director’s or officer’s actions or omissions were material to the cause of action so adjudicated and constitute:

• a violation of the criminal law;

• a transaction from which the officer or director derived an improper personal benefit;

• an unlawful distribution; or

• willful misconduct or a conscious

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disregard for the best interests of the corporation.

Florida law and FNB’s articles of incorporation permit FNB to purchase and maintain insurance on behalf of any director or officer of FNB against any liability asserted against the director or officer and incurred in such capacity, whether or not FNB would have the power to indemnify the director or officer against such liability. FNB’s articles of incorporation further provide that its directors, officers and any other person designated by the board of directors of FNB are entitled to be indemnified to the fullest extent permitted by law.
Director Liability

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Pennsylvania law provides that the bylaws of a corporation may include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, other than criminal conduct or with respect to liability for nonpayment of taxes, and except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Omega’s bylaws contain such a provision.
Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. FNB’s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.

Amendment of Articles of Incorporation and Bylaws

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Pennsylvania law requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon to amend a corporation’s articles of incorporation, provided that shareholder approval is not required for certain non-material amendments. Omega’s articles of incorporation provide that an amendment to Omega’s articles of incorporation or bylaws that is proposed by shareholders, and which has not previously received approval of the Omega board of directors, requires the affirmative vote of at least 75% of the votes which all shareholders are entitled to cast thereon for adoption.
In order to amend the articles of incorporation of a Florida corporation, Florida law generally requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters’ rights under Florida law. Further, under Florida law, shareholder approval is not required for certain non-material amendments.

Under Pennsylvania law, the power to adopt, amend or repeal bylaws may generally be vested, pursuant to the bylaws, in the directors, with certain statutory exceptions and subject to the power of the shareholders to change such action. Pennsylvania law further provides that, unless the articles of incorporation provide otherwise, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute, other than on the shareholder quorum rules if the corporation is a registered corporation such as Omega. Omega’s bylaws provide that Omega’s bylaws may be amended by the affirmative vote of a majority of the members of Omega’s board of directors except for those matters that are statutorily committed to the shareholders. Under Omega’s articles of incorporation, any amendment to the bylaws not previously approved by the board of
Under Florida law, a corporation’s bylaws may be amended or repealed by the board of directors or shareholders; provided, however, that the board of directors may not amend or repeal the corporation’s bylaws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the bylaws, expressly provide that the board of directors may not amend or repeal the bylaws or a particular bylaw provision. FNB’s bylaws provide that they may be altered or amended and new bylaws adopted by the affirmative vote of at least 75% of the members of FNB’s board of directors or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

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directors requires the affirmative vote of Omega’s shareholders entitled to cast at least 75% of the votes which all shareholders present at a regular or special meeting are entitled to cast.
Vote Required for Extraordinary Corporation Transactions

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Under Pennsylvania law, generally, a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the board of directors and by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided in the bylaws of a corporation, shareholders do not have to approve a board of directors-approved plan of merger if, immediately prior to the transaction, another corporation that is a party to the transaction directly or indirectly owns 80% or more of the outstanding shares of each class of the constituent corporation, or if

•     the surviving or new corporation is a business corporation incorporated in Pennsylvania with articles of incorporation that are identical to the articles of incorporation of the merged corporation, except for changes permitted by a board of directors without shareholder approval under Pennsylvania law;

•     each share of the merged corporation outstanding immediately prior to the
Under Florida law, generally, a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the board of directors and by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation’s articles of incorporation require a higher vote. Florida law further provides that, unless required by its articles of incorporation, shareholder approval of a plan of merger is not required if:

•     the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments approved by the board of directors as provided by Florida law, from its articles before the merger; and

•     each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger.

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effective date of the merger will continue to be outstanding or will be converted into an identical share of the surviving or new corporation after the effective date of the merger; and

•     the shareholders of the merged corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.
FNB’s articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the board of directors of FNB has approved and recommended the transaction prior to the consummation thereof.
Interested Shareholder Transactions

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Pennsylvania law provides that, with respect to registered companies such as Omega, if a shareholder of a corporation is a party to a sale of assets, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, or if a shareholder is to receive a disproportionate amount of shares resulting from a division of the corporation, or if the articles of incorporation of the corporation are to be amended so as to result in a shareholder receiving an increased voting or economic interest in relation to substantially all other shareholders, then approval must be obtained from the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes
Florida law contains a number of provisions that require supermajority approval for certain transactions with affiliates. Under Florida law, if any person who together with his or her affiliates and associates beneficially owns 10% or more of any voting stock of the corporation, or an Interested Person, is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval, or a Business Combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if:

•     the Interested Person transaction has been approved by a majority of the

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of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors affiliated or associated with, or nominated by, the interested shareholder who is a party to the transaction or who is treated differently from other shareholders and any person or group of persons who act in concert or who are controlled by the interested shareholder.

      disinterested directors;

•     the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

•     the Interested Person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•     the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

• the corporation is an investment company registered under the Investment Company Act of 1940; or

•     the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the Florida Business Corporations Act.

Fiduciary Duty

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Under Pennsylvania law, a director shall perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use
Under Florida law, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties,

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under similar circumstances, and shall be entitled in performing his or her duties to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by:

•     one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•     counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

•     a committee of the board upon which he or she does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Pennsylvania law further provides that a director may, in considering the best interests of a corporation, consider:

•     the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located;

•     the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation;

•     the resources, intent and conduct of any person seeking to acquire control of the a director is entitled to rely on:

•     information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•     legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•     a committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence.

FNB’s articles of incorporation provide that the board of directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of the corporation and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of the corporation and its subsidiaries, the communities and societies in which FNB and its subsidiaries operate, and the economy of the state and the nation.

FNB’s articles of incorporation further provide that, if the board of directors of FNB determines that such a proposal should be rejected, it may take any lawful action to accomplish its purpose.

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corporation; and • all other pertinent factors.
Provisions with Possible Anti-Takeover Effects

Omega	FNB

Pennsylvania law contains various statutory “anti-takeover” provisions; however, except for Subchapter F of the PBCL, Omega has opted out of the coverage of those provisions as permitted by Pennsylvania law. Subchapter 25F, which relates to business combinations, delays for five years, and imposes conditions upon, business combinations between an interested shareholder and the corporation.

Omega’s articles of incorporation deny any person the right to cast more than 10% of the total votes that all holders of voting securities are entitled to cast and no person may have holdings in such securities that exceed 10% of the issued and outstanding voting securities, unless authorized by the board of directors. The casting of votes by a person as a proxy holder for other shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group which includes such person. In the event of a violation of either of these provisions, Omega has the right to purchase, at its option, all or any portion of the holdings that exceed 10% of its issued and outstanding voting securities in accordance with the procedures set forth in its articles of incorporation.
FNB is subject to statutory “anti-takeover” provisions under Florida law. The FBCA restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the control shares, will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an “acquiring person’s statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit such request, for shareholder approval. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation’s shareholders for each class and series of stock, with the control shares not voting.

In addition, there are various provisions in FNB’s articles of incorporation and bylaws that may serve as anti-takeover protections including:

•     the ability of FNB’s board of directors to fill vacancies resulting from an increase in the number of directors;

Omega	FNB

Omega’s articles of incorporation provide that its board of directors may, if it deems it advisable, oppose a tender offer or other offer for Omega’s securities. When considering whether to oppose an offer, Omega’s board of directors may, but it is not legally obligated to, consider any pertinent issues, for which the articles of incorporation provides certain examples.

In addition, various provisions in Omega’s articles of incorporation and bylaws, discussed above, may serve as anti-takeover protections including:

•     the classification of Omega’s board of directors into three separate classes with each board member serving a staggered three-year term;

•     shareholders may remove directors only for cause, as defined, and then only with the approval of the holders of at least 75% of Omega’s common stock;

•     the ability of Omega’s board of directors to fill vacancies resulting from an increase in the number of directors; and

•     provisions in Omega’s articles of incorporation that authorize Omega’s board of directors, without further shareholder action, to issue from time to time, up to 5,000,000 shares of Omega preferred stock. Omega’s board of directors is empowered to divide any and all of the shares of Omega preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series to established.

•     the supermajority voting requirements for certain corporate transactions;

•     the broad range of factors that FNB’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•     provisions in FNB’s articles of incorporation which authorize FNB’s board of directors, without further shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock. The board of directors of FNB is empowered to divide any and all of the shares of FNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

COMPARATIVE MARKET PRICES AND DIVIDENDS
     The following table sets forth for the periods indicated:
•	the high and low trading prices of shares of FNB common stock as reported on the NYSE;

•	the high and low trading prices of shares of Omega common stock as reported on the Nasdaq Global Select Market on and after July 3, 2006 and on the Nasdaq National Market prior to that date; and

•	quarterly cash dividends paid per share by FNB and Omega.

	FNB common stock			Omega common stock
	High	Low	Dividend	High	Low	Dividend
2005:
First quarter	$20.70	$18.55	$0.23	$34.50	$29.40	$0.31
Second quarter	19.85	17.49	0.23	31.54	27.05	0.31
Third quarter	21.00	16.80	0.23	33.50	26.55	0.31
Fourth quarter	18.87	16.18	0.235	30.94	25.42	0.31

2006:
First quarter	17.70	15.74	0.235	34.21	27.88	0.31
Second quarter	17.24	15.19	0.235	34.10	28.19	0.31
Third quarter	17.00	15.15	0.235	32.38	28.12	0.31
Fourth quarter	18.85	16.31	0.235	33.50	29.48	0.31

2007:
First quarter	18.79	16.21	0.235	34.49	27.14	0.31
Second quarter	17.91	16.41	0.235	29.66	26.67	0.31
Third quarter	18.24	14.05	0.24	29.74	20.97	0.31
Fourth quarter (through December 14)	17.92	14.00	0.24	32.40	24.45	0.31
     You are advised to obtain current market quotations for FNB common stock. The market price of FNB common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of FNB common stock.

PROPOSAL NO. 2
ADJOURNMENT PROPOSAL
     In the event sufficient votes are not present at the FNB or the Omega special meeting to constitute a quorum or approve the FNB merger proposal or the Omega merger proposal, the applicable merger proposal cannot be approved unless the applicable special meeting is adjourned in order to permit further solicitation of proxies. In order to allow shares present in person or by proxy at the FNB and the Omega special meetings to vote for the adjournment of their respective special meetings, if necessary, each is submitting an adjournment of its respective special meetings to its shareholders as a separate matter for consideration. Properly submitted proxies will be voted in favor of the applicable adjournment proposal, unless otherwise indicated on the proxy. If either the FNB adjournment proposal or the Omega adjournment proposal is approved, no notice of the time and place of the adjourned meeting is required to be given to FNB’s or Omega’s shareholders other than an announcement of the time and place that is given at their respective special meetings.
Recommendation of FNB’s and Omega’s Boards of Directors
FNB
     FNB’s board of directors recommends that FNB shareholders vote FOR the approval of the FNB adjournment proposal.
Omega
     Omega’s board of directors recommends that Omega shareholders vote FOR the approval of the Omega adjournment proposal.
LEGAL MATTERS
     The validity of the FNB common stock being registered in connection with the merger has been passed upon for FNB by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Blank Rome LLP, Philadelphia, Pennsylvania, will deliver their opinions to FNB and Omega, respectively, as to certain federal income tax consequences of the merger. See “Material Federal Income Tax Consequences of the Merger” beginning on page ___.
EXPERTS
     The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) for the year ended December 31, 2006, and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     With respect to the unaudited condensed consolidated interim financial information of FNB for the three, six and nine-month periods ended March 31, 2007 and March 31, 2006, June 30, 2007 and June 30, 2006 and September 30, 2007 and September 30, 2006, respectively, incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2007, August 7, 2007 and November 7, 2007, included in FNB’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
     The consolidated financial statements of Omega and subsidiaries appearing in Omega’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Omega management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
     As of the date of this joint proxy statement/prospectus, neither FNB nor Omega knows of any matter that will be presented for consideration at their respective special meetings other than the approval of the merger proposal and the adjournment proposal. However, if any other matters properly come before their respective special meetings or any adjournment, postponement or continuation thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.
     No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this joint proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or Omega.
     This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock offered by this joint proxy statement/prospectus, nor does it constitute the solicitation of a proxy in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.
     The information contained in this joint proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this joint proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Omega or FNB since the date of this joint proxy statement/prospectus or that the information in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus is correct at any time subsequent to that date.
     This joint proxy statement/prospectus does not cover any resales of the FNB common stock offered hereby to be received by shareholders of Omega deemed to be “affiliates” of Omega or FNB upon the consummation of the merger. No person is authorized to make use of this joint proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION
     FNB and Omega each file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by FNB or Omega at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. FNB’s and Omega’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
     FNB filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of FNB common stock to Omega’s shareholders pursuant to the merger agreement. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FNB and a proxy statement of FNB and Omega for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement.
     The SEC allows the “incorporation by reference” of information into this joint proxy statement/prospectus, which means that FNB and Omega can disclose important information to you by referring you to another document filed separately with the SEC by FNB or Omega. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that FNB or Omega have previously filed with the SEC. These documents contain important information about FNB and Omega.
     The following documents previously filed with the SEC by FNB (SEC File No. 001-31940) are incorporated by reference into this joint proxy statement/prospectus:
     FNB’s Annual Report on Form 10-K for the year ended December 31, 2006;
     FNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and
     FNB’s Current Reports on Form 8-K filed January 29, 2007, March 23, 2007, June 25, 2007, July 19, 2007 (except for Items 2.02 and 9.01), October 16, 2007, October 23, 2007 and November 9, 2007; and
     The description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     The following documents previously filed with the SEC by Omega (SEC File No. 0-13599) are incorporated by reference into this joint proxy statement/prospectus:
     Omega’s Annual Report on Form 10-K for the year ended December 31, 2006;
     Omega’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;
     Omega’s Current Reports on Form 8-K filed January 18, 2007, November 9, 2007 (except for items 7.01 and exhibit 99.1), November 14, 2007 and November 26, 2007; and
     The description of Omega common stock contained in the Omega registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.
     Each of FNB and Omega further incorporates by reference any additional documents that it files with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the FNB and Omega special meetings. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
     If you would like to receive a copy of any of the documents incorporated by reference, please contact Omega or FNB at the address or telephone number listed under the heading “Reference to Additional Information” in the forepart of this joint proxy statement/prospectus.
ANNUAL MEETINGS
FNB
     FNB currently expects that it will convene and hold its regular 2008 annual meeting of shareholders in May 2008 following completion of the merger. FNB intends to file proxy materials, including a proxy statement and a form of proxy, relating to its 2008 FNB annual meeting of shareholders as soon as practicable.
     For a shareholder proposal to be considered for inclusion in FNB’s proxy statement and form of proxy relating to the FNB annual meeting of shareholders to be held in 2008, the Corporate Secretary of FNB must have received the proposal, at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, not later than December 1, 2007. However, if the FNB 2008 annual meeting is held on or after June 13, 2008, a shareholder proposal must be received within a reasonable time before FNB begins to print and mail its proxy solicitation materials for the FNB 2008 annual meeting. Any such proposal will be subject to Rule 14a-8 under the Exchange Act.

     Pursuant to FNB’s bylaws, if a shareholder wishes to present at FNB’s 2008 annual meeting (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 under the Exchange Act, the shareholder must comply with the provisions relating to shareholder proposals in FNB’s bylaws which are summarized below. Written notice of any such proposal containing the information required by FNB’s bylaws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of FNB’s Corporate Secretary at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 during the period commencing on December 1, 2007 and ending on January 2, 2008.
     A written nomination for a director must set forth:
•	the name and address of the shareholder who intends to make the nomination, or the nominating shareholder;

•	the name, age, business address and, if known, residence address of each person so proposed;

•	the principal occupation or employment for the past five years of each person so proposed;

•	the qualifications of each person so proposed;

•	the number of shares of FNB common stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such common stock by such person;

•	a description of any arrangement or understanding between each person so proposed and the nominating shareholder with respect to such person’s nomination and election as a director and actions to be proposed to be taken by such person as a director;

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and

•	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed.
     With respect to nominations by shareholders, only candidates nominated for election as a member of FNB’s board of directors in accordance with FNB’s bylaw provisions as summarized herein will be eligible to be nominated for election as a member of FNB’s board of directors at FNB’s 2008 annual meeting of shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at FNB’s 2008 annual meeting of shareholders.
     A written matter relating to a matter other than nomination for election as a director must set forth information regarding the matter that would be required under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of FNB’s shareholders. Only shareholder proposals submitted in accordance with the provisions described above will be considered or acted upon at FNB’s 2008 annual meeting.
Omega
     Omega intends to hold a 2008 annual meeting of shareholders only if the merger agreement is terminated.
     Under Omega’s bylaws, shareholder proposals with respect to its 2008 annual meeting of shareholders, including nominations for directors, which have not been previously approved by Omega’s board of directors, must be submitted to the Corporate Secretary of Omega no later than December 3, 2007. Any such proposal must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid, to Omega’s Corporate Secretary, Omega Financial Corporation, 366 Walker Drive, State College, Pennsylvania 16801. Each nomination or proposal must include the information required by Omega’s bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting. Omega’s bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as an exhibit to Omega’s Form 10-K filed with the SEC on March 16, 2006 or upon the shareholder’s written request directed to Omega’s Corporate Secretary at the address given above.
     Shareholder proposals for Omega’s 2008 annual meeting of shareholders must be submitted to Omega by December 3, 2007 to receive consideration for inclusion in Omega’s proxy statement relating to its 2008 annual meeting of shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in Omega’s bylaws.
     In addition, shareholders are notified that the deadline for providing Omega timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Omega’s 2008 annual meeting of shareholders is December 3, 2007. As to all such matters of which Omega does not have notice on or prior to December 3, 2007, discretionary authority shall be granted to the persons designated in Omega’s proxy related to Omega’s 2008 annual meeting of shareholders to vote on such proposal.

AGREEMENT AND PLAN OF MERGER
between
F.N.B. CORPORATION
and
OMEGA FINANCIAL CORPORATION
DATED AS OF NOVEMBER 8, 2007

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.13(e)
Affiliate	2.3(g)
Agreement	Preamble
Articles of Merger	1.2
Assumed Stock Options	1.5(a)
Average Closing Price	1.4(e)
Bank	3.4
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1(b)
Break-up Fee	6.13(f)
Certificates	1.4(c)
Change in Omega Recommendation	6.13(c)
Claim	6.8(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreement	6.2(b)
Contracts	5.2(j)
Controlled Group Liability	3.11
Credit Facilities	5.2(f)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.17(b)
ERISA	3.11
ERISA Affiliate	3.11
ESOP	1.6(c)
Exchange Act	3.6
Exchange Agent	2.2(a)
Exchange Fund	2.2
Exchange Ratio	1.4(a)
FBCA	1.1(a)
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB 10-Q	4.6
FNB 2006 10-K	4.6
FNB Bank	1.10
FNB Bank Board	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)

Section

FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. IV Preamble
FNB Employment Agreement	4.11
FNB Loan Property	4.17
FNB Plans	6.7(a)
FNB Preferred Stock	4.2(a)
FNB Proposal	6.3(b)
FNB Qualified Plans	4.11(d)
FNB Recommendation	6.3(b)
FNB Regulatory Agreement	4.15
FNB Reports	4.12
FNB Shareholder Meeting	6.3(b)
FNB Stock Plans	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.17(b)
HSR Act	3.4
Indemnified Parties	6.8(a)
Injunction	7.1(e)
Insurance Amount	6.8(c)
Intellectual Property	3.25
IRS	3.11(b)
Joint Proxy Statement	3.4
Leased Properties	3.18(c)
Leases	3.18(b)
Liens	3.2(b)
Loan(s)	5.2(t)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11
Nasdaq	3.1(c)
NYSE	3.1(c)
OCC	3.4
Omega	Preamble
Omega 10-Q	3.6
Omega 2006 10-K	3.6
Omega Advisory Board	6.15(b)
Omega Articles	3.1(b)
Omega Bank	1.10
Omega Bank Designees	1.10
Omega Benefit Plan	3.11

Section

Omega Bylaws	3.1(b)
Omega Common Stock	1.4(a)
Omega Designees	1.3(b)
Omega Disclosure Schedule	Art. III Preamble
Omega Employment Agreement	3.11
Omega’s Knowledge	3.17(b)
Omega Loan Property	3.17(a)
Omega Plan	3.11
Omega Qualified Plans	3.11(d)
Omega Recommendation	6.3(e)
Omega Regulatory Agreement	3.15
Omega Reports	3.12
Omega Representatives	6.13(a)
Omega RSU	1.6(b)
Omega Shareholder Meeting	6.3
Omega Stock Option	1.6(a)
Omega Stock Plans	1.6(a)
Omega Subsidiary	3.1(c)
OREO	3.26(b)
Other Regulatory Approvals	3.4
Owned Properties	3.18(a)
PA DOB	3.4
Payment Event	6.13(g)
PBCL	1.1(a)
PBGC	3.11(e)
Person	3.9(a)
Registration Statement	3.4
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
SEC	3.4
Securities Act	1.6(d)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.13(e)
Surviving Company	Preamble
Tax Returns	3.10(c)
Tax(es)	3.10(b)
Third Party	6.13(g)
Third Party Leases	3.18(d)
Treasury Shares	1.4(b)
Voting Agreement	Preamble
Withdrawal Liability	3.11

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2007 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB “) and OMEGA FINANCIAL CORPORATION, a Pennsylvania corporation (“Omega”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Omega and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Omega will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “ Merger “), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the members of the Omega Board of Directors have executed a voting agreement of even date herewith in the form of Exhibit C (the “Voting Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2), Omega shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Omega shall cease.

(b) FNB may at any time change the method of effecting the combination and Omega shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of Omega’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects set forth in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company.  The directors of the Surviving Company immediately after the Merger shall be (i) the directors of FNB immediately prior to the Merger and (ii) three current independent members of Omega’s Board of Directors (the “Omega Designees”) as are mutually agreed by FNB and Omega. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of Omega Capital Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, $5.00 par value, of Omega (“Omega Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (the “Merger Consideration”) 2.022 shares (the “Exchange Ratio”) of common stock, $.01 par value, of FNB (“FNB Common Stock”).

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of Omega Common Stock held by Omega or any of its Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(c) At the Effective Time, the stock transfer books of Omega shall be closed as to holders of Omega Common Stock immediately prior to the Effective Time and no transfer of Omega Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing Omega Common Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent (as defined in Section 2.2(a)), such Certificates shall be canceled and exchanged for certificates representing the number of whole shares of FNB Common Stock into which the Omega Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(d) Each holder of Omega Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Stock Purchase Plan (the “DRSP Plan”). Each Omega shareholder electing to enroll in the DRSP Plan shall be issued a certificate representing the number of whole shares of FNB Common Stock received in the Merger, and any future dividends will be reinvested in accordance with the DRSP Plan.

(e) Notwithstanding any other provision of this Agreement, each holder of Omega Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported in New York Stock Exchange Composite Transactions in The Wall Street Journal (Eastern Edition) or, if not reported therein, in another mutually agreed upon authoritative source, for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock.  At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Omega Equity and Equity-Based Awards.

(a) Omega Stock Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of Omega Common Stock (each an “Omega Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Omega Disclosure Schedule (as defined in Article III) (the “Omega Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, Omega or any of its Subsidiaries (as defined in Section 3.1(b)) shall at the Effective Time cease to represent a right to acquire shares of Omega Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock and each option to acquire shares of Omega Common Stock that prior to the Effective Time is fully vested and exercisable, shall continue as a fully vested and exercisable option of FNB on the terms hereinafter set forth. FNB shall assume each such Omega Stock Option in accordance with the terms of the relevant Omega Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors shall be substituted for Omega and the committee of the Board of Directors of Omega, including, if applicable, the entire Board of Directors of Omega, administering such Omega Stock Plan, (ii) each Omega Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such Omega Stock Option shall be equal to the number of shares of Omega Common Stock subject to such Omega Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such Omega Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Omega Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and Omega agree to take all necessary steps to effect the provisions of this Section 1.6(a). As of the Effective Time, FNB shall issue to each holder of each outstanding Omega Stock Option that has been assumed by FNB (the “Assumed Stock Options”) a document evidencing the conversion and assumption of such Omega Stock Option by FNB pursuant to this Section 1.6(a).

(b) Omega Restricted Stock Units.  Effective immediately prior to the Effective Time, each then outstanding restricted stock unit (each an “Omega RSU”), pursuant to the Omega Stock Plans and the award agreements evidencing the grants thereunder, granted to any current or former employee of Omega or any of its Subsidiaries shall become vested in full. At the Effective Time, each holder of an Omega RSU shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of shares of Omega Common Stock subject to such Omega RSU.

(c) Omega Employee Stock Ownership Plan.  If requested by FNB, Omega agrees that its Employee Stock Ownership Plan (the “ESOP”) shall terminate as of a date not later than March 31, 2008 and, in connection therewith, repay all indebtedness of the ESOP. Appropriate distributions of all of the assets held by the ESOP will be made to the participants in the ESOP as soon as reasonably practicable thereafter in accordance with the provisions of the ESOP and applicable law.

(d) Omega 401(k) Plan.  Not later than the day prior to the Closing Date, Omega agrees to terminate its Section 401(k) Plan.

(e) Reservation of Shares.  FNB has taken all corporate action necessary to reserve for issuance a sufficient number of shares of FNB Common Stock issuable upon the exercise of the Assumed Stock Options. As soon as practicable following the Closing (as defined in Section 9.1), FNB shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the issuance of the shares of FNB Common Stock subject to the Assumed Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

1.7 Articles of Incorporation and Bylaws of the Surviving Company.  FNB’s Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. FNB’s Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9 Dissenting Shares.  No outstanding shares of Omega Common Stock shall have any dissenters’ rights of appraisal under the PBCL.

1.10 The Bank Merger.  As soon as practicable after the execution of this Agreement, Omega and FNB shall cause Omega Bank (“Omega Bank”) and First National Bank of Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”), that provides for the merger of Omega Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank (the “FNB Bank Board”) upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger plus the four Omega Bank Designees as defined in Section 6.15(b).

ARTICLE II

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available.  As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for shares of Omega Common Stock outstanding immediately prior to the Effective Time of the Merger, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b) and (iii) cash in lieu of any fractional shares (such cash and certificates for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 in exchange for outstanding shares of Omega Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, Registrar and Transfer Company (the “Exchange Agent”) shall mail to each holder of record of Omega Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to Omega which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Omega Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing Omega Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to a certificate representing FNB Common Stock into which the shares of Omega Common Stock shall have been converted pursuant to Section 1.4, as well as any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing Omega Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration any cash in lieu of fractional shares into which the shares of Omega Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends to which any former holder of Omega Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any certificate for shares of FNB Common Stock, or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions with a record date prior to the Effective Date which have been declared by Omega in respect of shares of Omega Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which theretofore had become payable with respect to such whole shares of FNB Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock. After the date of this Agreement, Omega shall coordinate with FNB the declaration of any dividends in respect of Omega Common Stock as provided in Section 6.11.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Omega of the shares of Omega Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Omega Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be canceled and exchanged as provided in this Agreement. All shares of FNB Common Stock and cash in lieu of fractional shares and/or declared but unpaid dividends issued upon the surrender for exchange of shares of Omega Common Stock or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Omega Common Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of Omega following the passage of 12 months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of Omega who have not theretofore complied with this Section 2.3 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither Omega nor FNB shall be liable to any holder of shares of Omega Common Stock or FNB Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

(g) Certificates surrendered for exchange by any Person constituting an Affiliate of Omega for purposes of Rule 144(a) and Rule 145 (an “Affiliate”) under the Securities Act shall not be exchanged for certificates representing whole shares of FNB Common Stock until FNB has received a written agreement from such person as provided in Section 6.5.

2.3 Adjustments for Dilution and Other Matters.  If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of FNB Common Stock generally.

2.4 Withholding Rights.  The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Omega Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Omega Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OMEGA

Except as disclosed in the Omega Reports (as defined in Section 3.12) or as disclosed in the disclosure schedule delivered by Omega to FNB (the “Omega Disclosure Schedule”), Omega hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) Omega is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Omega has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Omega is duly registered as a bank holding company and is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Amended and Restated Articles of Incorporation of Omega (the “Omega Articles”) and the Amended and Restated Bylaws of Omega (the “Omega Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.

(c) Each of Omega’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party or a subsidiary of such party is a general partner or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more subsidiaries thereof, and the terms “Omega

Subsidiary” and “FNB Subsidiary” shall mean any direct or indirect Subsidiary of Omega or FNB, respectively, and (ii) the term “Material Adverse Effect” means, with respect to FNB, Omega or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4); (3) actions or omissions of (a) FNB, or (b) Omega, taken at the request of, or with the prior written consent of the other or required hereunder; (4) changes, events or developments, after the date hereof, in the national or world economy or financial or securities markets generally or changes, events or developments, after the date hereof in general economic conditions or other changes, events or developments, after the date hereof that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate; (5) consummation or public disclosure of the transactions contemplated hereby (including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom); (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof; (7) any changes in interest rates or foreign currency rates; (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions contemplated hereby; (9) any failure by such party to meet any published (whether by such party or a third party research analyst) or internally prepared estimates of revenues or earnings; (10) a decline in the price, or a change in the trading volume of, such party’s common stock on the Nasdaq Global Select Market (including any successor exchange, “Nasdaq”) or the New York Stock Exchange (including any successor exchange, “NYSE”), as applicable; and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in such party’s SEC reports referenced in Section 3.12 or Section 4.12, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner); or (B) materially delays or impairs the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of Omega consists of 25,000,000 shares of Omega Common Stock, of which, as of September 30, 2007, 12,632,627 shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $5.00 per share, of which as of the date hereof, no shares were issued and outstanding. As of September 30, 2007, 234,616 shares of Omega Common Stock were held in Omega’s treasury. As of September 30, 2007, no shares of Omega Common Stock were reserved for issuance except for 500,794 shares of Omega Common Stock reserved for issuance upon the exercise of Omega Stock Options and Omega RSUs issued pursuant to the Omega Stock Plans. All of the issued and outstanding shares of Omega Common Stock have been, and all shares of Omega Common Stock that may be issued upon the exercise of the Omega Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the Omega Stock Plans, Omega does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Omega Common Stock or any other equity securities of Omega or any securities representing the right to purchase or otherwise receive any shares of Omega Common Stock. Set forth in Section 3.2 of the Omega Disclosure Schedule is a true, correct and complete list of (a) each Omega Stock Option (such list to include the Omega Stock Plan under which such options were issued, the number of shares of Omega Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof) and (b) each Omega RSU (such list to include the number of shares of Omega Common Stock subject thereto and the vesting schedule thereof) outstanding under the Omega Stock Plans as of September 30, 2007. Since September 30, 2007 through the date hereof, Omega has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the Omega Stock Plans.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Omega are owned by Omega, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (other than liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Omega has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Omega. The Board of Directors of Omega has determined that this Agreement and the transactions contemplated hereby are in the best interests of Omega and its shareholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Omega’s shareholders for approval and adoption at a duly held meeting of such shareholders and, except for the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by all holders of shares of Omega Common Stock at such meeting at which a quorum is present, no other corporate proceedings on the part of Omega are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Omega and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of Omega, enforceable against Omega in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by Omega nor the consummation by Omega of the transactions contemplated hereby, nor compliance by Omega with any of the terms or provisions of this Agreement, will (i) violate any provision of the Omega Articles or the Omega Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to Omega, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Omega or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Omega or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.

3.4 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of Omega Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”) or the Pennsylvania Department of Banking (the “PA DOB”) and the Federal Reserve Board, and approval of such applications and notice, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Omega’s and FNB’s shareholders to be held in connection with this Agreement (the “Joint Proxy Statement”) and the transactions contemplated by this Agreement and of a registration statement on Form S-4 (the “Registration Statement”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of Nasdaq or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of the listing of such FNB Common Stock on the NYSE, (viii) the adoption of this Agreement by the requisite vote of shareholders of Omega and (ix) filings, if any, required as a result of the particular status of FNB, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Omega of this Agreement and (B) the consummation by Omega of the Merger and the other transactions contemplated by this Agreement.

3.5 Reports.  Omega and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Omega and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Omega, investigation into the business or operations of Omega or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Omega or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Omega since January 1, 2005.

3.6 Financial Statements.

(a) (i) Omega has previously made available to FNB copies of the consolidated balance sheets of Omega and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended as reported in Omega’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (as amended prior to the date hereof, the “Omega 2006 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit reports of Ernst & Young LLP, independent registered public accountants with respect to Omega for the years ended December 31, 2004, 2005 and 2006, and (ii) Omega will make available to FNB when filed with the SEC copies of the unaudited consolidated balance sheets of Omega and its Subsidiaries as of September 30, 2006 and 2007, and the related consolidated statements of income, shareholders equity and cash flows of the three- and nine-month periods then ended, as reported in Omega’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (the “Omega 10-Q”). The December 31, 2006 consolidated balance sheet of Omega (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Omega and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Omega and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements;

each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Omega and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) No agreement pursuant to which any loans or other assets have been or shall be sold by Omega or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Omega or its Subsidiaries, to cause Omega or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Omega or its Subsidiaries. To the knowledge of Omega, there has been no material breach of a representation or covenant by Omega or its Subsidiaries in any such agreement. Except as disclosed in Omega Reports (as defined in Section 3.12), since January 1, 2005, no cash, stock or other dividend or any other distribution with respect to the capital stock of Omega or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Omega Reports, no shares of capital stock of Omega have been purchased, redeemed or otherwise acquired, directly or indirectly, by Omega since January 1, 2005, and no agreements have been made to do the foregoing.

3.7 Broker’s Fees.  Neither Omega nor any Omega Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc.

3.8 Absence of Certain Changes or Events.  Since December 31, 2006, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Omega Reports filed on or prior to the date of this Agreement, (i) Omega and its Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to Omega.

3.9 Legal Proceedings.

(a) There is no pending, or, to Omega’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (each, a “Person”) or Governmental Entity that is material to Omega and its Subsidiaries, taken as a whole, in each case with respect to Omega or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Omega, any of its Subsidiaries or the assets of Omega or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of Omega and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns (as defined in subsection (c), below) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on Omega’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of Omega and its Subsidiaries. Neither Omega nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon Omega or any of its

Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where Omega or any of its Subsidiaries has not filed Tax Returns such that Omega or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, Omega or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of Omega and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Omega or any of its Subsidiaries. Neither Omega nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Omega and its Subsidiaries). Neither Omega nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Omega) or (B) has any liability for the Taxes of any Person (other than Omega or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither Omega nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of Omega Common Stock is owned by a Subsidiary of Omega. Omega is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Omega, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither Omega nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Omega and its Subsidiaries relating to the taxable periods beginning January 1, 2004 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Omega or its Subsidiaries. Neither Omega, any of its Subsidiaries nor FNB (as a successor to Omega) will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of Omega or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treas. Reg § 1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits.  For purposes of this Agreement, the following terms shall have the following meaning:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Omega Benefit Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Omega Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Omega or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Omega or any of its Subsidiaries or to which Omega or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Omega Employment Agreement” means a written contract, offer letter or agreement of Omega or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which Omega or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Omega Plan” means any Omega Benefit Plan other than a Multiemployer Plan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the Omega Disclosure Schedule includes a complete list of all material Omega Benefit Plans and all material Omega Employment Agreements.

(b) With respect to each Omega Plan, Omega has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such Omega Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“the IRS”), if any. Omega has delivered or made available to FNB a true, correct and complete copy of each material Omega Employment Agreement.

(c) All material contributions required to be made to any Omega Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Omega Plan, for any period through the date hereof have been timely made or paid in full or, if the contributions or payments are not due on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each Omega Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each Omega Plan, Omega and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Omega Plans. Each Omega Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Omega Plan or the imposition of any material lien on the assets of Omega or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the Omega Disclosure Schedule identifies each Omega Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Omega Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Omega Qualified Plan and the related trust that has not been revoked or Omega is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of Omega, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Omega Qualified Plan or the related trust. No trust funding any Omega Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of Omega, none of Omega and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Omega Plans or their related trusts, Omega, any of its Subsidiaries or any person that Omega or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each Omega Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) (A) the fair market value of the assets of such Omega Plan equals or exceeds the actuarial present value of all accrued benefits under such Omega Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Omega or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such Omega Plan and, to Omega’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Omega Plan, except as would not have a Material Adverse Effect, individually or in the aggregate, in the case of clauses (A), (B), (C), (D) and (E).

(f) (i) No Omega Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Omega and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Omega and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Omega or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Omega Benefit Plans. Without limiting the generality of the foregoing, neither Omega nor any of its Subsidiaries, nor, to Omega’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Omega and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to Omega and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Omega or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.

(i) No labor organization or group of employees of Omega or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Omega’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Omega and its Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

3.12 SEC Reports.  Omega has previously made available to FNB an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2005 by Omega with the SEC pursuant to the Securities Act or the Exchange Act (the “Omega Reports”), on and prior to the date of this Agreement and no such Omega Report as of the date of such Omega Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2005, as of their respective dates, all Omega Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

3.13 Compliance with Applicable Law.  Omega and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, since January 1, 2005, have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Omega or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.

3.14 Contracts.  Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Omega and its Subsidiaries taken as a whole, (i) none of Omega nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of Omega, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither Omega nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of Omega or any of its Subsidiaries.

3.15 Agreements with Regulatory Agencies.  Neither Omega nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005, a recipient of any supervisory letter from, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in Section 3.15 of the Omega Disclosure Schedule, an “Omega Regulatory Agreement”), nor has Omega or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Omega Regulatory Agreement. To the knowledge of Omega, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that Omega Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Omega Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

3.16 Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Omega included in the Omega 10-Q (including any notes thereto) (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, since September 30, 2007, neither Omega nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Omega.

3.17 Environmental Liability.

(a) To Omega’s Knowledge, (A) Omega and its Subsidiaries are in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by Omega or any of its Subsidiaries, or any property in which Omega or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Omega Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither Omega nor any of its Subsidiaries could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any Omega Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither Omega nor any of its Subsidiaries has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither Omega nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither Omega nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Omega or any of its Subsidiaries, any currently or formerly owned or operated property, or any Omega Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Omega or any of its Subsidiaries, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Omega Loan Property, (H) Omega has set forth in Section 3.17 of the Omega Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Omega, its Subsidiaries and any currently owned or operated property of Omega which were prepared in the last five years and (I) Omega has made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding Omega Loan (as defined in Section 5.2(s)) and which were prepared for Omega in the last five years.

(b) As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance or (3) material effects of any Hazardous Substance on any legally delineated wetlands, indoor air spaces; (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance that is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law and (C) the term “Omega’s Knowledge” means the actual knowledge, immediately prior to the Effective Time and Effective Date, of any officer of Omega.

3.18 Real Property.

(a) Each of Omega and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which Omega or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against Omega or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There is not under any such Lease any material existing default by Omega or any of its Subsidiaries or, to the knowledge of Omega, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Omega and its Subsidiaries taken as a whole.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Omega and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Omega and its Subsidiaries taken as a whole.

(d) A true and complete copy of each agreement pursuant to which Omega or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). To the knowledge of Omega, there are no existing defaults by the tenant under any Third Party Lease, or any event which with notice or lapse of time or both which would constitute such a default.

3.19 State Takeover Laws.  Omega has previously taken any and all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions contemplated by this Agreement inapplicable to FNB and its respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of Omega has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the transactions contemplated hereby any restrictive provisions, including the provisions of Paragraph 9, of the Omega Articles.

3.20 Reorganization.  As of the date of this Agreement, Omega is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21 Opinion.  Prior to the execution of this Agreement, Omega has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Omega from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22 Insurance.  Omega and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.22 of the Omega Disclosure Schedule and as its management reasonably has determined to be prudent in accordance with industry practices.

3.23 Investment Securities.  Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on Omega, (a) each of Omega and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Omega or its Subsidiaries, and such securities are valued on the books of Omega in accordance with GAAP in all material respects.

3.24 Intellectual Property.  Omega and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business as currently conducted that is material to Omega and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect on Omega, (i) Intellectual Property used in the conduct of its business as currently conducted that is material to Omega and its Subsidiaries does not, to the knowledge of Omega, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Omega or any Subsidiary acquired the right to use any Intellectual Property; and (ii) neither Omega nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Omega and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means registered trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof; all letters patent of the United States, all reissues and extensions thereof, and all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof; all registered copyrights arising under the laws of the United States and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office; all rights to obtain any reissues, renewals or extensions of the foregoing, and all causes of action for infringement of the foregoing.

3.25 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Section 3.25 of the Omega Disclosure Schedule, each Loan on the books and records of Omega and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Omega, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) Omega has set forth in Section 3.25 of the Omega Disclosure Schedule as to Omega and each Omega Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Omega’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to Omega’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by Omega, a Omega Subsidiary or an applicable regulatory authority; (C) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of Omega or a Omega Subsidiary, or to the knowledge of Omega, any Person controlling, controlled by or under common control with any of the foregoing.

3.26 Fiduciary Accounts.  Omega and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Omega nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Omega’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.27 Allowance For Loan Losses.  Omega Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of Omega, is adequate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to Omega (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to Omega as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Omega.

(c) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of September 30, 2007 60,555,834 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value (the “FNB Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of September 30, 2007 shares of FNB Common Stock were held in FNB’s treasury. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 8,103,789 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and 53,000 shares of FNB Common Stock available for issuance upon conversion of outstanding convertible notes assumed by FNB from Legacy Bank. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the FNB Stock Plans, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FNB. The Board of Directors of FNB has determined that this Agreement and the transactions contemplated hereby are in the best interests of FNB and its shareholders, and has directed that a proposal to issue shares of FNB Common Stock under this Agreement and the transactions contemplated by this Agreement be submitted to FNB’s shareholders for approval and adoption at a duly held meeting of such shareholders and, except for the approval of such proposal by the affirmative vote of a majority of the votes cast by all holders of shares of FNB Common Stock at such meeting at which a quorum is present, and provided that the total votes cast on the proposal represents over 50% of the shares of FNB Common Stock entitled to vote on the proposal, no other corporate proceedings on the part of FNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by Omega, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the terms or provisions of this Agreement, will violate any provision of the FNB Charter or the FNB Bylaws or assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of the Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC or the PA DOB and the Federal Reserve Board and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of Nasdaq or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, (viii) the approval of the issuance of FNB Common Stock in connection with the Merger and the transactions contemplated by this Agreement by the requisite vote of the shareholders of FNB and (ix) filings, if any, required as a result of the particular status of Omega, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions contemplated by this Agreement.

4.5 Reports.  FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2005. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNB since January 1, 2005.

4.6 Financial Statements.  (i) FNB has previously made available to Omega copies of the consolidated balance sheet of FNB and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (as amended prior to the date hereof, the “FNB 2006 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent registered public accountants with respect to FNB for the years ended December 31, 2004, 2005 and 2006, and (ii) FNB will make available to Omega when filed with the SEC copies of the unaudited consolidated balance sheet of FNB and its Subsidiaries as of September 30, 2006 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the three- and nine-month periods then ended, as reported in FNB’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (the “FNB 10-Q”). The December 31, 2006 consolidated balance sheet of FNB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of FNB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees.  Neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than UBS Securities LLC, all of the fees and expenses of which shall be the sole responsibility of FNB.

4.8 Absence of Certain Changes or Events.  Since December 31, 2006, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.12) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have (except in connection with the negotiation and execution and delivery of this Agreement) carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries.

4.10 Taxes and Tax Returns.  Each of FNB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes (whether or not shown on any Tax Return) that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending (including any notice received of an intent to conduct an audit or examination), or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where the FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries). Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FNB) or (B) has any liability for the Taxes of any Person (other than FNB or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating t o Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective

Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). Omega has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning January 1, 2004 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) for periods (or portions thereof) ending on or before the Closing Date.

4.11 Employee Benefits.  For purposes hereof, the following terms shall have the following meaning:

“FNB Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a written contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“FNB Plan” means any FNB Benefit Plan other than a Multiemployer Plan.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all material FNB Benefit Plans and all material FNB Employment Agreements.

(b) With respect to each FNB Plan, FNB has delivered or made available to Omega a true, correct and complete copy of: (i) each writing constituting a part of such FNB Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. FNB has delivered or made available to Omega a true, correct and complete copy of each material FNB Employment Agreement.

(c) All material contributions required to be made to any FNB Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FNB Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Plans. Each FNB Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or FNB is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. No trust funding any FNB Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of FNB, none of FNB and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the FNB Plans or their related trusts, FNB, any of its Subsidiaries or any person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each FNB Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such FNB Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such FNB Plan and, to FNB’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of FNB and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 SEC Reports.  FNB has previously made available to Omega an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2005 by FNB with the SEC pursuant to the Securities Act or the Exchange Act (the “FNB Reports”) and prior to the date of this Agreement, as of the date of such FNB Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2005, as of their respective dates, all FNB Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.13 Compliance with Applicable Law.  FNB and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and since January 1, 2005, have complied in all respects with and are not in default in any respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to FNB or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB.

4.14 Contracts.  Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries taken as a whole, (i) none of FNB nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.15 Agreements with Regulatory Agencies.  Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2005, by any

Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. To the knowledge of FNB, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any such bank Subsidiary is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.16 Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FNB included in the FNB 10-Q (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated thereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, since September 30, 2007, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on FNB.

4.17 Environmental Liability.

(a) To FNB’s Knowledge, (A) FNB and its Subsidiaries are in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, or any property in which FNB or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“FNB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither FNB nor any of its Subsidiaries could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any FNB Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither FNB nor any of its Subsidiaries has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither FNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving FNB or any of its Subsidiaries, any currently or formerly owned or operated property, or any FNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against FNB or any of its Subsidiaries, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any FNB Loan Property, (H) FNB has set forth in the FNB Disclosure Schedule and made available to Omega copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to FNB, its Subsidiaries and any currently owned or operated property of FNB which were prepared in the last five years and (I) FNB has made available to Omega copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding FNB Loan and which were prepared for FNB in the last five years.

(b) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FNB, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.18 Reorganization.  As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Section 4.19 of the FNB Disclosure Schedule, each Loan on the books and records of FNB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.20 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to FNB’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of FNB or a FNB Subsidiary, or to the knowledge of FNB, any Person controlling, controlled by or under common control with any of the foregoing.

4.20 Fiduciary Accounts.  FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.21 Allowance for Loan Losses.  FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and Omega shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

(b) Omega agrees that between the date hereof and the Effective Time, a representative of FNB shall be permitted to be an observer at the meetings of the Loan Committee of Omega’s Board of Directors.

5.2 Omega Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Omega Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Omega shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FNB, which shall not be unreasonably withheld:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of Omega to Omega or any direct or indirect wholly owned Subsidiary of Omega, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends with customary record dates and payment dates and not to exceed $.31 per share on Omega Common Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Omega or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Omega Common Stock upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms, including the withholding of shares of Omega Common Stock to satisfy the exercise price or Tax withholding);

(b) grant any stock options, restricted stock units or other equity-based award with respect to shares of Omega Common Stock under any of the Omega Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or other securities (other than the issuance of Omega Common Stock upon the exercise of Omega Stock Options or settlement of Omega RSUs that are outstanding as of the date hereof in accordance with their present terms);

(c) amend the Omega Articles, Omega Bylaws or other comparable organizational documents;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;

(f) except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Omega or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $500,000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Omega or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

(g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(h) change in any material respects its underwriting, operating, investment or risk management or other similar policies of Omega or any of its Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of Omega or its Subsidiaries containing (i) any restriction on the ability of Omega and its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on Omega or its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, in engaging in any type of activity or business;

(k) incur any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which Omega directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Authority or Governmental Entity in respect of the operations of its business, except as required by law;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $100,000 individually or $500,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(o) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of FNB (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(q) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

(r) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(s) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Omega and classified as “substandard,” “doubtful” or “loss” or such Loan is in an amount in excess of $500,000 and classified as “special mention” without the approval of FNB, or make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to Omega Bank in an aggregate amount in excess of $1,000,000 on an unsecured basis or undersecured, or make any fully secured Loan or Loans to any Person (except for any Loan secured by a first mortgage on single family owner-occupied real estate) if, immediately after making a secured Loan, such Person would be indebted to Omega Bank in an aggregate amount in excess of $5,000,000 or, without approval of FNB, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $1,000,000 or in any event if such Loan does not conform with Omega Bank’s Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from Omega Bank shall be deemed as the approval of FNB to make such Loan or Loans;

(t) Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Omega or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable Omega incentive plan, or accelerate the vesting of any unvested stock options, except:

(i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3.5%, provided, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than 5%, unless mutually agreed to by Omega and FNB;

(ii) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code;

(iii) to pay the amounts or to provide payments under plans and/or commitments set forth in the Omega Disclosure Schedule;

(iv) for retention bonuses to such persons and in such amounts as are mutually agreed by FNB and Omega;

(v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Section 5.2 of the Omega Disclosure Schedule; or

(vi) for grants of awards to newly hired employees consistent with past practice.

(u) Hire any person as an employee of Omega or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 5.2 of the Omega Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Section 5.2 of the Omega Disclosure Schedule or (iii) to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of Omega or a Subsidiary of Omega, as applicable, provided, however, that such total compensation for any one employee may not exceed $60,000; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 FNB Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Omega:

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to Omega or its shareholders or those that would not impede FNB’s ability to consummate the transactions contemplated hereby;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions contemplated by this Agreement;

(e) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4 No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give FNB, directly or indirectly, the right to control or direct Omega’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of FNB and Omega shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its (and its respective Subsidiaries) respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare the Registration Statement to be filed by FNB with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Joint Proxy Statement and prospectus and other proxy solicitation materials of Omega and FNB constituting a part thereof and all related documents. Omega shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Omega, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. Omega agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Joint Proxy Statement. As long as Omega has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Joint Proxy Statement with the SEC as promptly as reasonably practicable. Each of Omega and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Omega and FNB shall each promptly mail at its expense the Joint Proxy Statement to its respective shareholders.

(b) Each of Omega and FNB agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Omega and FNB agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Omega and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of Omega and/or FNB.

(c) FNB agrees to advise Omega, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Omega and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Omega or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a material adverse effect on FNB and its Subsidiaries (including the Surviving Company after giving effect to the Merger) taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, Omega agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Omega and FNB following consummation of the Merger.

(e) Each of FNB and Omega shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, Omega or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and Omega shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) Press Releases.  Omega and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the OCC, the NYSE or FINRA. In addition, the Chief Executive Officers of Omega and FNB shall be permitted to respond to appropriate questions about the Merger from the press. Omega and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Omega and FNB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Omega shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither Omega nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approval.

(a) Omega shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Omega Shareholder Meeting”), and shall use its reasonable best efforts to cause its meeting to occur as soon as reasonably practicable. Subject to Section 6.13, the Board of Directors of Omega shall recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, by Omega’s shareholders and shall include such recommendation in the Joint Proxy Statement (the “Omega Recommendation”). Without limiting the generality of the foregoing, Omega’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Omega of any Acquisition Proposal (as defined in Section 6.13(e)). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, Omega’s obligations pursuant to the first sentence of this Section 6.3(a) shall terminate.

(b) FNB shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “FNB Shareholder Meeting”), and shall use its reasonable best efforts to cause its meeting to occur as soon as reasonably practicable. The Board of Directors of FNB shall recommend that FNB’s shareholders vote in favor of approval and adoption of this Agreement, the Merger, including the issuance of the shares of FNB Common Stock in connection therewith and the other transactions contemplated hereby (the “FNB Proposal”). FNB shall include such recommendation in the Joint Proxy Statement (the “FNB Recommendation”). The Board of Directors of FNB shall use commercially reasonable efforts to obtain such approval. The FNB Proposal shall be submitted to the shareholders of FNB at the FNB Shareholder Meeting for the purpose of approving the issuance of shares of FNB Common Stock in connection with the Merger. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, FNB’s obligations pursuant to the first sentence of this Section 6.3(b) shall terminate.

6.4 Commercially Reasonable Efforts; Cooperation.  Each of Omega and FNB agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.

6.5 Affiliates.  Omega shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Omega to deliver to FNB, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit B.

6.6 NYSE Approval.  FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of Omega and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FNB of general applicability with the exception of FNB’s defined benefit pension plan (the “FNB Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of Omega and its Subsidiaries in the FNB Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of Omega and its Subsidiaries until such employees are permitted to participate in the FNB Plans and provided further, however, that nothing contained herein shall require FNB or any of its Subsidiaries to make any grants to any former employee of Omega under any discretionary equity compensation plan of FNB. FNB shall cause each FNB Plans in which employees of Omega and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits under the FNB Plans, the service of such employees with Omega and its Subsidiaries to the same extent as such service was credited for such purpose by Omega, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Omega and its Subsidiaries that correspond to FNB Plans until employees of Omega and its Subsidiaries are included in such FNB Plans, nothing herein shall limit the ability of FNB to amend or terminate any of Omega’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, and except as otherwise provided in Section 6.7(d) FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Omega and its Subsidiaries and current and former directors of Omega and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of Omega that are set forth on Schedule 6.7(b) of the Omega Disclosure Schedule, subject to the receipt of any necessary approval from any Governmental Entity. The severance or termination payments that are payable pursuant to such agreements, plans or policies of Omega are set forth on Schedule 6.7(b) of the Omega Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of Omega or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.7(b) of the FNB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.7(b) will be taken into account under the terms of any applicable severance policy of FNB or its Subsidiaries.

(c) At such time as employees of Omega and its Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Immediately prior to the Effective Time, Omega shall, at the written request of FNB, freeze or terminate such of the Omega Benefit Plans as is requested by FNB, including Omega’s 401(k) Plan.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Omega or any of its Subsidiaries or who is or was serving at the request of Omega or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Omega or any of its Subsidiaries or was serving at the request of Omega or any of its Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable law, the Omega Articles, the Omega Bylaws and any agreement set forth in Section 6.8 of the Omega Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Omega Articles or the Omega Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the Omega Articles or the Omega Bylaws, as the case may be, shall be made by independent legal counsel (whose fees and expenses shall be paid by FNB and the Surviving Company) selected by such Indemnified Person and reasonably acceptable to FNB; and provided further that nothing in this Section 6.8 shall impair any rights or obligations of any current or former director or officer of Omega or its Subsidiaries, including pursuant to the respective organizational documents of Omega, or their respective Subsidiaries, under the PBCL or otherwise.

(c) Prior to the Effective Time, Omega shall obtain at the expense of FNB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby, covering the Indemnified Persons who are currently covered by Omega’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of Omega or single premium tail coverage with policy limits equal to Omega’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Omega for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.8(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnified Persons than Omega’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of Omega, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.10 Advice of Changes.  Each of FNB and Omega shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11 Dividends.  After the date of this Agreement, Omega shall coordinate with FNB the declaration of any dividends in respect of Omega Common Stock and the record dates and payment dates relating thereto such that holders of Omega Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Omega Common Stock and any shares of FNB Common Stock any such holder receives in exchange therefor in the Merger.

6.12 Exemption from Liability Under Section 16(b).  Prior to the Effective Time, FNB and Omega shall take such steps as may be required to cause any acquisitions or dispositions of capital stock of FNB or Omega (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Omega to be exempt under Rule 16b-3 of the 1934 Act.

6.13 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.13, Omega will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Omega Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined in Section 6.13(e)(i)) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Omega or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Omega or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything herein to the contrary, Omega and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of Omega shall not withdraw or modify in a manner adverse to FNB the Omega Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal (as defined in Section 6.13(e)(ii)) by any such third party, if and only to the extent that (x) Omega’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, Omega’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Omega than those contained in the Confidentiality Agreement between Omega and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 72 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, Omega promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the Omega Recommendation (the “Change in Omega Recommendation”) if Omega’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law.

(c) Omega will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) Omega agrees that it will, and will cause the Omega Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial (i.e., 20% or more) portion of the net revenues, net income or net assets of Omega and its Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of Omega Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of Omega Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of Omega Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of Omega Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of Omega Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Omega or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Omega other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Omega Common Stock then outstanding or all or substantially all of Omega’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Omega in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Omega in its good faith judgment believes to be more favorable to Omega than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Omega and (C) is reasonably capable of being completed.

(f) If a Payment Event (as defined in Section 6.13(g)) occurs, Omega shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $15,000,000 (the “Break-up Fee”), provided, however, that if a Payment Event occurs, Omega shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f)(i);

(ii) the termination of this Agreement by Omega pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of Omega Common Stock and Omega shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of Omega recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(e)(i), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Omega enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of Omega and its Subsidiaries, taken as a whole; or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Omega Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(h) Omega acknowledges that the agreements contained in Section 6.13(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event Omega fails to pay to FNB the Break-up Fee, promptly when due, Omega shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.14 Transition.  Commencing following the date hereof, FNB and Omega shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of Omega and its Subsidiaries with the businesses of FNB and its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Omega and its Subsidiaries in the ordinary course of business and applicable law, Omega shall cause the employees and officers of Omega and its Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.15 Certain Post-Closing Matters.

(a) FNB shall take all action necessary to appoint or elect, effective as of the Effective Time, as directors of FNB the Omega Designees. Such persons shall fill vacancies on the FNB Board of Directors in classes to be mutually agreed upon by FNB and Omega and shall serve until their successors are elected and qualified. Consistent with the fiduciary duties of the FNB Board, FNB agrees that to the extent that any Omega Designee dies or becomes incapacitated or is unwilling to serve prior to the Effective Time, Omega and FNB shall mutually agree upon a substitute person to serve as successor, and provided that such person is reasonably acceptable to the FNB Board, such person shall be appointed to fill the vacancy so created. Consistent with its fiduciary duties, the FNB Board of Directors agrees to recommend the Omega Designees for nomination as the FNB Board of Directors at the annual meeting of FNB’s shareholders at which their respective terms shall expire.

(b) FNB agrees to take all action necessary to appoint or elect, effective as of the Effective Time, as directors of FNB Bank four current members of the Board of Directors of Omega (the “Omega Bank Designees”) as are mutually agreed by FNB and Omega. Each of the Omega Bank Designees shall serve until the election of his or her successor. FNB agrees to cause the FNB Bank Board to recommend the annual reelection of the Omega Bank Designees through FNB Bank’s annual meeting of shareholders in 2010.

(c) FNB shall cause FNB Bank to establish and maintain for at least three years after the Effective Date a community advisory board of directors (the “Omega Advisory Board”). The Omega Advisory Board shall be formed by FNB Bank and be operated in a manner that is consistent with FNB Bank’s past practices with respect to its existing community advisory boards. For not less than two years following the Effective Date, the membership of the Omega Advisory Board shall consist of the current members of the Omega Board of Directors, subject to confirmation of such initial members by the Nominating and Corporate Governance Committee of FNB.

(d) (a) From and after the Effective Time, FNB shall cause FNB Bank to establish a new region that will consist of certain central and northeastern Pennsylvania branches of Omega and, at FNB’s discretion, FNB Bank.

(e) The commitments set forth in this Section 6.15 shall survive the Effective Time as reflected in a formal resolution of the FNB Board and the FNB Bank Board to be reflected in the minutes of FNB as the Surviving

Company of the Merger and FNB Bank as the Surviving Bank in the Bank Merger. The members of the Omega Advisory Board shall be deemed to be third party beneficiaries of the commitments set forth in this Section 6.15.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of Omega Common Stock entitled to vote thereon and this Agreement and the Merger contemplated thereby, including the issuance of shares of FNB Common Stock under this Agreement and the Merger contemplated hereby, shall have been approved by the requisite affirmative vote of the holders of FNB Common Stock entitled to vote thereon.

(b) NYSE Listing.  The shares of FNB Common Stock to be issued to the holders of Omega Common Stock upon consummation of the Merger shall have been authorized for quotation on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals.  All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger.  The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Omega contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Omega contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on Omega; and FNB shall have received a certificate signed on behalf of Omega by the Chief Executive Officer or the Chief Financial Officer of Omega to the foregoing effect.

(b) Performance of Obligations of Omega.  Omega shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and FNB shall have received a certificate signed on behalf of Omega by the Chief Executive Officer or the Chief Financial Officer of Omega to such effect.

(c) Federal Tax Opinion.  FNB shall have received the opinion of its counsel, Duane Morris LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Omega and FNB, reasonably satisfactory in form and substance to it.

(d) Environmental Reports.  At the request of FNB, Omega shall have furnished FNB with a Phase I environmental study with respect to all real property owned by Omega or any of its Subsidiaries (which Phase I environmental study shall be at the sole cost and expense of FNB), the findings of which shall be commercially acceptable to FNB who shall not unreasonably withhold such acceptance.

(e) No Materially Burdensome Regulatory Condition.  None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligation of Omega to Effect the Merger.  The obligation of Omega to effect the Merger is also subject to the satisfaction or waiver by Omega, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB; and Omega shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

(b) Performance of Obligations of FNB.  FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Omega shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.

(c) Federal Tax Opinion.  Omega shall have received the opinion of its counsel, Blank Rome LLP, in form and substance reasonably satisfactory to Omega, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Omega and FNB, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent.  By the mutual consent in writing of FNB and Omega if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of Omega contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) Omega shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after Omega has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2008.

(ii) By Omega, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by Omega of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from Omega of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2008.

(c) Delay.  By FNB or Omega, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on June 30, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval.  By FNB or Omega, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No Omega or FNB Shareholder Approval.

(i) By FNB, or by Omega provided that Omega shall not be in material breach of any of its obligations under Section 6.3(a), if any approval of the shareholders of Omega contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Omega Shareholder Meeting or at any adjournment or postponement thereof.

(ii) By Omega, or by FNB provided that FNB shall not be in material breach of any of its obligations under Section 6.3(b), if any approval of the shareholders of FNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the FNB Shareholder Meeting or any adjournment or postponement thereof.

(f) Failure to Recommend.

(i) At any time prior to the Omega Shareholder Meeting, by FNB if (i) Omega shall have breached Section 6.13(a) in any respect materially adverse to FNB, (ii) the Omega Board of Directors shall have failed to make the Omega Recommendation or shall have effected a Change in Omega Recommendation, (iii) the Omega Board shall have recommended approval of an Acquisition Proposal or (iv) Omega shall have materially breached its obligations under Section 6.3(a) by failing to call, give notice of, convene and hold the Omega Shareholder Meeting.

(ii) At any time prior to the FNB Shareholder Meeting, by Omega if (i) the FNB Board of Directors shall have failed to make the FNB Recommendation or (ii) FNB shall have materially breached its obligations under Section 6.3(b) by failing to call, give notice of, convene and hold the FNB Shareholder Meeting.

(g) Superior Proposal.  At any time prior to the date of mailing of the Joint Proxy Statement, by Omega in order to enter concurrently into an Acquisition Proposal that has been received by Omega and the Omega Board of Directors in compliance with Sections 6.13 (a) and (b) and that Omega’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Omega pursuant to this Section 8.1(g) only after the fifth business day following Omega’s provision of written notice to FNB advising FNB, that the Omega Board of Directors is prepared to accept a Superior Proposal (it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to Section 8.1(g)) and only if (i) during such five-business day period, Omega has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Omega’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until Omega has paid the Break-up Fee to FNB.

8.2 Effect of Termination.  In the event of termination of this Agreement by either FNB or Omega as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.13(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment.  Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of Omega or the shareholders of FNB; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Omega and FNB, there may not be, without further approval of their shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Omega and FNB, there may not be, without further approval of their shareholders, any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Omega Common Stock and the holders of FNB Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I , II and IX and Sections 6.7, 6.8, 6.9 and 6.15.

9.3 Expenses.

(a) Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Joint Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Omega and FNB, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i);

(ii) Omega pursuant to Section 8.1(b)(ii);

(iii) FNB pursuant to Section 8.1(e)(i); or

(iv) Omega pursuant to Section 8.1(e)(ii),

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to Omega, to:

Omega Financial Corporation
366 Walker Drive
State College, PA 16801
Attention: Donita R. Koval
Facsimile:

with a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, PA 19006
Attention: Lawrence R. Wiseman, Esq.
Facsimile: (215) 832-5549

(b) if to FNB, to:

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Attention: Stephen J. Gurgovits
Facsimile (724) 983-3515

with a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Frederick W. Dreher, Esq.
Facsimile: (215) 979-1213

9.5 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Omega Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement.  This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction.

(a) This Agreement, the Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability.  Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on Omega or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 and 6.15, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and Omega Financial Corporation have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits,
President and Chief Executive Officer

OMEGA FINANCIAL CORPORATION

By:	/s/ Donita R. Koval
Donita R. Koval,
President and Chief Executive Officer

EXHIBIT A

FORM OF AGREEMENT OF MERGER

Agreement of Merger, dated as of November   , 2007, by and between First National Bank of Pennsylvania (“FNB Bank”) and Omega Bank (“Omega Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Agreement”) dated as of November 8, 2007 between F.N.B. Corporation (“Buyer”) and Omega Financial Corporation (“Omega”).

WlTNESSETH:

WHEREAS, Omega Bank is a Pennsylvania banking institution and a wholly owned subsidiary of Omega; and

WHEREAS, FNB Bank is a national association and a wholly owned subsidiary of Buyer; and

WHEREAS, Buyer and Omega have entered into the Agreement, pursuant to which Omega will merge with and into Buyer (the “Buyer Merger”); and

WHEREAS, Omega Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Buyer Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger.  Subject to the terms and conditions of the Agreement and this Agreement of Merger, at the Effective Time (as defined in Section 2), Omega Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States and of the Commonwealth of Pennsylvania. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time.  The Bank Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the “OCC”) and Articles of Merger are filed with the Pennsylvania Department of State (the “Department”) unless a later date and time is specified as the Effective Time in such Articles of Combination and Articles of Merger (the “Effective Time”).

3. Charter; Bylaws.  The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices.  The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time. All branch offices of Omega Bank and FNB Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices that may be authorized by Omega Bank, FNB Bank, the OCC or the Department after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of Omega Bank and FNB Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by Omega Bank, FNB Bank, the OCC and the Department after the date hereof.

5. Directors and Executive Officers.  Upon consummation of the Merger, (i) the directors of the Surviving Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and, as provided for in Section 6.15 of the Agreement, three directors of Omega Bank shall be appointed as directors of the Surviving Bank to serve until the first annual meeting of shareholders following the Effective Time and (ii) the executive officers of the Surviving Bank shall be the executive officers of FNB Bank immediately prior to the Effective Time.

6. Effects of the Merger.  Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and the Pennsylvania Banking Code and other applicable law:

(a) all rights, franchises and interests of Omega Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Omega Bank immediately prior to the Effective Time; and

(b) the Surviving Bank shall be liable for all liabilities of Omega Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Omega Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.  Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding. At the Effective Time, each share of Omega Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Omega Bank capital stock held in the treasury of Omega Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Omega Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Agreement of Merger, Omega Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Bank are fully authorized in the name of Omega Bank or otherwise to take any and all such action.

9. Counterparts.  This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law.  This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States and the Commonwealth of Pennsylvania.

11. Amendment.  Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of FNB Bank and Omega Bank at any time prior to the Effective Time.

12. Waiver.  Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment.  This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination.  This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals.  This Agreement of Merger shall be subject to the approval of Buyer as the sole shareholder of FNB Bank and Omega as the sole shareholder of Omega Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and Omega Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC and the Department as may be required by applicable laws and regulations.

16. Conditions Precedent.  The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by Buyer as the sole shareholder of FNB Bank and Omega as the sole shareholder of Omega Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Omega Bank as offices of the Surviving Bank and (iv) the consummation of the Buyer Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement.  Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 5.33 are met.

IN WITNESS WHEREOF, each of FNB Bank and Omega Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By: /s/
Gary J. Roberts,
President and Chief Executive Officer

OMEGA BANK

By: /s/
Donita R. Koval,
President and Chief Executive Officer

SCHEDULE I

EXHIBIT B

FORM OF AFFILIATES LETTER

          , 2007
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

I have been advised that I may be deemed an “affiliate” of Omega Financial Corporation, a Pennsylvania corporation (“Omega”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of November   , 2007 (the “Agreement”), between F.N.B. Corporation, a Florida corporation (“Buyer”) and Omega, Omega plans to merge with and into Buyer (the “Merger”).

I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $.01 per share, of Buyer (“Buyer Common Stock”) in exchange for shares of common stock, par value $5.00 per share, of Omega (“Omega Common Stock”).

I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock, to the extent I felt necessary, with my counsel or counsel for Omega.

I represent, warrant and covenant with and to Buyer with respect to the shares of Buyer Common Stock I receive as a result of the Merger:

I shall not make any sale, transfer or other disposition of such shares of Buyer Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Buyer or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that Buyer is under no obligation to register the sale, transfer or other disposition of shares of Buyer Common Stock by me or on my behalf under the Securities Act.

I understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to shares of Buyer Common Stock issued to me in connection with the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in connection with the merger of Omega Financial Corporation with and into F.N.B. Corporation, on          , 2008 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be sold, transfered or otherwise disposed of only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation.

I understand that, unless transfer by me of the Buyer Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act., each person to which any of such shares or any interest in any of such shares is or may be transferred shall execute and deliver to FNB an agreement to be bound by the terms of this letter. I also understand that, unless transfer by me of the Buyer Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the

Securities Act, Buyer reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate were acquired from [SHAREHOLDER] who, in turn, received such shares in connection with the merger of Omega Financial Corporation with and into F.N.B. Corporation on          , 2008 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be sold, transferred or otherwise disposed of only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation..”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I or my transferee shall have delivered to Buyer (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Buyer that the Buyer Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

By acceptance hereof, Buyer agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to sell, transfer or otherwise dispose of any Buyer Common Stock issued to me in the Merger.

I further understand and agree that the provisions of Rule 145 and this letter shall apply to all shares of Buyer Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative collectively owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative beneficially owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger and I further represent, warrant and covenant with and to Buyer that I will have, and will cause each of such persons to have, all shares of Omega Common Stock owned, other than shares held through tax qualified retirement or benefit plans, by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house. I and the “persons” listed in (i) through (iv) above own, beneficially or of record, in the capacities indicated, the number of shares of Omega Common Stock set forth on Appendix A attached hereto.

It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

This letter and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Omega as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Acknowledged this   day of          , 2007.

F.N.B. CORPORATION

By:
[name]
[title]

Appendix A

Number of Shares of Omega Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record (specify if owned beneficially or of record)

EXHIBIT C

FORM OF VOTING AGREEMENT

November 8, 2007
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

F.N.B. Corporation (“FNB”) and Omega Financial Corporation (“Omega”) have entered into an Agreement and Plan of Merger dated as of November 8, 2007 (the “Agreement”) whereby Omega will merge with and into FNB (the “Merger”) and shareholders of Omega will receive 2.022 shares (subject to adjustment) of FNB common stock for each share of Omega common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

A condition to FNB’s obligations under the Agreement is that I execute and deliver this Letter Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Omega common stock over which I have sole voting power, and will use my commercially reasonable efforts to cause any shares of Omega common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(b) On or prior to the record date for the meeting of the Omega shareholders to vote on approval and adoption of the Agreement and the transactions contemplated thereby, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of Omega common stock over which I have sole dispositive power, and (ii) to use my commercially reasonable efforts to not permit the offer, sale, transfer or other disposition of any shares of Omega common stock over which I have shared dispositive power, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

(c) I have beneficial ownership over the number of shares of Omega common stock, and hold stock options and restricted stock units for the number of shares of Omega common stock, if any, set forth in Appendix A hereto.

(d) I agree that Omega shall not be bound by any attempted sale of any shares of Omega common stock over which I have sole voting and dispositive power, and Omega’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e) I agree that, if I exercise any options to purchase Omega common stock, I will not sell any of the shares of Omega common stock so acquired except as part of a cashless exercise transaction from the date of such exercise until the Effective Time.

(f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g) I may transfer any or all of the shares of Omega common stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of Omega common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

I am signing this Letter Agreement solely in my capacity as a shareholder of Omega, as an optionholder if I am an optionholder and as a holder of restricted stock units if I hold restricted stock units, and not in any other capacity, such as a director or officer of Omega or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Omega common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Omega’s Board of Directors or as an officer of Omega, acting in my capacity as a director, officer or fiduciary of Omega or as fiduciary of any trust of which I am not a beneficiary.

This Letter Agreement shall be effective upon acceptance by FNB.

This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Letter Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement.

This Letter Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

Date:
Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By: Stephen J. Gurgovits President and Chief Executive Officer

Address

Facsimile:

Appendix A

Number of Shares, and Shares Subject to Stock Options and Restricted Stock Units, Held:

Shares:

This amount includes:

  shares over which I have sole voting power

  shares over which I have shared voting power

  shares over which I have sole dispositive power

  shares over which I have shared dispositive power

Options:

Restricted Stock Units:

APPENDIX B

[LETTERHEAD OF UBS SECURITIES LLC]

November 8, 2007

The Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Dear Members of the Board:

We understand that F.N.B. Corporation, a Florida corporation (“F.N.B.”), is considering a transaction whereby Omega Financial Corporation, a Pennsylvania corporation (“Omega”), will merge with and into F.N.B. (the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, an execution form of which was provided to us on November 8, 2007 (the “Agreement”), between Omega and F.N.B., each outstanding share of the common stock, par value $5.00 per share, of Omega (“Omega Common Stock”) will be converted into the right to receive 2.022 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of F.N.B. (“F.N.B. Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to F.N.B. of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to F.N.B. in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of F.N.B. and Omega and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to F.N.B. or F.N.B.’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. We express no opinion as to what the value of F.N.B. Common Stock will be when issued pursuant to the Transaction or the prices at which F.N.B. Common Stock or Omega Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the execution form that we have reviewed, (ii) F.N.B. and Omega will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on F.N.B., Omega or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Omega and F.N.B., including, for Omega, publicly available financial forecasts and estimates for calendar year 2007 and, for F.N.B., publicly available financial forecasts and estimates for calendar years 2007 and 2008 and publicly available long-term earnings growth rate estimates; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Omega that were provided to us by the managements of F.N.B. and Omega and not publicly available, including financial forecasts and estimates for Omega prepared by the management of F.N.B. for periods beyond calendar year 2007; (iii) reviewed, for F.N.B., financial forecasts and estimates for calendar years 2009 and 2010 that were extrapolated, as directed by the management of F.N.B., from the publicly available financial forecasts and estimates for calendar year 2008, and the publicly available long-term earnings growth rate estimates, for F.N.B. referred to above; (iv) reviewed certain estimates of synergies prepared by the management of F.N.B. that were provided to us by F.N.B. and not publicly

B-1

The Board of Directors
F.N.B. Corporation
November 8, 2007

available; (v) conducted discussions with members of the senior managements of F.N.B. and Omega concerning the businesses and financial prospects of Omega and F.N.B.; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of F.N.B. Common Stock and Omega Common Stock; (ix) considered certain pro forma effects of the Transaction on F.N.B.’s financial statements; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of F.N.B. or Omega, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for Omega prepared by the management of F.N.B., synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of F.N.B. as to the future financial performance of Omega and such synergies and pro forma effects. With respect to the publicly available financial forecasts and estimates for Omega and F.N.B., and the extrapolated financial forecasts and estimates for F.N.B., referred to above, we were advised by the management of F.N.B. and we have assumed, at your direction, that they represent reasonable estimates and judgments as to the future financial performance of Omega and F.N.B. for the periods reflected therein and are appropriate for us to utilize in our analyses. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We are not experts in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such allowances for F.N.B. and Omega are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to F.N.B.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC
UBS SECURITIES LLC

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APPENDIX C

November 8, 2007

The Board of Directors
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Omega Financial Corporation (“Omega”) of the Exchange Ratio, as defined below, in the proposed merger (the “Merger”) of Omega with and into F.N.B. Corporation (“FNB”), pursuant to the Agreement and Plan of Merger, dated as of November 8, 2007, between Omega and FNB (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of Omega Common Stock, par value $5.00 per share, will be converted into 2.022 shares of FNB Common Stock, par value $0.01 per share, (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Omega and FNB, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Omega and FNB for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Omega. We have acted exclusively for the Board of Directors of Omega in rendering this fairness opinion and will receive a fee from Omega for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Omega and FNB and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2006 of Omega and FNB; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Omega and FNB and certain other communications from Omega and FNB to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Omega and FNB furnished to us by Omega and FNB for purposes of our analysis. We have also held discussions with senior management of Omega and FNB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Omega and FNB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Omega and FNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such

Keefe, Bruyette & Woods • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

C-1

forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Omega, nor does it address the effect of any other business combination in which Omega might engage. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for Omega and FNB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Omega and FNB, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Omega and FNB; (ii) the assets and liabilities of Omega and FNB; (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of the shares of Omega Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

C-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
          The Florida Business Corporations Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
          The registrant’s articles of incorporation provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the registrant or otherwise, arising out of the service to the registrant or to another organization at the registrant’s request, or because of their positions with the registrant. The registrant’s articles of incorporation further provide that the registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.
          The registrant’s bylaws provide that, to the fullest extent permitted by law, no director of the registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.
Item 21. Exhibits and Financial Statement Schedules.
          The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit ;

2.1	Agreement and Plan of Merger dated as of November 8, 2007 between F.N.B. Corporation and Omega Financial Corporation (included as Appendix A to this joint proxy statement/prospectus)

5.1	Opinion of Duane Morris LLP

8.1	Tax Opinion of Duane Morris LLP

8.2	Tax Opinion of Blank Rome LLP

10.1	Employment Agreement dated as of November 8, 2007 between Donita R. Koval and First National Bank of Pennsylvania

15.1	Acknowledgement of Ernst & Young LLP dated December 12, 2007 to the Board of Directors and Shareholders of F.N.B. Corporation

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Ernst & Young LLP as to Omega Financial Corporation

23.3	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Blank Rome LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page)

99.1	Proxy for Special Meeting of Shareholders of F.N.B. Corporation

Exhibit No.	Description of Exhibit ;

99.2	Proxy for Special Meeting of Shareholders of Omega Financial Corporation

99.3	Consent of UBS Securities LLC

99.4	Consent of Keefe Bruyette & Woods, Inc.
Item 22. Undertakings.
          (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
          (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hermitage, Commonwealth of Pennsylvania, on December 17, 2007.

F.N.B. CORPORATION
By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits
President and Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen J. Gurgovits and Brian F. Lilly, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Mortensen Peter Mortensen	Chairman of the Board	December 17, 2007

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	President, Chief Executive Officer and Director (principal executive officer)	December 17, 2007

Signature	Title	Date

/s/ Brian F. Lilly Brian F. Lilly	Vice President and Chief Financial Officer (principal financial and accounting officer)	December 17, 2007

/s/ William B. Campbell William B. Campbell	Director	December 17, 2007

/s/ Henry M. Ekker Henry M. Ekker	Director	December 17, 2007

/s/ Robert B. Goldstein Robert B. Goldstein	Director	December 17, 2007

/s/ Dawne S. Hickton Dawne S. Hickton	Director	December 17, 2007

/s/ David J. Malone David J. Malone	Director	December 17, 2007

/s/ Harry F. Radcliffe Harry F. Radcliffe	Director	December 17, 2007

Arthur J. Rooney, II	Director	December ___, 2007

/s/ John W. Rose John W. Rose	Director	December 17, 2007

/s/ William J. Strimbu William J. Strimbu	Director	December 17, 2007

/s/ Earl K. Wahl, Jr. Earl K. Wahl, Jr.	Director	December 17, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit ;

2.1	Agreement and Plan of Merger dated as of November 8, 2007 between F.N.B. Corporation and Omega Financial Corporation (included as Appendix A to this joint proxy statement/prospectus)

5.1	Opinion of Duane Morris LLP

8.1	Tax Opinion of Duane Morris LLP

8.2	Tax Opinion of Blank Rome LLP

10.1	Employment Agreement dated as of November 8, 2007 between Donita R. Koval and First National Bank of Pennsylvania

15.1	Acknowledgement of Ernst & Young LLP dated December 12, 2007 to the Board of Directors and Shareholders of F.N.B. Corporation

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of Ernst & Young LLP as to Omega Financial Corporation

23.3	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Blank Rome LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page)

99.1	Proxy for Special Meeting of Shareholders of F.N.B. Corporation

99.2	Proxy for Special Meeting of Shareholders of Omega Financial Corporation

99.3	Consent of UBS Securities LLC

99.4	Consent of Keefe Bruyette & Woods, Inc.